Exhibit 10.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED ABL CREDIT AGREEMENT

Dated as of August 4, 2017

among

NAVISTAR, INC.,

as Borrower,

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.,

as Administrative Agent,

JPMORGAN CHASE BANK, N.A.

and

WELLS FARGO BANK, N.A.,

as Syndication Agents,

BANK OF AMERICA, N.A.,

JPMORGAN CHASE BANK, N.A.,

and

WELLS FARGO BANK, N.A.,

as Joint Lead Arrangers and Joint Book Managers

SECOND AMENDED AND RESTATED ABL CREDIT AGREEMENT

i

SECOND AMENDED AND RESTATED ABL CREDIT AGREEMENT

SECOND AMENDED AND RESTATED ABL CREDIT AGREEMENT

SECOND AMENDED AND RESTATED ABL CREDIT AGREEMENT

SCHEDULES:

Commitment Schedule

Schedule 2.06	- Existing Letters of Credit
Schedule 3.02	- Subsidiaries
Schedule 3.16	- Existing Debt
Schedule 3.17	- Existing Liens
Schedule 3.19	- Insurance

EXHIBITS:

Exhibit A	- Form of Administrative Questionnaire
Exhibit B	- Form of Assignment and Assumption
Exhibit C	- Form of Borrowing Base Certificate
Exhibit D	- Form of Perfection Certificate
Exhibit E	- Form of Letter of Credit Request
Exhibit F	- Form of Borrowing Request

SECOND AMENDED AND RESTATED ABL CREDIT AGREEMENT

SECOND AMENDED AND RESTATED ABL CREDIT AGREEMENT (this “Agreement”), dated as of August 4, 2017, by and among NAVISTAR, INC., a Delaware corporation (the “Borrower”), THE LENDERS (as hereinafter defined) from time to time party hereto, BANK OF AMERICA, N.A., as administrative agent for the Lenders hereunder (“Bank of America” or, together with any successor administrative agent appointed pursuant hereto, in such capacity and including any permitted successor or assign, the “Administrative Agent”), JPMORGAN CHASE BANK, N.A. and WELLS FARGO BANK, N.A. as co-syndication agents (collectively, the “Syndication Agents”), BANK OF AMERICA, N.A., JPMORGAN CHASE BANK, N.A. and WELLS FARGO BANK, N.A., as joint lead arrangers (in such capacity and including any permitted successor or assign, the “Joint Lead Arrangers”), and BANK OF AMERICA, N.A., JPMORGAN CHASE BANK, N.A. and WELLS FARGO BANK, N.A. as joint book managers (in such capacity, the “Joint Book Managers”).

PRELIMINARY STATEMENTS

The parties hereto are entering into this Agreement in order to amend and restate the Existing Senior Credit Agreement (as defined below). Upon satisfaction (or waiver in accordance with Section 9.02) of the conditions set forth herein, the Existing Senior Credit Agreement shall be amended and restated in its entirety in the form of this Agreement, with the effect provided in Section 9.24 hereof.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2009 Senior Note Indenture” means the Indenture, dated as of October 28, 2009, by and among Navistar International, Borrower and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Account” has the meaning assigned to such term in the Security Agreement.

“Account Debtor” has the meaning assigned to such term defined in accordance with the UCC in effect in the State of New York from time to time.

“ACH” means automated clearing house transfers.

“Additional Discretionary Loans” has the meaning assigned to such term in Section 9.22(c).

“Additional Indenture” has the meaning assigned to such term in the definition of Permitted Additional Senior Notes.

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“Additional Inventory” means certain of Borrower’s raw materials, work-in-process and finished goods consisting of engine and truck inventory, which is acceptable to the Administrative Agent in its sole discretion (but excluding, in any event, Used Truck Inventory). Additional Inventory may, in the sole discretion of the Administrative Agent, be included in the Borrowing Base, subject to (a) due diligence by the Administrative Agent (including field examinations, appraisals, and legal due diligence), (b) granting of a first priority (subject to Permitted Liens arising by operation of law, as described in clauses (a) and (b) of the definition of “Permitted Liens” or similar Liens arising by operation of law which are permitted under Section 6.02(g)) perfected Lien in favor of the Administrative Agent and (c) eligibility criteria to be established by the Administrative Agent in its sole discretion.

“Additional Inventory Component” means the lesser of (a) 65% of Eligible Additional Inventory, valued at the lower of Cost and market value, and (b) 85% of the Net Orderly Liquidation Value of Eligible Additional Inventory (in each case if Eligible Additional Inventory is included in the Borrowing Base in accordance with the definition of Additional Inventory and the other terms hereof).

“Adjusted Excess Availability” means, at any time, (a) Excess Availability at such time plus (b) the amount on deposit in the Designated LC Collateral Account at such time; provided that the amount in this clause (b) shall not exceed the Cash Collateral Cap at such time.

“Adjusted Exposure” means, at any time, (a) the aggregate Exposure at such time minus (b) the amount on deposit in the Designated LC Collateral Account at such time; provided that the amount in this clause (b) shall not exceed the Cash Collateral Cap at such time.

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit A.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.

“Agent Indemnitee” means the Administrative Agent and its Affiliates, and its and their respective officers, directors, employees, agents and attorneys.

“Agent Professionals” means attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by the Administrative Agent in accordance with the terms hereof.

“Agreement” has the meaning assigned to such term in the preamble to this agreement.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount reasonably determined by the Administrative Agent equal to the amount, if any, that would be payable by Borrower to its counterparty to such Hedge Agreement in accordance with its terms as if (a) such Hedge Agreement was being terminated early on such date of determination, and (b) Borrower was the sole “Affected Party.”

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Navistar International, Borrower, or any of their respective Subsidiaries from time to time concerning or relating to bribery or corruption administered or enforced by any Governmental Authority having jurisdiction over Navistar International, Borrower, or any of their respective Subsidiaries.

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“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including the USA PATRIOT Act.

“Applicable Margin” means, for any day, with respect to any Base Rate Loan, 1.75% per annum, and with respect to any LIBOR Loan, 2.75% per annum.

“Applicable Percentage” means, at any time, in the case of any Lender, with respect to Revolving Loans, LC Exposure or Swingline Loans, a percentage equal to a fraction, the numerator of which is such Lender’s Commitment (or, if the Commitments have terminated or expired, such Lender’s Exposure at that time) and the denominator of which is the aggregate Commitments (or, if the Commitments have terminated or expired, the aggregate Exposure at that time); provided that in the case of Section 2.23 when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in any of such calculations.

“Approved Fund” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit B or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Closing Date to but excluding the Maturity Date.

“Availability Reserves” means the sum (without duplication of any other reserve or items that are otherwise addressed or excluded through eligibility criteria as more expressly provided in the last sentence of Section 2.21) of (a) the Inventory Reserve; plus (b) the Banking Services Reserve; plus (c) the Line Reserves; plus (d) the aggregate amount of liabilities secured by Liens upon Collateral (other than Liens solely on Used Truck Collateral) which rank or are capable of ranking prior to or pari passu with the Liens of the Administrative Agent (but imposition of any such Reserve shall not waive an Event of Default arising therefrom) as the Administrative Agent in its Permitted Discretion may elect to impose; plus (e) the Liquidity Block Amount; plus (f) without duplication of any reserve specified in clauses (a) through (e) above, such other reserves of the type reflected in the Borrowing Base Certificate delivered on the Closing Date or otherwise reflected on the form of Borrowing Base Certificate attached as Exhibit C; plus (g) such additional Reserves, in such amounts and with respect to such matters, as the Administrative Agent in its Permitted Discretion may elect to impose from time to time in accordance with Section 2.21.

“Available Commitments” means, at any time, an amount equal to (a) the aggregate Commitments then in effect, minus (b) the Liquidity Block Amount, minus (c) Line Reserves.

“Backstop” means the issuance of a standby letter of credit, in form and substance satisfactory to the Administrative Agent, issued by an issuer satisfactory to the Administrative Agent, in an amount equal to 103% of the stated amount of all outstanding Letters of Credit. “Backstopped” has a correlative meaning. Nothing in this definition shall be deemed a consent by the Administrative Agent or the Lenders to the incurrence by Borrower of Obligations (contingent or otherwise) with respect to any such letter of credit unless such Obligations constitute Debt permitted under Section 6.01 and, if secured, such Obligations are secured by Liens permitted under Section 6.02.

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“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” has the meaning assigned to such term in the preamble to this Agreement.

“Banking Services” means each and any of the following products, services or facilities provided to Borrower by the Administrative Agent, any Lender or any of their Affiliates: (a) Cash Management Services, (b) commercial credit card and merchant card services, (c) stored value cards and treasury management services (including, without limitation, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services) and (d) other banking products or services as may be requested by Borrower, other than Letters of Credit.

“Banking Services Obligations” means any and all Obligations of Borrower, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), owed to a Secured Banking Services Provider in connection with Banking Services provided to Borrower.

“Banking Services Reserve” means the aggregate amount of reserves established by the Administrative Agent from time to time in its Permitted Discretion in respect of Banking Services Obligations.

“Bankruptcy Law” means Title 11, U.S. Code, as amended from time to time, or any similar foreign, federal or state law for the relief of debtors, including all rules and regulations promulgated thereunder.

“Base Rate” means, for any day, a per annum rate equal to the greatest of (a) the Prime Rate for such day; (b) the Federal Funds Effective Rate for such day, plus 0.50%; and (c) LIBOR for a 30 day interest period as determined as of such day, plus 1.0%.

“Base Rate Loan” means any Loan that bears interest based on the Base Rate.

“Blackout Period” means the first four Business Days of a calendar month or such lesser period during which Borrower’s computer system is unavailable due to month-end file maintenance and closing procedures.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor thereto).

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation, (b) with respect to a partnership, the member, manager(s) or board of directors, as applicable, of the general partner of the partnership and (c) with respect to any other Person, the member, manager, the board or committee of such Person serving a similar function.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

SECOND AMENDED AND RESTATED ABL CREDIT AGREEMENT

“Borrower Reply” has the meaning assigned to such term in Section 9.22(c).

“Borrowing” means any (a) Revolving Loans of the same Type made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect, (b) Swingline Loan or (c) Protective Advance.

“Borrowing Base” means, at any time, an amount equal to the Inventory Component plus, the Qualified Cash Component plus, the Fleet Charge Receivables Component plus, the Additional Inventory Component minus, without duplication, the then-current amount of all Availability Reserves. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(c), as the same may be adjusted from time to time by the Administrative Agent to reflect the establishment or adjustment of Availability Reserves in accordance with Section 2.21, the receipt of a new Inventory appraisal or any increase or reduction of Qualified Cash; provided that in the case of any adjustment by the Administrative Agent due to the receipt of a new Inventory appraisal, the Administrative Agent shall have provided Borrower at least five Business Days’ prior written notice of any such adjustment.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete in all material respects by a Financial Officer of Borrower, in substantially the form of Exhibit C or another form which is acceptable to the Administrative Agent in its reasonable discretion.

“Borrowing Base Collateral” means all Collateral other than Used Truck Collateral.

“Borrowing Request” means a request by Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit F, or such other form as shall be approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which that is not a day for trading by and between banks in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the amount thereof accounted for as a liability determined in accordance with GAAP; provided, that a change in GAAP or the interpretation thereof shall not result in any lease that is, or would be, characterized by a Person as an operating lease in accordance with GAAP in effect on the date hereof being considered a Capital Lease Obligation.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided, that a change in GAAP or the interpretation thereof shall not result in any lease that is, or would be, characterized by a Person as an operating lease in accordance with GAAP in effect on the date hereof being considered a Capitalized Lease.

“CARB” means the California Air Resources Board.

“Cash Collateral Cap” means, at any time, the lesser of (a) the Maximum Cash Collateral Cap at such time and (b) the Collateralized LC Exposure at such time.

SECOND AMENDED AND RESTATED ABL CREDIT AGREEMENT

“Cash Collateralize” means the deposit in the LC Collateral Account of an amount equal to 103% of the aggregate LC Obligations as security for the payment of Facility Obligations. “Cash Collateralization” has a correlative meaning.

“Cash Equivalents” means:

(a) securities (i) issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government; provided, that the full faith and credit of the United States, is pledged in support of those securities or (ii) issued by a United States government-sponsored enterprise having a rating of at least “A” from S&P or “A2” from Moody’s, and in each case having maturities of not more than 24 months from the date of acquisition;

(b) certificates of deposit and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twenty-four months and overnight bank deposits, in each case, with any commercial bank having capital and surplus in excess of $500,000,000 and, as applicable, a Thomson Bank Watch Rating of “B” or better;

(c) repurchase obligations or securities lending arrangements for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;

(d) commercial paper either (i) having a rating of at least “A-2” from S&P or “P-2” from Moody’s or (ii) issued by an issuer the long-term unsecured debt obligations of which have a rating of at least “A” from S&P or “A2” from Moody’s, and in each case maturing within 270 days after the date of acquisition or asset-backed securities having a rating of at least “A” from S&P or “A2” from Moody’s and in each case maturing within thirty-six months after the date of acquisition;

(e) demand or time deposit accounts used in the ordinary course of business with overseas branches of commercial banks incorporated under the laws of the United States of America, any state thereof or the District of Columbia; provided that such commercial bank has, at the time of the Investment therein, (i) capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statement) in excess of $100,000,000, and (ii) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of the Investment therein, are rated at least “A” from S&P or “A2” from Moody’s;

(f) obligations (including, but not limited to demand or time deposits, bankers’ acceptances and certificates of deposit) issued or guaranteed by a depository institution or trust company incorporated under the laws of the United States of America, any state thereof or the District of Columbia; provided that (i) such instrument has a final maturity not more than one year from the date of purchase thereof, and (ii) such depository institution or trust company has at the time of the Investment therein or contractual commitment providing for such Investment, (A) capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statement) in excess of $100,000,000 and (B) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of the Investment therein or contractual commitment providing for such Investment, are rated at least “A” from S&P or “A2” from Moody’s;

(g) (i) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition, or (ii) money market funds which are rated at least “AAA” from S&P; or

SECOND AMENDED AND RESTATED ABL CREDIT AGREEMENT

(h) Dollars.

Notwithstanding the foregoing, any investments (i) which would otherwise constitute Cash Equivalents of the kinds described in clauses (a), (b), (c) and (d) hereof that are permitted to have maturities in excess of 12 months shall only be deemed to be Cash Equivalents under this definition if and only if the total weighted average maturity of all Cash Equivalents of the kinds described in clauses (a), (b), (c) and (d) does not exceed twelve months on an aggregate basis and (ii) which constitute Cash Equivalents at the time of the Investment therein but thereafter cease to constitute Cash Equivalents shall, notwithstanding such cessation, continue to be deemed to constitute Cash Equivalents for all purposes of this Agreement until ten Business Days after the Borrower obtains knowledge of such cessation.

“Cash Management Services” means any services provided from time to time by Bank of America, any Lender or any of their respective Affiliates to Borrower in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the date of this Agreement); provided that, notwithstanding the foregoing, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in the case of each of clause (x) and (y) above be deemed to be a “Change in Law”.

“Change of Control” means the occurrence of one or more of the following events:

(a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than employee or retiree benefit plans or trusts sponsored or established by Navistar International or Borrower, or one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Navistar International representing 35% or more of the combined voting power of Navistar International’s then-outstanding Voting Interests;

(b) the following individuals cease for any reason to constitute more than a majority of the number of directors then serving on the Board of Directors of Navistar International: individuals who, on the date hereof, constitute such Board of Directors and any new director whose appointment or election by such Board of Directors or nomination for election by such Person’s stockholders was approved by the vote of at least a majority of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended with respect to directors whose appointment of election to such Board of Directors was made by the holders of Navistar International’s nonconvertible junior preference stock, series B, by the holders of such preference stock;

SECOND AMENDED AND RESTATED ABL CREDIT AGREEMENT

(c) the shareholders of Navistar International or Borrower shall approve any Plan of Liquidation (whether or not otherwise in compliance with the provisions hereof), other than as otherwise expressly permitted herein;

(d) Navistar International consolidates with or merges with or into another Person, other than a merger or consolidation of Navistar International (i) in which the holders of the common stock of Navistar International outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the common stock of the surviving corporation immediately after such consolidation or merger or (ii) with a Permitted Holder;

(e) Navistar International or Borrower, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the property or assets of Navistar International and its Restricted Subsidiaries or Borrower and its Restricted Subsidiaries (determined on a Consolidated basis) to any Person; provided, that neither (i) the merger of a Restricted Subsidiary of Borrower into Borrower (so long as Borrower is the surviving corporation) or any other Restricted Subsidiary, nor (ii) a series of transactions involving the sale of receivables or interests therein in the ordinary course of business by a Finance Subsidiary in connection with a Permitted Receivables Financing, nor (iii) the grant of a Lien on assets of Navistar International or any Subsidiary thereof in connection with the Facility or the Term Loan Facility, nor (iv) otherwise permitted hereunder, nor (v) the sale, conveyance, transfer or lease of all or substantially all of the property or assets of Navistar International and its Restricted Subsidiaries to a Permitted Holder, shall be deemed to be a Change of Control;

(f) Navistar International ceases to own and control, directly or indirectly, at least 85% of the Voting Interests of Borrower; or

(g) A “change of control”, “change in control” or similar term as defined in any of the Navistar International Indentures, the Term Loan Facility or any other document, instrument or agreement evidencing or governing Debt for Borrowed Money of Borrower in a principal amount in excess of $50,000,000.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Loans, Swingline Loans or Protective Advances.

“Closing Date” means August 4, 2017, which is the date on which the conditions specified in Section 4.01 are satisfied (or are waived in accordance with Section 9.02).

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property subject to, or purported to be subject to, a Lien pursuant to the Security Agreement.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

“Collateral Cooperation Agreement” means the Collateral Cooperation Agreement, dated as of August 17, 2012, between the Administrative Agent and JPMorgan Chase Bank, N.A., as Term Representative (as defined therein), or another agreement in form and substance reasonably acceptable to the Administrative Agent and Borrower and which provides for, among other things, (i) access rights in favor of the Administrative Agent and Borrower for the benefit of the Lenders upon the occurrence and during the continuance of an Event of Default to all locations where Collateral is located, and (ii) the non-exclusive, royalty free right of the Administrative Agent and Lenders to use the Intellectual Property of Borrower upon the occurrence and during the continuance of an Event of Default, to the extent necessary to realize upon the Collateral.

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“Collateral Documents” means, collectively, the Security Agreement, any Collateral Access Agreement, any account control agreement and any other documents granting and/or perfecting a Lien upon the Collateral as security for payment of the Secured Obligations.

“Collateralized LC Exposure” means, at any time of determination, the sum of (a) the aggregate undrawn amount of all outstanding Collateralized Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements with respect to such Collateralized Letters of Credit that have not yet been reimbursed or converted to Loans by Borrower at such time. For the avoidance of doubt, “Collateralized LC Exposure” shall include both the cash collateralized portion of all Collateralized Letters of Credit and the non-cash collateralized portion of all Collateralized Letters of Credit. The Collateralized LC Exposure of any Lender at any time shall be its Applicable Percentage of the total Collateralized LC Exposure at such time.

“Collateralized Letter of Credit” means any Letter of Credit for which cash collateral is then on deposit in the Designated LC Collateral Account. For the avoidance of doubt, a Collateralized Letter of Credit may be fully or partially cash collateralized.

“Collection Account” has the meaning assigned to such term in Section 5.11.

“Commitment” means, with respect to each Lender, (a) the commitment of such Lender to make Revolving Loans, acquire participations in Letters of Credit, make Protective Advances and make Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (c) increased from time to time pursuant to Section 2.22. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $125,000,000.

“Commitment Fee Rate” means a rate equal to 0.375% per annum.

“Commitment Schedule” means the Schedule attached hereto and identified as such.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Net Tangible Assets” as of any date of determination means the total amount of assets of Navistar International and its Subsidiaries after deducting therefrom (a) all current liabilities (excluding any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than twelve months after the time as of which the amount thereof is being computed); (b) total prepaid expenses and deferred charges; and (c) all goodwill, trade names, trademarks, patents, licenses, copyrights and other intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of Navistar International and its Subsidiaries for Navistar International’s most recently completed fiscal quarter, prepared in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power or by contract. “Controlling” and “Controlled” have meanings correlative thereto.

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“Cost” means the cost of purchases of Parts Inventory (or, if included in the Borrowing Base, Additional Inventory) determined according to the accounting policies used in the preparation of Borrower’s financial statements (pursuant to which the average cost method of accounting is utilized for substantially all merchandise Inventories).

“Credit Extensions” means each of (a) a Borrowing and (b) an LC Credit Extension.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the accrued purchase price of property or services (other than obligations under trade payables, deferred expenses, deferred compensation and similar obligations arising in the ordinary course of business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person, to the extent either (i) such Obligations would represent a claim against such Person in a proceeding under any Bankruptcy Law or (ii) in the case of Redeemable Preferred Interests, such interests are redeemable by their terms or at the option of the holder prior to one year after the Maturity Date, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Guaranteed Debt and Synthetic Debt of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations; provided that if the obligations so secured have not been assumed by such Person or are otherwise not such Person’s legal liability, the amount of such Debt for the purposes of this definition shall be limited to the lesser of the amount of such Debt secured by such Lien or the fair market value of the assets or property securing such Lien. Debt shall not include customary contractual indemnities or warranties.

“Debt for Borrowed Money” of any Person means, at any date of determination, the sum of (a) all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person at such date, (b) all Obligations of such Person under acceptance, letter of credit or similar facilities at such date and (c) all Synthetic Debt of such Person at such date.

“Default” means any Event of Default or any event or condition that, with the lapse of time or giving of notice, would, unless cured or waived, constitute an Event of Default.

“Defaulting Lender” means any Lender that, as determined by the Administrative Agent, (a) has failed to perform any funding obligations hereunder, and such failure is not cured within three Business Days unless such Lender notifies the Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied; (b) has notified the Administrative Agent or Borrower that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or under any other credit facility (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically

SECOND AMENDED AND RESTATED ABL CREDIT AGREEMENT

identified in such writing or public statement) cannot be satisfied); (c) has failed, within three Business Days following request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding or taken any action in furtherance thereof or Bail-In Action; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company.

“Designated LC Collateral Account” has the meaning assigned to such term in Section 2.06(n)(i).

“Designated Parts Location” has the meaning assigned to such term in the Security Agreement.

“Designated Used Truck Location” has the meaning assigned to such term in the Security Agreement.

“Discretionary Loans” has the meaning assigned to such term in Section 9.22(a).

“Document” has the meaning set forth in Article 9 of the UCC.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person organized in the United States, any State thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, (b) a commercial bank, insurance company or company engaged in the business of making commercial loans or a commercial finance company, which Person, together with its Affiliates, has a combined capital and surplus in excess of $1,000,000,000 (provided, that for purposes of determining eligibility with respect to Section 9.04(b)(i)(A), such Person, together with its Affiliates, shall only be required to have a combined capital and surplus of at least $500,000,000 to the extent that an Event of Default has occurred and is continuing at the time of such assignment, in accordance with the terms hereof), (c) any Affiliate of a Lender under common control with such Lender, or (d) an Approved Fund of a Lender; provided that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Defaulting Lender, or (iii) Navistar International or Borrower or any Affiliate of any thereof.

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“Eligible Additional Inventory” means Additional Inventory of the Borrower meeting the eligibility criteria therefor established by the Administrative Agent in its sole discretion in accordance with the definition of “Additional Inventory”.

“Eligible Fleet Charge Receivables” means Fleet Charge Receivables of the Borrower meeting the eligibility criteria therefor established by the Administrative Agent in its sole discretion in accordance with the definition of “Fleet Charge Receivables”.

“Eligible Parts Inventory” means, at any time, all Parts Inventory of Borrower; provided, however, that Eligible Parts Inventory shall not include any Parts Inventory:

(a) which is not subject to a first priority (subject to Permitted Liens arising by operation of law, as described in clauses (a) and (b) of the definition of “Permitted Liens” or similar Liens arising by operation of law which are permitted under Section 6.02(g)) perfected Lien in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a Permitted Lien arising by operation of law, as described in clauses (a) and (b) of the definition of “Permitted Liens” or similar Liens arising by operation of law which are permitted under Section 6.02(g), (iii) a Landlord Lien as to which either (x) a subordination agreement reasonably satisfactory to the Administrative Agent has been obtained or (y) a Landlord Lien Reserve applies or (iv) a mechanics Lien as to which an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;

(c) which (i) is Slow Moving, (ii) is obsolete, unmerchantable, defective, or unfit for sale as determined in the ordinary course of business of Borrower consistent with past practice or (iii) constitutes 15L or 13L heavy duty engines that have not been certified by the EPA as complying with the applicable NOx emissions standards;

(d) except as otherwise agreed by the Administrative Agent, which does not conform in all material respects to the representations and warranties contained in this Agreement or the Security Agreement;

(e) which is not owned only by Borrower;

(f) which constitutes packaging and shipping material, supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return (but not held for resale and not otherwise constituting Eligible Parts Inventory) or repossessed, or which constitutes goods held on consignment or goods which are not of a type held for sale in the ordinary course of business;

(g) which is not located in the U.S. or is in transit;

(h) which is located at any location leased by Borrower, unless (i) such location is a Designated Parts Location and (ii) either (x) the lessor has delivered to the Administrative Agent a Collateral Access Agreement as to such location or (y) up to a three month Reserve for rent, charges and other amounts due or to become due with respect to such location has been established by the Administrative Agent in its Permitted Discretion;

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(i) which is (a) located in either a third party warehouse or (b) is in the possession of a bailee at a Designated Location (other than a third party processor), unless, in the case of subclauses (a) and (b) above, (x) such Parts Inventory is located at a Designated Parts Location and (y) either (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may reasonably require or (ii) an appropriate Reserve (not to exceed three months of charges) or lien subordination has been established by the Administrative Agent in its Permitted Discretion;

(j) which is being processed offsite at a third party location other than at a Designated Parts Location by a third party processor or is in transit to or from said third party location or third party processor unless an appropriate Reserve (not to exceed the total amount payable to such processor based on monthly sales) has been established by the Administrative Agent in its Permitted Discretion;

(k) which is Additional Inventory;

(l) which is the subject of a consignment sale on behalf of Borrower;

(m) which contains or bears any Intellectual Property rights licensed to Borrower by any Person unless the Administrative Agent may sell or otherwise dispose of such Parts Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Parts Inventory under the current licensing agreement relating thereto;

(n) which is not reflected in a current perpetual inventory report of Borrower;

(o) subject to Section 6.06(e)(vi), which is acquired in connection with an acquisition permitted pursuant to Section 6.06, to the extent the Administrative Agent shall not have received a Report in respect of such Parts Inventory, which Report shows results reasonably satisfactory to the Administrative Agent;

(p) which is located on real property subject to a mortgage granted by Borrower in favor of any other Person unless such Person has entered into the Collateral Cooperation Agreement (if such Person is the Term Loan Collateral Agent) or a Collateral Access Agreement (reasonably satisfactory to the Administrative Agent) or the Administrative Agent has established in its Permitted Discretion such Reserves as it deems appropriate; or

(q) which falls into a category of ineligibility as may be established by the Administrative Agent in its Permitted Discretion; provided that the Administrative Agent shall have provided Borrower at least five Business Days’ prior written notice of any such establishment.

Notwithstanding anything to the contrary herein, the gross amount of Parts Inventory to be included in the Borrowing Base before applying the advance rate shall be reduced on a dollar for dollar basis equal to the amount of any inter-company profit in Parts Inventory.

“Environmental Action” means any action, suit, demand, demand letter, claim, written notice of non-compliance or violation, written notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages, and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

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“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices, promulgated or entered into by any Governmental Authority, relating to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“EPA” means the United States Environmental Protection Agency.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited or unlimited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that all convertible Debt shall be deemed Debt, and not Equity Interests, unless and until the applicable part of any such Debt is converted into common stock or other type of equity interest of Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA or Section 412 of the Code would be deemed a single employer or otherwise aggregated with Borrower under Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a)the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (c) the application for a minimum funding waiver with respect to a Plan or the failure to satisfy any minimum funding standards under Section 412 of the Code or Section 302 of ERISA with respect to any Plan; (d) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (e) the cessation of operations at the facilities of Borrower or any ERISA Affiliate under the circumstances described in Section 4062(e) of ERISA; (f) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiple Employer Plan or notification to Borrower or any ERISA Affiliate that a Multiemployer Plan is in reorganization; (g) the conditions for imposition of a lien under Sections 303 or 4068 of ERISA or Section 430 of the Code shall have been met with respect to any Plan; (h) the engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Plan; or (i) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 7.01.

SECOND AMENDED AND RESTATED ABL CREDIT AGREEMENT

“Excess Availability” means, at any time, an amount equal to (a) the lesser of (i) the Available Commitments at such time and (ii) the Borrowing Base at such time (as determined by reference to the most recent Borrowing Base Certificate required to be delivered to the Administrative Agent pursuant to Section 5.01(c)), minus (b) the aggregate Exposures of all Lenders at such time, as the same may be adjusted from time to time by the Administrative Agent to reflect the establishment or adjustment of Availability Reserves in accordance with Section 2.21 or the receipt of a new Inventory appraisal; provided that in the case of any adjustment by the Administrative Agent due to the receipt of a new Inventory appraisal or a new field examination, the Administrative Agent shall have provided Borrower at least five Business Days’ prior written notice of any such adjustment.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Matters” means (a) any regulatory action by the EPA or the CARB with respect to the NOx emissions standards for the 15L and 13L heavy-duty diesel engines of Navistar International and its Subsidiaries (including, without limitation, any such action resulting from the decision of the United States Court of Appeals for the District of Columbia Circuit in Mack Trucks, Inc. and Volvo Group North America, LLC v. Environmental Protection Agency decided June 12, 2012) and events and conditions arising in connection therewith (the “Regulatory Actions”) but only so long as, notwithstanding any such Regulatory Actions, Navistar International and its Subsidiaries shall (at all times on and after July 31, 2012, and, in the case of the 15L heavy-duty diesel engines, prior to Navistar International and its Subsidiaries commencing to sell trucks in the United States containing 15L heavy-duty diesel engines purchased from Cummins Inc. that have been certified by the EPA as complying with the NOx emissions standards for the 15L heavy-duty diesel engines and, in the case of the 13L heavy-duty diesel engines, prior to Navistar International and its Subsidiaries having developed a 13L heavy-duty ICT+ diesel engine and such engine having been certified by the EPA as complying with the NOx emissions standards for the 13L heavy-duty diesel engines) be permitted to sell noncompliant 15L and 13L heavy-duty diesel engines (and trucks containing such engines) in the United States) and (b) any adverse effect on the general affairs, assets, liabilities, financial position or results of operations of Navistar International and its Subsidiaries, taken as a whole, on account of or related to the Regulatory Actions.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located, (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 2.17(e), (f) or (g), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.17(a) and (d) any U.S. federal withholding taxes imposed pursuant to FATCA (or any amended or successor version of FATCA that is substantively comparable and not materially more onerous to comply with).

“Existing Debt” means Debt of Borrower outstanding immediately before the occurrence of the Closing Date.

SECOND AMENDED AND RESTATED ABL CREDIT AGREEMENT

“Existing Letters of Credit” means those Letters of Credit set forth on Schedule 2.06.

“Existing Senior Credit Agreement” means that certain Amended and Restated ABL Credit Agreement, dated as of August 17, 2012, among Borrower, the lenders party thereto, Bank of America, N.A., as administrative agent thereunder, and the other parties thereto (as amended, modified or supplemented prior to the date hereof).

“Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans; plus (b) its LC Exposure; plus (c) its Applicable Percentage of the aggregate principal amount of Swingline Loans outstanding at such time; plus (d) its Applicable Percentage of the aggregate principal amount of Protective Advances outstanding at such time.

“Facility” means the credit facility provided for by this Agreement.

“Facility Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other Obligations of Borrower to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any Indemnified Party arising under the Loan Documents.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate” means (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/100th of 1%) charged to Bank of America on the applicable day on such transactions, as determined by the Administrative Agent; provided that in no event shall such rate be less than zero.

“Fee Letter” means that certain fourth amended and restated fee letter agreement, dated as of July 27, 2017, by and between Bank of America and Borrower.

“Finance Subsidiary” means (a) NFC, (b) any Subsidiary of NFC and (c) any other Subsidiary of Navistar International existing on the Closing Date or formed or acquired thereafter which engages principally in securitization transactions and in activities reasonably related to or in connection with the entering into of securitization transactions and, in the case of each of clauses (a), (b) and (c) above:

(i)	no portion of the Debt or any other obligations (contingent or otherwise) of which

(1)	is guaranteed by Borrower,

(2)	is recourse to or obligates Borrower in any way other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Permitted Receivables Financing or a Master Intercompany Agreement, or

SECOND AMENDED AND RESTATED ABL CREDIT AGREEMENT

(3)	subjects any property or asset of Borrower, directly or indirectly, contingently or otherwise, to any Lien or to the satisfaction thereof, other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Permitted Receivables Financing or a Master Intercompany Agreement; and

(ii)	with which Borrower does not

(1)	provide any credit support or

(2)	have any contract, agreement, arrangement or understanding other than on terms that are fair and reasonable and that are no less favorable to Borrower than could be obtained from an unrelated Person (other than, in the case of subclauses (1) and (2) of this clause (ii), representations, warranties and covenants (including those relating to servicing) entered into in the ordinary course of business in connection with a Permitted Receivables Financing, a Master Intercompany Agreement and intercompany notes relating to the sale of receivables to such Finance Subsidiary); and

(iii)	with which Borrower has no obligation to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve certain levels of operating results. For purposes of the foregoing, Borrower shall not be deemed to be providing credit support to NFC or any Subsidiary of NFC that would otherwise qualify as a Finance Subsidiary as a result of the terms of the Support Agreement in which Borrower agrees to provide credit support directly to NFC for the benefit of its lenders (but not any other provisions).

“Financial Officer” of any Person means the chief financial officer, treasurer, vice president of finance, controller or assistant treasurer of such Person.

“Fiscal Year” means a fiscal year of Borrower ending on October 31 in any calendar year.

“Fleet Charge Receivables” means a charge Account owing to the Borrower that arises in the ordinary course of business from the sale of goods and is payable in Dollars. Fleet Charge Receivables may, in the sole discretion of the Administrative Agent, be included in the Borrowing Base, subject to (a) due diligence by the Administrative Agent (including field examinations and legal due diligence), (b) granting of a first priority (subject to Permitted Liens arising by operation of law, as described in clauses (a) and (b) of the definition of “Permitted Liens” or similar Liens arising by operation of law which are permitted under Section 6.02(g)) perfected Lien in favor of the Administrative Agent and (c) eligibility criteria to be established by the Administrative Agent in its sole discretion.

“Fleet Charge Receivables Component” means 85% of the Value of Eligible Fleet Charge Receivables (if Eligible Fleet Charge Receivables are included in the Borrowing Base in accordance with the definition of Fleet Charge Receivables and the other terms hereof).

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“Former Borrowers” means, collectively, IC Bus, LLC, SST Truck Company LLC, IC Bus of Oklahoma, LLC, Navistar Diesel of Alabama, LLC, Navistar RV, LLC (f/k/a/Monaco RV, LLC), Navistar Big Bore Diesels, LLC and Workhorse Custom Chassis, LLC.

“Fronting Exposure” means a Defaulting Lender’s pro rata share of LC Obligations or Swingline Loans, except to the extent allocated to other Lenders under Section 2.23.

“Funding Account” has the meaning assigned to such term in Section 4.02(e).

“GAAP” means generally accepted accounting principles in the United States of America in effect and applicable to that accounting period in respect of which reference to GAAP is being made, subject to the provisions of Section 1.04.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guaranteed Debt” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation but without duplication, (a) the direct or indirect guarantee (other than customary contractual indemnities or warranties), endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guaranteed Debt shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranteed Debt is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranteed Debt) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant or words of similar meaning and regulatory effect under any Environmental Law.

SECOND AMENDED AND RESTATED ABL CREDIT AGREEMENT

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency forward, future or option contracts, commodity price/index swap, futures or option contracts, credit default swap or option agreements and other hedging agreements.

“Indemnified Costs” has the meaning assigned to such term in Section 8.02.

“Indemnified Party” has the meaning assigned to such term in Section 9.03(b).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information” has the meaning set forth in Section 3.09.

“Insolvency Proceeding” means any case or proceeding or proposal commenced by or against a Person under any Bankruptcy Law for, or any agreement of such Person to, (a) the entry of an order for relief or otherwise seeking relief under any Bankruptcy Law; (b) the appointment of a receiver, interim receiver, monitor, sequestrator, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) a general assignment for the benefit of creditors.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of July 23, 2014, among Borrower, Navistar Financial Corporation and the Administrative Agent.

“Interest Election Request” means a request by Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any Base Rate Loan (including any Swingline Loan), the first Business Day of each February, May, August and November (commencing November 1, 2017) and the Maturity Date and (b) with respect to any LIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing with an Interest Period of more than 90 days’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of 90 days’ duration been applicable to such Borrowing.

“Interest Period” means with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 30, 60, 90 or 180 days (or, to the extent available to each Lender, 360 days, or such other period as may be agreed to by all the Lenders) thereafter, as Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the Security Agreement.

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“Inventory Component” means the lesser of (a) 65% of Eligible Parts Inventory, valued at the lower of Cost and market value, and (b) 85% of the Net Orderly Liquidation Value of Eligible Parts Inventory.

“Inventory Reserve” means (without duplication of any other reserve or items that are otherwise addressed or excluded through eligibility criteria as more expressly provided in the last sentence of Section 2.21) (a) such reserves as may be established from time to time by the Administrative Agent, in its Permitted Discretion, with respect to changes in the determination of the saleability, at retail, of the Eligible Parts Inventory (or, if included in the Borrowing Base, Eligible Additional Inventory) or which reflect such other factors as negatively affect the market value of the Eligible Parts Inventory (or, if included in the Borrowing Base, Eligible Additional Inventory); (b) Shrink Reserve; (c) such Reserves as may be established from time to time by the Administrative Agent, in its Permitted Discretion, with respect to export parts inventory, based on Borrower’s monthly sales of export parts; (d) without duplication of any reserve specified in clauses (a) through (c) above, such other reserves of the type reflected in the Borrowing Base Certificate delivered on the Closing Date or otherwise reflected on the form of Borrowing Base Certificate attached as Exhibit C; (e) Reserves in respect of Liens (other than Liens solely on Used Truck Collateral) which rank or are capable of ranking prior to or pari passu with the Liens of the Administrative Agent (but the imposition of any such Reserve shall not waive an Event of Default arising therefrom); and/or (f) such Reserves as shall have been established from time to time by the Administrative Agent in accordance with Section 2.21.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or all or substantially all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person; provided, however, that for purposes of calculation, the amount of any Investment outstanding at any time shall be the aggregate cash Investment less all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends and distributions) received by such Person and less all liabilities expressly assumed by another Person in connection with the sale of such Investment to the extent such Person is effectively released from such liability.

“Investment Series” has the meaning assigned to such term in Section 6.06(r).

“Issuing Bank” means each of Bank of America, each issuer of the Existing Letters of Credit (solely with respect to the Existing Letters of Credit and any extensions or renewals thereof to the extent permitted by Section 2.06(k)), and each other Lender. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Book Managers” has the meaning assigned to such term in the preamble to this Agreement.

“Joint Lead Arrangers” has the meaning assigned to such terms in the preamble to this Agreement.

“Landlord Lien” means any Lien of a landlord on Borrower’s property, granted by statute.

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“Landlord Lien Reserve” means an amount equal to (a) the aggregate of (i) all past due rent and other past due amounts owing by Borrower to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral (other than solely Used Truck Collateral) or could assert a Lien on any Collateral (other than Liens solely on Used Truck Collateral) and (ii) up to three months’ rent for all of Borrower’s leased locations where Eligible Parts Inventory (or, if included in the Borrowing Base, Eligible Additional Inventory) is located in each Landlord Lien State, other than leased locations with respect to which the Administrative Agent shall have received a landlord’s waiver or subordination of Lien in form reasonably satisfactory to the Administrative Agent or (b) zero, to the extent the Administrative Agent shall have otherwise waived the landlord waiver or subordination or Reserve; provided that the Landlord Lien Reserve shall not exceed the total value of the Eligible Parts Inventory (and, if included in the Borrowing Base, Eligible Additional Inventory) at such location included in the Borrowing Base.

“Landlord Lien State” means (a) each of Washington, Virginia and Pennsylvania and (b) such other state(s) in which a landlord’s claim for rent has priority by operation of law over the Lien of the Administrative Agent in any of the Collateral consisting of Eligible Parts Inventory (or, if included in the Borrowing Base, Eligible Additional Inventory).

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof (in the face amount thereof) or any increase in the face amount thereof.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a drawing on a Letter of Credit.

“LC Exposure” means, at any time of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed or converted to Loans by Borrower at such time, minus (c) the amount then on deposit in the LC Collateral Account. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. Notwithstanding anything herein to the contrary, the LC Exposure at any time shall not be reduced by (i) any amounts then on deposit in the Designated LC Collateral Account or (ii) any cash collateral in respect of Collateralized Letters of Credit then on deposit in the LC Collateral Account.

“LC Obligations” means the sum (without duplication) of (a) all amounts owing by Borrower for any drawings under Letters of Credit, plus (b) the stated amount of all outstanding Letters of Credit.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or Section 2.22, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any standby or commercial letter of credit issued pursuant to this Agreement.

“Letter of Credit Request” has the meaning assigned to such term in Section 2.06(b).

“LIBOR” means, for any Interest Period with respect to a LIBOR Loan, the per annum rate of interest (rounded up, if necessary, to the nearest 1/100th of 1%), determined by the Administrative

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Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Administrative Agent, as published on the applicable Reuters screen page (or other commercially available source designated by Administrative Agent from time to time); provided, that any comparable or successor rate shall be applied by Administrative Agent, if administratively feasible, in a manner consistent with market practice; provided, further, that in no event shall LIBOR be less than zero.

“LIBOR Loan” means a Loan that bears interest based on LIBOR.

“Lien” means any lien, security interest, encumbrance or other charge of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Line Reserves” means the sum (without duplication) of (a) the Landlord Lien Reserve, plus (b) such additional Reserves established from time to time by the Administrative Agent in its Permitted Discretion in such amount as the Administrative Agent determines reflects the amount the Administrative Agent would have to pay in order to preserve, protect or gain access to the Borrowing Base Collateral, minus (c) the lesser of (i) Suppressed Availability and (ii) $3,750,000.

“Liquidation” means the exercise by the Administrative Agent of those rights and remedies accorded to the Administrative Agent under the Loan Documents and applicable law as a creditor of Borrower with respect to the realization on the Collateral during the continuation of an Event of Default, or the conduct by Borrower acting with the consent of the Administrative Agent, of any public, private or going out of business sale or other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Liquidity Block Amount” means at any time an amount equal to the greater of (a) $12,500,000 and (b) 10% of the Commitments in effect at such time.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, any Letters of Credit or Letter of Credit applications, the Fee Letter, the Collateral Cooperation Agreement and the Collateral Documents. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Revolving Loans, Swingline Loans and Protective Advances.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Master Intercompany Agreements” means (a) the NFC MIA; (b) the agreement, dated as of December 18, 1986, among Navistar Canada, Inc. (formerly, Navistar International Corporation Canada), Navistar Financial Corporation Canada Inc. and General Electric Canadian Holdings Limited; (c) the Operating Agreement, dated March 5, 2010, among General Electric Capital Corporation, GE Capital Commercial, Inc., Navistar International Corporation, Navistar, Inc. and Navistar Financial Corporation, (d) one or more agreements serving some or all of the same purposes of the agreements listed in clauses (a) through (c) above among Borrower or one of its Restricted Subsidiaries and one or more other Persons (including one or more Unrestricted Subsidiaries) in the ordinary course of business on terms no less favorable to Borrower and its Restricted Subsidiaries than the agreements in clauses (a), (b) and (c); and

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(e) any amendment, modification, supplement or restatement from time to time of the agreements in clauses (a) through (d); provided, that none of the aforementioned agreements shall be amended, modified, supplemented or restated in a manner that, when taken as a whole, is adverse in any material respect to the interests of Navistar International and its Restricted Subsidiaries, taken as a whole, or in a manner materially adverse to Borrower.

“Material Adverse Change” means any material adverse change in the business, financial condition, operations, performance or properties of Borrower other than, for the purposes of Section 3.07, in respect of Excluded Matters (provided that any such material adverse change resulting from developments occurring after the Closing Date in connection with Excluded Matters shall constitute a Material Adverse Change).

“Material Adverse Effect” means (a) a material adverse effect on (i) the business, financial condition, operations, performance or properties of Borrower, other than, for the purposes of Section 3.06(a), in respect of the Excluded Matters (provided that the effects of any adverse developments after the Closing Date in connection with Excluded Matters shall not be excluded in determining whether such material adverse effect has occurred), (ii) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents, or (iii) the ability of Borrower to perform its Facility Obligations under the Loan Documents, or (b) a material impairment of the rights or remedies, taken as a whole, available to the Administrative Agent and the Lenders under the Loan Documents.

“Maturity Date” means the earlier of the Scheduled Maturity Date or any earlier date on which the Commitments are otherwise terminated pursuant to the terms hereof.

“Maximum Cash Collateral Cap” means $40,000,000 (as such amount may be decreased pursuant to Section 2.09(c)).

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate is making, or has an obligation to make, contributions, or within any of the preceding five plan years has made, or has had an obligation to make, contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Borrower or any ERISA Affiliate and at least one Person other than Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Navistar International” means Navistar International Corporation, a Delaware corporation.

“Navistar International Indentures” means collectively, the 2009 Senior Note Indenture and the Additional Indenture.

“Net Orderly Liquidation Value” means, with respect to Parts Inventory (or, if included in the Borrowing Base, Eligible Additional Inventory) of any Person, an amount equal to the orderly liquidation value (net of all costs and expenses incurred in connection with liquidation) of Eligible Parts

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Inventory (or, if included in the Borrowing Base, Eligible Additional Inventory) as a percentage of the Cost of such Parts Inventory (or Eligible Additional Inventory) which percentage shall be determined by reference to the most recent third-party appraisal of such Parts Inventory (or Eligible Additional Inventory) performed by an appraiser and on terms satisfactory to the Administrative Agent received by the Administrative Agent and distributed to Borrower; provided that Borrower acknowledges that such appraisals are prepared by or for the Administrative Agent and the Lenders for their purposes, and Borrower shall not be entitled to rely upon them unless otherwise expressly agreed in writing by the Administrative Agent.

“NFC” means Navistar Financial Corporation, a Delaware corporation.

“NFC MIA” means the Amended and Restated Master Intercompany Agreement, dated as of April 1, 2007, between NFC and Borrower, and its related manufacturing Subsidiaries and affiliates, as amended, modified, supplemented or restated on or prior to the Closing Date and thereafter from time to time in a manner that is not adverse in any material respect to the interests of Borrower.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-U.S. Lender” means a person that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 7.01(h). Without limiting the generality of the foregoing, the Obligations of Borrower under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by Borrower under any Loan Document, (b) the obligation of Borrower to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of Borrower and (c) any interest accruing after the commencement of a proceeding of the type referred to in Section 7.01(h) (or which would have accrued but for the commencement of such proceeding) whether or not allowed.

“OFAC” has the meaning assigned to such term in Section 3.21.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(iii).

“Parts Collateral” means all Collateral other than Used Truck Collateral, Qualified Cash and Fleet Charge Receivables.

“Parts Inventory” has the meaning assigned to such term in the Security Agreement.

“Parts Receivables” has the meaning assigned to such term in the Security Agreement.

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“Payment Condition” means, with respect to the applicable specified activity on any date of determination, (a) (i) for the purposes of determining whether any Restricted Payment is permitted under Section 6.07(b), no Event of Default has occurred and is continuing or (ii) for the purposes of determining whether any other type of payment or specified activity is permitted hereunder, no Specified Default or Event of Default has occurred and is continuing and (b) Adjusted Excess Availability on the date of such determination, before and after giving effect to such specified activity, is no less than the greater of (i) 12.5% of the Commitments then in effect and (ii) $15,625,000; provided that if in connection with the specified activity for which the Payment Condition is being measured, Borrower has borrowed or obtained a Letter of Credit under the Facility on or shortly before or after the date the specified activity is consummated, Borrower shall deliver a certificate to the Administrative Agent certifying as to clauses (a) and (b) above.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Perfection Certificate” means a certificate substantially in the form of Exhibit D to this Agreement, or in any other form approved by the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned).

“Permitted Additional Senior Notes” means any Debt issued after July 15, 2015, either under the 2009 Senior Note Indenture governing the 8.25% Senior Notes due November 1, 2021, or pursuant to a supplemental indenture thereto or under a new unsecured senior notes indenture that is pari passu to the 8.25% Senior Notes (such new indenture, the “Additional Indenture”); provided that (a) upon giving effect to such Debt, no Specified Default or Event of Default exists, (b) such Debt matures (excluding any maturity as the result of any optional redemption by the issuer thereof) on or after November 1, 2021, and is not mandatorily prepayable or redeemable, pursuant to a sinking fund obligation or otherwise, or prepayable or redeemable at the option of the holder thereof, in whole or in part, and otherwise does not have any similar mandatory prepayment provisions, other than in connection with a Change of Control or an asset sale, prior to November 1, 2021, (c) Navistar International shall be the issuer in respect thereof, (d) such Debt is not Guaranteed Debt of any Person other than the guarantors of the Debt issued under the 2009 Senior Note Indenture and (e) the other terms thereof (other than pricing) are no less favorable to the Borrower, when taken as a whole, than the terms of the 2009 Senior Note Indenture governing the 8.25% Senior Notes due November 1, 2021, as in effect on the Closing Date (and in any event do not include any financial maintenance covenant).

“Permitted Discretion” means the Administrative Agent’s commercially reasonable judgment, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor which the Administrative Agent reasonably determines: (a) will or reasonably could be expected to adversely affect in any material respect the value of any Borrowing Base Collateral, the enforceability or priority of the Administrative Agent’s Liens thereon, or the amount that the Administrative Agent, the Lenders or any Issuing Bank would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; or (b) suggests that any collateral report or financial information delivered to the Administrative Agent by Borrower is incomplete, inaccurate or misleading in any material respect. In exercising such judgment, the Administrative Agent may consider, without duplication, such factors already included in or tested by the definitions of Eligible Parts Inventory, Qualified Cash or Qualified Cash Account (or, in each case if included in the Borrowing Base, Additional Inventory, Eligible Additional Inventory, Fleet Charge Receivables or Eligible Fleet Charge Receivables), as well as any of the following: (i) changes after the Closing Date in any material respect in demand for, pricing of, or

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product mix of Parts Inventory (or, if included in the Borrowing Base, Additional Inventory); (ii) changes after the Closing Date in any material respect in any concentration of risk with respect to Borrower’s Parts Inventory (or, if included in the Borrowing Base, Additional Inventory); and (iii) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to Borrower on the security of the Parts Inventory (or, if included in the Borrowing Base, Additional Inventory).

“Permitted Holder” means Volkswagen AG or any Affiliate or Affiliates of the foregoing.

“Permitted Joint Venture” means any Person which is, directly or indirectly, through its Subsidiaries or otherwise, engaged principally in any business in which Borrower (or any Former Borrower) is engaged, or a reasonably related, ancillary or complementary business, and the Equity Interests of which (a) is owned by Borrower or a Restricted Subsidiary thereof and one or more Persons other than Borrower or any affiliate of Borrower or (b) is acquired by Borrower or a Restricted Subsidiary.

“Permitted Liens” means such of the following: (a) Liens for taxes, assessments and governmental charges or levies to the extent not yet due or being contested in accordance with Section 5.04; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, warehousemen’s, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations (i) that are not overdue for a period of more than 30 days or (ii) the validity or amount thereof is being contested in good faith by appropriate proceedings and Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP; (c) pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts and leases (other than Debt for Borrowed Money), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) Liens securing judgments (or the payment of money not constituting an Event of Default under Sections 7.01(i) or 7.01(j)) or securing appeal or other surety bonds related to such judgments; (f) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of nondelinquent customs duties in connection with the importation of goods in the ordinary course of business; (g) Liens encumbering deposits made in the ordinary course of business to secure nondelinquent obligations arising from statutory, regulatory, contractual or warranty requirements of Borrower for which a reserve or other appropriate provision, if any, as may be required by GAAP has been made; (h) Liens arising out of consignment or similar arrangements for the sale of goods entered into by Borrower in the ordinary course of business and in accordance with industry practice; (i) easements, rights of way, zoning ordinances and similar charges, title defects or other irregularities and other encumbrances on title to real property that do not materially adversely affect the use of such property for its present purposes; (j) rights of setoff or bankers’ Liens upon deposits of cash or securities in favor of banks or other depositary institutions and Liens associated with overdraft protection and netting services; and (k) Liens on insurance proceeds and deposits in connection with the financing of insurance premiums.

“Permitted Receivables Financing” means any receivable financing facility or arrangement (a) entered into in the ordinary course of Navistar International’s business pursuant to which a Finance Subsidiary purchases or otherwise acquires accounts receivable of Navistar International or any Restricted Subsidiary of Navistar International and enters into a third party financing thereof on terms that are market and customary to Navistar International and its Restricted Subsidiaries, (b) entered into by Borrower or any Restricted Subsidiary at the request of a customer and pursuant to which Borrower or such Restricted Subsidiary, as applicable, agrees to sell to such commercial bank or its affiliate accounts receivable owing by such customer at a discount (i.e., “supply chain financing”) or (c) entered into by Borrower or any Restricted Subsidiary for the purpose of factoring its accounts receivables for cash consideration, in an aggregate amount for clauses (a) and (c) not to exceed $50,000,000 at any time outstanding.

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“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Plan” means any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established or maintained by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

“Plan of Liquidation” means, with respect to any Person, a plan (including by operation of law) that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously) (a) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person; and (b) the distribution of all or substantially all of the proceeds of sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such Person to holders or Equity Interests of such Person.

“PMSI Inventory” means Inventory purchased by Borrower from a supplier or vendor solely for the time that such Inventory is (i) neither Parts Inventory nor Borrowing Base Collateral, (ii) not located at a Designated Parts Location or in transit to or between Designated Parts Locations, and (iii) clearly identifiable and not commingled with any Parts Inventory or Borrowing Base Collateral of Borrower or any other Person, whether or not supplied to Borrower by such supplier or vendor.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Prime Rate” means the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Protective Advance” has the meaning assigned to such term in Section 2.04(a).

“Qualified Cash” means, subject to Section 6.16, cash of the Borrower held in a Qualified Cash Account that is subject to a first priority, perfected Lien in favor of the Administrative Agent.

“Qualified Cash Account” means a separate, pledged deposit account (which account has been identified by Borrower to, and is reasonably acceptable to, the Administrative Agent, and which shall not be the Designated LC Collateral Account) held by Bank of America, N.A. (or an affiliate of Bank of America, N.A.), located in the United States and denominated in Dollars, that is subject to an account control agreement reasonably acceptable to Administrative Agent, which gives Administrative Agent at all times exclusive access and control for withdrawal purposes to the exclusion of the Borrower and precluding the Borrower from withdrawing or otherwise giving any instructions in connection therewith and which may not be withdrawn without the Administrative Agent’s prior written consent (such consent not to be unreasonably withheld if (i) upon and after giving effect to such withdrawal, no Default or Event of Default shall have occurred and be continuing and (ii) immediately after such withdrawal (for clarification, including after giving effect to any recalculation of the Borrowing Base

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upon giving effect to such withdrawal), Excess Availability would be not less than zero). Other than any interest earned on the investment of such deposits of cash collateral, which investments shall be made at the discretion of the Administrative Agent after consultation with and for the benefit of Borrower in accordance with the account documentation governing the Qualified Cash Account, to the extent not applied to the Obligations or any Banking Services Obligations during the continuance of an Event of Default in accordance with Section 2.18 and at the risk and expense of Borrower, such deposits of cash collateral shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such Qualified Cash Account.

“Qualified Cash Component” means 100% of Qualified Cash.

“Ratings Condition” means that (a) the corporate family rating of Navistar International is at least “BBB-” from S&P and “Baa3” from Moody’s; provided, that to the extent the rating provided by S&P and Moody’s are not equivalent, then, subject to the following proviso, the higher rating shall be used for purposes of this definition and this clause (a) shall be deemed satisfied by if such higher rating is at least “BBB-” from S&P and “Baa3” from Moody’s; provided, further that to the extent such S&P and Moody’s ratings shall be separated by more than one level (it being acknowledged and agreed by way of example that “BBB+” and “BBB” are separated by one level), the lower such rating, adjusted up by one level shall be used to determine the rating and this clause (a) shall be deemed satisfied if such lower rating, as adjusted, is at least “BBB-” from S&P and “Baa3” from Moody’s; provided, finally, that if either S&P or Moody’s cease to exist, this clause (a) shall be deemed satisfied if the rating from the remaining rating agency is at least “BBB-” or “Baa3”, as applicable; and (b) no Specified Default or Event of Default has occurred and is continuing.

“Receivables” means any receivables generated from the sale of Collateral and required to be sold pursuant to, and in accordance with, the terms of any Master Intercompany Agreement.

“Receivables Facility” means the Third Amended and Restated Credit Agreement, dated as of May 27, 2016, among NFC, JPMorgan Bank and the other parties referred to therein, as amended and restated or otherwise modified from time to time and the related guarantees by Borrower and Navistar International.

“Receivables Trigger Event” means solely with respect to a Master Intercompany Agreement counterparty that purchases Parts Receivables of Borrower (a) if any such counterparty becomes subject to any proceeding of any type referred to in Section 7.01(h); (b) the failure of any such counterparty to pay in cash (after giving effect to netting counterpayments made in the ordinary course of business consistent with the past practices of the counterparties) to Borrower the full purchase price of any Receivables sold to such counterparty thereunder within two Business Days of the deadline for such payment pursuant to such Master Intercompany Agreement, provided that, with respect to payments to be made pursuant to the NFC MIA, if such two-day payment deadline occurs during a “Blackout Period” then the deadline for payment under this clause (b) shall be the first Business Day following such Blackout Period; or (c) if any such counterparty gives notice of its intent to terminate such Master Intercompany Agreement and terminates such Master Intercompany Agreement without a comparable replacement being in full force and effect.

“Recovery Zone Bonds” means collectively, the Illinois Finance Authority Recovery Zone Facility Revenue Bonds (Navistar International Corporation Project) Series 2010 and The County of Cook, Illinois Recovery Zone Facility Revenue Bonds (Navistar International Corporation Project) Series 2010, in the aggregate original principal amount of up to $225,000,000.

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“Recovery Zone Bonds Loan Agreements” means collectively, (a) the Loan Agreement, dated as of October 1, 2010, between Navistar International and the Illinois Finance Authority and (b) the Loan Agreement, dated as of October 1, 2010, between Navistar International and the County of Cook, Illinois.

“Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder; provided that any such Equity Interests that would constitute Redeemable Equity Interests solely because the provisions thereof give holders thereof the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale shall not be Redeemable Equity Interests if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the full payment of all of the Facility Obligations.

“Refinancing Conditions” means each of the following conditions with respect to the refinanced Debt: (a) it is in an aggregate principal amount that does not exceed the original principal amount of the Debt being extended, renewed, refinanced, restructured or replaced (except by the amount of any accrued interest, closing costs, expenses and fees, and premium paid in connection with such extension, renewal, refinancing or replacement); (b) it matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, other than in connection with a Change of Control or an asset sale, after 180 days after the Scheduled Maturity Date; (c) it has a weighted average life no less than the remaining weighted average life of, the Debt being extended, renewed, refinanced or replaced; (d) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed, restructured, refinanced or replaced; (e) for all Debt other than Debt under the Term Loan Documents and other Debt permitted under Section 6.01(s), unless otherwise approved by the Administrative Agent, (i) the representations, covenants and defaults applicable to it, taken as a whole, are not materially more burdensome to Borrower than those applicable to the Debt being extended, renewed, refinanced or replaced or (ii) in the case of any Debt that refinances any Debt that matures within one year of such refinancing, the representations, covenants and defaults applicable to it, taken as a whole, reflect current market terms, in each case it being agreed that a certificate executed and delivered by a Financial Officer to the Administrative Agent to such effect shall be conclusive and binding on the Administrative Agent and Lenders unless the Administrative Agent shall object in writing to such conclusion within five Business Days; (f) unless approved by the Administrative Agent in writing, it does not restrict the payment, repayment or prepayment of the Facility Obligations by Borrower, (g) the collateral granted pursuant to it is the same or less than the collateral granted pursuant to the Debt being extended, renewed, refinanced or replaced; and (h) upon giving effect to it, no Specified Default or Event of Default exists.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

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“Related Funds” has the meaning assigned to such term in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to Borrower’s assets from information furnished by or on behalf of Borrower, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent, subject to the provisions of Section 9.12.

“Required Lenders” means, at any time, Lenders having Exposure and unused Commitments representing more than 50% of the sum of the total Exposure and unused Commitments at such time; provided that the Exposure and unused Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means all (if any) Line Reserves and Availability Reserves.

“Responsible Officer” of any Person means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, senior vice president, vice president, controller or chief accounting officer of Borrower.

“Restricted Payment” has the meaning assigned to such term in Section 6.07(b).

“Restricted Subsidiary” has the meaning assigned to such term in the 2009 Senior Note Indenture.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Service, a division of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale/Lease-back Transaction” means an arrangement relating to property now owned or hereafter acquired whereby Borrower transfers such property to a Person and Borrower thereafter leases it from such Person.

“Scheduled Maturity Date” means August 4, 2022; provided that the Maturity Date shall automatically become the earlier of (i) the date that is ninety-one (91) days prior to the then-scheduled maturity date of the Senior Notes (or any Debt refinancing the Senior Notes), unless (a) the maturity date of the Senior Notes (or such refinancing Debt) is extended to a date not earlier than the date that is ninety-one (91) days after the Scheduled Maturity Date, (b) the Senior Notes (or such refinancing Debt) are refinanced with Debt that matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, not earlier than the date that is ninety-one (91) days after the Scheduled Maturity Date or (c) the Senior Notes (or such refinancing Debt) have been terminated and repaid in full without being refinanced with other Debt and (ii) the date that is ninety-one (91) days prior to the then-scheduled maturity date of the Term Loan (or any Debt

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refinancing the Term Loan), unless (a) the maturity date of the Term Loan (or such refinancing Debt) is extended to a date not earlier than the date that is ninety-one (91) days after the Scheduled Maturity Date, (b) the Term Loan (or such refinancing Debt) is refinanced with Debt that matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, not earlier than the date that is ninety-one (91) days after the Scheduled Maturity Date or (c) the Term Loan (or such refinancing Debt) has been terminated and repaid in full without being refinanced with other Debt.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Banking Services Provider”: means (a) Bank of America or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing Banking Services; provided such provider delivers written notice to the Administrative Agent and Borrower, in form and substance reasonably satisfactory to the Administrative Agent, by the later of the Closing Date or 10 days following creation of Banking Services, (i) describing the Banking Services and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 8.03.

“Secured Obligations” means all Facility Obligations, together with, to the extent permitted by the 2009 Senior Note Indenture, Banking Services Obligations in an aggregate amount of up to $25,000,000.

“Secured Parties” has the meaning assigned to such term in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the Amended and Restated Security Agreement, dated as of August 17, 2012, for the benefit of the Administrative Agent and the Secured Parties.

“Senior Notes” means the 8.25% Senior Notes due 2021 issued by Navistar International pursuant to the 2009 Senior Note Indenture.

“Settlement Report” means a report summarizing Loans outstanding and LC Exposure as of a given settlement date, allocated to Lenders on a pro rata basis in accordance with their Commitments.

“Shrink” means Parts Inventory (or, if included in the Borrowing Base, Additional Inventory) identified by Borrower as lost, misplaced, or stolen.

“Shrink Reserve” means an amount reasonably estimated by the Administrative Agent to be equal to that amount which is required in order that the Shrink reflected in current stock ledger of Borrower would be reasonably equivalent to the Shrink calculated as part of Borrower’s most recent physical inventory (it being understood and agreed that no Shrink Reserve established by the Administrative Agent shall be duplicative of any Shrink as so reflected in the current stock ledgers of Borrower or estimated by Borrower for purposes of computing the Borrowing Base other than at month’s end).

“Shy Settlement” shall mean that certain Amended and Restated Settlement Agreement dated June 30, 1993, in reference to the class action of Shy et al. v. Navistar, Civil Action No. C-3-92-333 (S.D. Ohio).

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“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Borrower or any ERISA Affiliate and for no Person other than Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Slow Moving” means Parts Inventory (or, if included in the Borrowing Base, Additional Inventory) held in excess of three years of usage.

“Specified Default” means the failure of Borrower to comply with the terms of Sections 5.01(c) or 5.11, the failure of Borrower to deliver financial statements when required pursuant to Sections 5.01(a) or (b), or the occurrence of any Default specified in Sections 7.01(a) or 7.01(h).

“Stated Amount” means, at any time, the maximum amount for which a Letter of Credit may be honored.

“Subject Agreements” has the meaning assigned to such term in Section 9.22(b).

“Subordinated Debt” means any Debt of Borrower that is subordinated to the Obligations of Borrower under the Loan Documents on and that otherwise contains, terms and conditions, including as to subordination, reasonably satisfactory to the Administrative Agent.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Super Majority Lenders” means, at any time, Lenders having Exposure and unused Commitments representing more than 66-2/3% of the sum of the total Exposure and unused Commitments at such time; provided that the Exposure and unused Commitments of any Defaulting Lender shall be disregarded in the determination of the Super Majority Lenders at any time.

“Support Agreement” means the Third Amended and Restated Parents’ Side Agreement dated as of December 2, 2011, between Navistar International and Borrower, as it may be amended, modified, supplemented or restricted from time to time; provided that such agreement shall not be amended, supplemented, amended and restated or otherwise modified after the Closing Date in a manner adverse in any material respect to the interests of Borrower.

“Suppressed Availability” means the amount (not less than zero) by which the then-applicable Borrowing Base exceeds the then-effective Commitments.

“Swingline Lender” means Bank of America, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” has the meaning assigned to such term in Section 2.05(a).

“Syndication Agents” has the meaning assigned to such term in the preamble to this Agreement.

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“Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Debt,” all (a) Obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”), (b) Obligations of such Person in respect of transactions entered into by such Person, the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of the issuance of Equity Interests) and (c) Obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Debt” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing).

“Tax Allocation Agreements” means (a) the Tax Allocation Agreement among the International Harvester Company (predecessor to Borrower) and its Subsidiaries (as defined therein), effective as of October 1, 1981, as it has been and may be amended and/or supplemented from time to time, (b) the Tax Allocation Agreement between Navistar International and Navistar International Transportation Corp. (predecessor to Borrower), effective April 1, 1987, as it has been and may be amended and/or supplemented from time to time and (c) the Tax Allocation Agreement by and among Navistar International and its Subsidiary Members (as defined therein), dated April 14, 2008; provided that such agreements shall not be amended, supplemented, amended and restated or otherwise modified after the Closing Date in a manner adverse in any material respect to the interests of Borrower or its Subsidiaries.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means the term loans made to Borrower (and guaranteed by Navistar International and certain Subsidiaries of Navistar International) in the maximum aggregate original principal amount of up to $1 billion pursuant to the Term Loan Agreement.

“Term Loan Agents” means the Term Loan Collateral Agent and the Administrative Agent (as defined in the Term Loan Agreement).

“Term Loan Agreement” means that certain Credit Agreement dated as of August 17, 2012, by and among, inter alia, Navistar International, Borrower, JPMorgan Chase Bank, N.A., as administrative agent thereunder, and the lenders from time to time party thereto.

“Term Loan Collateral Agent” means the Collateral Agent (as defined in the Term Loan Agreement).

“Term Loan Documents” means the Credit Documents (as defined in the Term Loan Agreement) and any other documents that are designated under any agreement refinancing, replacing, renewing, extending or restructuring the Term Loan Agreement as “Term Loan Documents” for the purposes of this Agreement.

“Term Loan Facility” means the term loan facility provided by the Term Loan Agreement.

“Term Loan Lender” means the lenders party to the Term Loan Agreement.

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“Term Loan Security Agreement” means the Guarantee and Collateral Agreement, dated as of the August 17, 2012, among Borrower, Navistar International, the Term Loan Collateral Agent and the other parties thereto.

“Total Utilization of Commitments” means the average daily aggregate Exposures of all Lenders.

“Transaction Costs” means fees and expenses payable or otherwise borne by Borrower in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by Borrower of the Loan Documents to which it is a party and the making of the Borrowings and the issuance, amendment and renewal of Letters of Credit hereunder, and (b) the payment of the Transaction Costs.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to LIBOR or the Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UFCA” has the meaning assigned to such term in Section 9.18(b).

“UFTA” has the meaning assigned to such term in Section 9.18(b).

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (a) an obligation to reimburse a bank for drawings not yet made under a Letter of Credit issued by it; (b) any other obligation (including any guarantee) that is contingent in nature at such time; or (c) an obligation to provide collateral to secure any of the foregoing types of obligations; but excluding unripened or contingent obligations related to indemnification under Section 9.03 for which no written demand has been made.

“Unrestricted Subsidiary” has the meaning assigned to such term in the 2009 Senior Note Indenture.

“U.S.” and “United States” means the United States of America.

“U.S. Liquidity” means, at any time of determination the sum of (a) unrestricted (determined in a manner consistent with GAAP) cash and Cash Equivalents of Navistar International and its Domestic Subsidiaries at such time, plus (b) amounts available to Navistar International and its Domestic Subsidiaries under lines of credit in the United States at such time, plus (c) unrestricted cash (determined in a manner consistent with GAAP) located in a foreign jurisdiction at such time, so long as such cash may be transferred to Navistar International and its Domestic Subsidiaries in the United States without restrictions under any charter, document or other contractual obligation and without any material adverse tax consequences.

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“Used Truck Collateral” means (a) all Used Truck Inventory, (b) all Used Truck Receivables, (c) the Used Truck Collection Accounts, (d) all funds or financial assets (including Investment Property, cash or Cash Equivalents) credited to any Used Truck Collection Account solely to the extent that such funds or financial assets do not constitute identifiable Proceeds of Collateral (other than Collateral described in clauses (a), (b), (c), (e) and (f) of this definition), (e) all books and records, customer lists, credit files, computer files, programs, printouts and other computer records related solely to the foregoing and any General Intangibles at any time evidencing or relating solely to any of the foregoing, and (f) all insurance proceeds and products solely of the foregoing, and all Proceeds solely of the foregoing.

“Used Truck Collection Accounts” has the meaning assigned to such term in Section 5.11(b).

“Used Truck Financing Date” has the meaning assigned to such term in Section 5.11(b).

“Used Truck Inventory” has the meaning assigned to such term in the Security Agreement.

“Used Truck Receivables” has the meaning assigned to such term in the Security Agreement.”

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Value” means, for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

“Voting Interests” means, with respect to any Person, securities of any class or classes of Equity Interests in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors or other governing body of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan” or “Swingline Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “LIBOR Revolving Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise

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(a) any definition of or reference to any organizational document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented, waived, modified, restructured, refinanced, replaced, renewed or extended (subject to any restrictions on such amendments, amendment and restatements, supplements, modifications, restructurings, refinancings, replacements, renewals or extensions set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) the words “knowledge” or “aware” or words of similar import shall mean, when used in reference to Borrower, the actual knowledge of any Responsible Officer and (g) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law. All determinations (including calculations of the Borrowing Base) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. The Borrowing Base calculations shall be consistent with historical methods of valuation and calculation (and not necessarily calculated in accordance with GAAP). No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies the Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein, Indebtedness of Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

Section 1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

Section 1.06 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 1.07 Certifications. All certifications to be made hereunder by an officer or representative of Borrower shall be made by such person in his or her capacity solely as an officer or a representative of Borrower, on Borrower’s behalf and not in such Person’s individual capacity.

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ARTICLE II

THE CREDITS

Section 2.01 Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees, severally and not jointly, to make Revolving Loans in Dollars to Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in:

(i) (A) such Lender’s Exposure exceeding such Lender’s Applicable Percentage of the Available Commitment or (B) such Lender’s Adjusted Exposure exceeding the lesser of (1) such Lender’s Applicable Percentage of the Available Commitment, and (2) such Lender’s Applicable Percentage of the Borrowing Base (except as provided for in Section 2.04); or

(ii) (A) the aggregate Exposures of all the Lenders exceeding the aggregate Available Commitments or (B) the aggregate Adjusted Exposure of all the Lenders exceeding the lesser of (1) the aggregate Available Commitments, and (2) the Borrowing Base (except as provided for in Section 2.04).

(b) Within the foregoing limits and subject to the terms and conditions set forth herein (including the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04), Borrower may borrow, repay and reborrow Revolving Loans without premium or penalty.

Section 2.02 Loans and Borrowings. (a) Each Loan (other than a Swingline Loan or a Protective Advance) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Any Protective Advance and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05, respectively.

(b) Subject to Sections 2.14 and 2.15, each Borrowing shall be comprised entirely of Base Rate Loans or LIBOR Loans as Borrower may request in accordance herewith. Each Swingline Loan and each Protective Advance shall be a Base Rate Loan. Each Lender at its option may make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that (i) any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement, and (ii) in exercising such option, such Lender shall use reasonable efforts to minimize any increase in LIBOR or increased costs to Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply).

(c) At the commencement of each Interest Period for any LIBOR Borrowing, such Borrowing when made shall be in a minimum principal amount of $1,000,000 and in integral multiples of $1,000,000 thereafter. Each Base Rate Borrowing when made shall be in a minimum principal amount of $1,000,000; provided that a Base Rate Borrowing may be made in a lesser aggregate amount that is equal to the entire unused balance of the Available Commitments or that is required to (i) finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e), or (ii) repay Swingline Loans as contemplated by Section 2.10(a). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten different Interest Periods in effect for LIBOR Borrowings at any time outstanding.

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(d) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Borrowings. (a) To request a Borrowing, Borrower shall notify the Administrative Agent of such request either in writing by delivery of a Borrowing Request (by hand, facsimile or a “pdf” or other electronic transmission) signed by Borrower or by telephone (i) in the case of a LIBOR Borrowing, not later than 1:00 p.m. three Business Days before the date of the proposed Borrowing or (ii) in the case of a Base Rate Borrowing (including any such notice of a Base Rate Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e)), not later than 12:00 noon on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or a “pdf” or other electronic transmission to the Administrative Agent of a written Borrowing Request signed by Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(A) the aggregate amount of the requested Borrowing;

(B) the date of such Borrowing, which shall be a Business Day;

(C) whether such Borrowing is to be a Base Rate Borrowing or a LIBOR Borrowing;

(D) in the case of a LIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(E) the location and number of Borrower’s accounts or any other designated account(s) to which funds are to be disbursed.

(b) If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested LIBOR Borrowing, then Borrower shall be deemed to have selected an Interest Period of 30 day’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(c) Unless payment is otherwise timely made by Borrower, the becoming due of any Facility Obligation shall be deemed to be a request for a Base Rate Loan on the due date, in the amount of such Facility Obligation. The proceeds of such Loan shall be disbursed as direct payment of the relevant Facility Obligation. This Section 2.03(c) shall be subject in all respects to the terms of Section 9.22 of this Agreement.

(d) If Borrower establishes a controlled disbursement account with the Administrative Agent or any branch or Affiliate of the Administrative Agent, then the presentation for payment of any check, ACH or electronic debit, or other payment item at a time when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Loan on the date of such presentation, in the amount of such payment item and the Administrative Agent shall notify Borrower

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promptly thereafter; provided that the Administrative Agent shall not be liable for any failure to give such notice; provided, further that any failure to give such notice shall not affect the validity of such Loan. The proceeds of such Loan may be disbursed directly to the controlled disbursement account or other appropriate account. This Section 2.03(d) shall be subject in all respects to the terms of Section 9.22 of this Agreement.

Section 2.04 Protective Advances. (a) Subject in all respects to the limitations set forth below and the terms of Section 9.22 of this Agreement (and notwithstanding anything to the contrary in Section 4.02, including failure to satisfy or waive any of the conditions precedent set forth in Section 4.02), the Administrative Agent is authorized by Borrower and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to Borrower, on behalf of all Lenders at any time that any condition precedent set forth in Section 4.02 has not been satisfied or waived, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (each such Loan, a “Protective Advance”). Any Protective Advance may be made in a principal amount that would cause the aggregate Adjusted Exposures to exceed the Borrowing Base; provided that no Protective Advance may be made to the extent that, after giving effect to such Protective Advance (together with the outstanding principal amount of any outstanding Protective Advances), the aggregate principal amount of Protective Advances outstanding hereunder would exceed 5% of the aggregate Commitments as determined on the date of such proposed Protective Advance; and provided, further that, the aggregate amount of such proposed Protective Advances plus the aggregate Exposures shall not exceed the aggregate Commitments. No Protective Advance may remain outstanding for more than 60 days without the consent of the Required Lenders. Each Protective Advance shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Facility Obligations and Secured Obligations hereunder. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. At any time that the conditions precedent set forth in Section 4.02 have been satisfied or waived, the Administrative Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance. At any other time, the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral (if any) received by the Administrative Agent in respect of such Protective Advance.

Section 2.05 Swingline Loans; Settlement. (a) The Administrative Agent, as the Swingline Lender, may, but shall not be obligated to, advance Swingline Loans to Borrower (such loan, a “Swingline Loan”), up to an aggregate outstanding amount of $20,000,000. Each Swingline Loan shall constitute a Revolving Loan for all purposes, except that payments thereon shall be made to the Administrative Agent for its own account. The obligation of Borrower to repay Swingline Loans shall be evidenced by the records of the Administrative Agent and need not be evidenced by any promissory note.

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(b) Settlement of Swingline Loans and other Loans among the Lenders and the Administrative Agent shall take place on a date determined from time to time by the Administrative Agent (but at least weekly), in accordance with the applicable Settlement Report delivered by the Administrative Agent to the Lenders. Between settlement dates, the Administrative Agent may in its discretion apply payments on Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with the Administrative Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated or the conditions in Section 4 are satisfied. If, due to a proceeding of the type described in Section 7.01(h) with respect to Borrower or otherwise, any Swingline Loan made to Borrower may not be settled among the Lenders hereunder, then each Lender shall be deemed to have purchased from the Administrative Agent a pro rata participation in accordance with their Applicable Percentage in such Loan and shall transfer the amount of such participation to the Administrative Agent, in immediately available funds, within one Business Day after the Administrative Agent’s request therefor.

Section 2.06 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.06, from time to time on any Business Day during the period from the Closing Date to but not including the fifth Business Day prior to the Maturity Date, upon the request of Borrower, to issue standby Letters of Credit denominated in Dollars only and issued for the account of Borrower, and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.06(b); and (ii) the Lenders severally agree to participate in the Letters of Credit issued pursuant to Section 2.06(d) (it being understood and agreed that any such participation shall not constitute a Loan). Subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), Borrower shall hand deliver or facsimile (or transmit by a “pdf” or other electronic communication) to the applicable Issuing Bank and the Administrative Agent, at least two Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank), a request to issue substantially in the form of Exhibit E attached hereto (each a “Letter of Credit Request”). To request an amendment, extension or renewal of a Letter of Credit, Borrower shall submit such a request on its letterhead, addressed to the applicable Issuing Bank (with a copy to the Administrative Agent) at least two Business Days in advance of the requested date of amendment, extension or renewal (or such shorter period as is acceptable to the applicable Issuing Bank), identifying the Letter of Credit to be amended, renewed or extended, and specifying the proposed date (which shall be a Business Day) and other details of the amendment, extension or renewal. Requests for issuance, amendment, renewal or extension must be accompanied by such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended, renewed or extended only if (and on issuance, amendment, renewal or extension of each Letter of Credit Borrower shall be deemed to represent and warrant that), after giving

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effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $125,000,000 (as such amount may be decreased pursuant to Section 2.09(c)), (ii) the aggregate amount of the Credit Extensions at such time shall not exceed the Available Commitments and (iii) the result of (A) the aggregate amount of the Credit Extensions at such time minus (B) the amount on deposit in the Designated LC Collateral Account at such time (provided that the amount in this clause (B) shall not exceed the Cash Collateral Cap at such time) shall not exceed the lesser of (x) the Available Commitments and (y) the Borrowing Base. No Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit beyond its Commitment. For the avoidance of doubt, clause (iii) of the immediately preceding sentence shall apply regardless of whether any Letters of Credit constitute Collateralized Letters of Credit or whether any cash collateral is then on deposit in the Designated LC Collateral Account. Promptly after the delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. Upon receipt of such Letter of Credit or amendment, the Administrative Agent shall notify the Lenders, in writing, of such Letter of Credit or amendment, and if so requested by a Lender, the Administrative Agent will provide such Lender with copies of such Letter of Credit or amendment. Notwithstanding the forgoing, after giving effect to Section 2.23(a), no Issuing Bank shall be required to issue Letters of Credit if a Defaulting Lender exists at such time, unless such Lender has, or Borrower has, entered into arrangements satisfactory to the Administrative Agent and such Issuing Bank (including the delivery of cash collateral) to eliminate any Fronting Exposure associated with such Lender.

(c) Expiration Date. Each Letter of Credit shall expire not later than the earlier of (i) the stated expiration date on such Letter of Credit, and (ii) the date that is five Business Days prior to the Maturity Date (other than any Letter of Credit with a stated expiry date within 12 months following the Maturity Date that shall have been fully Cash Collateralized or Backstopped by Borrower as of the Maturity Date); provided, that, Borrower may request the issuance of standby Letters of Credit with tenors in excess of 12 months, so long as the aggregate total of the stated amounts of all such standby Letters of Credit (with tenors in excess of 12 months) outstanding at any time shall not exceed $25,000,000, and all other Letters of Credit issued hereunder shall have tenors of 12 months or less; provided, further, that any standby Letter of Credit with a tenor of 12 months or less may provide for the automatic extension thereof for any number of additional periods, each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to above). Each commercial Letter of Credit shall expire on the earlier of (A) 180 days after the date of the issuance of such Letter of Credit and (B) the date that is 30 days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in each such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by Borrower on the date due as provided in paragraph (e) of this Section 2.06, or of any reimbursement payment required to be refunded to Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph (d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. No Issuing Bank makes to any Lender any express or implied warranty, representation or guaranty with respect to the Collateral, Letter of Credit

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document or Borrower. No Issuing Bank shall be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any Letter of Credit document; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien thereon; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of Borrower.

(e) Reimbursement. If the applicable Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, on the Business Day immediately following the date Borrower receives notice under paragraph (g) of this Section 2.06 of such LC Disbursement so long as notice is delivered to Borrower no later than 10:00 a.m.; provided that Borrower may, subject to the satisfaction (or waiver in accordance with Section 9.02) of the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with a Base Rate Borrowing, in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Borrowing. If Borrower fails to make such payment when due, or if any payment made by Borrower must be disgorged, returned or otherwise relinquished for any reason, including by reason of any event described in Section 7.01(h), the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from Borrower pursuant to this paragraph (g), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that the Lenders have made payments pursuant to this paragraph (g) to reimburse the applicable Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. Borrower’s and the Lenders’ obligation to reimburse LC Disbursements, as provided in paragraph (e) of this Section 2.06, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any material respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.06, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder (other than payment or performance, to the extent thereof). Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank (or any of its agents, employees, officers, advisors or Related Parties) from liability to

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Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by such Issuing Bank’s (or any of its agents, employees, officers, advisors or Related Parties) (i) failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, (ii) gross negligence, (iii) willful misconduct or (iv) bad faith. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the applicable Issuing Bank (or its agents, officers, employees, advisors or Related Parties) (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and Borrower by telephone (confirmed by facsimile or electronic transmission) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse such applicable Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Loans that are Base Rate Loans; provided that, if Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.06, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph (h) shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section 2.06 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment. Interest accrued under this Section 2.06(h) or Section 2.13(c) (as it relates thereto) shall constitute and form a part of the reimbursement obligations owed by Borrower in respect of such Letters of Credit.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced with the consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned) at any time by written agreement among Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement to the extent such Letters of Credit remain outstanding or otherwise with respect to indemnification and any other amounts owing to it hereunder until such amounts have been paid in full, but shall not be required to issue additional Letters of Credit.

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(j) Cash Collateralization. If any Event of Default shall occur and be continuing, within one Business Day of the date Borrower receives notice from the Administrative Agent acting at the direction of the Required Lenders or an Issuing Bank (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph (j), Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the LC Exposure as of such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in clause (h) or (i) of Section 7.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this paragraph (j) during the continuance of any such Event of Default but shall be promptly released and returned to Borrower upon the cure or waiver of such Event of Default. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account for the benefit of the Lenders to secure the payment and performance of the Secured Obligations. Other than any interest earned on the investment of such deposits, which investments shall be made at the discretion of the Administrative Agent for the benefit of Borrower to the extent not applied to the Obligations or any Banking Services Obligations during the continuance of an Event of Default in accordance with Section 2.18 and at the risk and expense of Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence and continuance of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned promptly to Borrower but in no event later than 3 Business Days after such Event of Default has been cured or waived. Notwithstanding anything in this Agreement to the contrary, this clause (j) shall not apply to the portion of Collateralized Letters of Credit that are then cash collateralized to the extent of the amount on deposit in the Designated LC Collateral Account at such time, not to exceed the Cash Collateral Cap at such time; provided that this clause (j) shall apply to the portion of all Collateralized Letters of Credit that are not then cash collateralized by amounts held in the Designated LC Collateral Account.

(k) Existing Letters of Credit. The Existing Letters of Credit have been previously deemed to continue as Letters of Credit issued pursuant to Section 2.06 for the account of Borrower and subject to the provisions hereof, and for this purpose (i) fees in respect thereof pursuant to Section 2.12(b) shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to the Existing Letters of Credit, except to the extent that such fees are also payable pursuant to Section 2.12(b)) as if the Existing Letters of Credit had been issued on the Closing Date, (ii) the Existing Letters of Credit shall be included in the calculation of LC Obligations and (iii) all liabilities of Borrower with respect to the Existing Letters of Credit shall constitute Facility Obligations. The Existing Letters of Credit shall not be extended or renewed, except pursuant to customary automatic extension provisions in existence on the date hereof or unless the Letter of Credit issuer is a Lender and has been validly appointed as an Issuing Bank hereunder prior to the

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requested extension or renewal. Notwithstanding the foregoing, Borrower shall not be required to pay any additional issuance fees with respect to the issuance of the Existing Letters of Credit solely as a result of such letters of credit being converted to a Letter of Credit hereunder, it being understood that the fronting, participation and other fees set forth in Section 2.12(b) shall otherwise apply to the Existing Letters of Credit.

(l) Borrower assumes all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, neither the Administrative Agent, nor any Issuing Bank or Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and Borrower (or any other Person whose obligations are supported by such Letter of Credit); errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of any Issuing Bank, the Administrative Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of an Issuing Bank under the Loan Documents shall be cumulative. Each Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrower are discharged with proceeds of any Letter of Credit.

(m) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or related documents, the applicable Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by such Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. The applicable Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. The applicable Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or related documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

(n) Collateralized Letters of Credit.

(i) On any date that a Letter of Credit is issued in accordance with Section 2.06, and no more than once in any month, on the date that Borrower delivers a Borrowing Base Certificate to the Administrative Agent in accordance with Section 5.01(c), Borrower may deposit an amount in cash in an account with the Administrative Agent in the name of (or for the benefit of) the Administrative Agent and for the benefit of the Lenders (such account, the “Designated LC Collateral Account”) an amount in cash to be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this Section 2.06(n) until released in accordance with Section 2.06(n)(ii). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and Borrower hereby grants the Administrative Agent a security interest in the Designated LC Collateral Account for the benefit of the Lenders to secure the payment and performance of the Secured Obligations. Other than any

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interest earned on the investment of such deposits of cash collateral, which investments shall be made at the discretion of the Administrative Agent after consultation with and for the benefit of Borrower in accordance with the account documentation governing the Designated LC Collateral Account, to the extent not applied to the Obligations or any Banking Services Obligations during the continuance of an Event of Default in accordance with Section 2.18 and at the risk and expense of Borrower, such deposits of cash collateral shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such Designated LC Collateral Account. Moneys in such Designated LC Collateral Account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements with respect to the applicable Collateralized Letters of Credit for which it has not been reimbursed, to pay fees with respect to the applicable Collateralized Letters of Credit and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower for the Collateralized Letters of Credit at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Lenders with Collateralized LC Exposure representing greater than 50% of the total Collateralized LC Exposure), be applied to satisfy other Secured Obligations.

(ii) (A) On any date that a Collateralized Letter of Credit is terminated or cancelled, (B) on any date that the Collateralized LC Exposure for any Collateralized Letter of Credit is reduced, or (C) no more than once in any month, on the date that Borrower delivers a Borrowing Base Certificate to the Administrative Agent in accordance with Section 5.01(c), Borrower may request the return of all or any portion of the cash collateral then on deposit in the Designated LC Collateral Account by delivering a certificate to the Administrative Agent signed by an officer of Borrower (I) describing whether the return of such cash collateral is being requested under clause (A), (B) or (C) of this clause (ii), (II) specifying the amount of such cash collateral to be returned to Borrower and the wire instructions for the return of such amount, (III) certifying that, both immediately before and immediately after giving effect to such return of cash collateral, no Event of Default or Default shall have occurred and be continuing, (IV) certifying that, immediately after giving effect to such return of cash collateral (x) the LC Exposure shall not exceed $125,000,000 (as such amount may be decreased pursuant to Section 2.09(c)), (y) the aggregate amount of the Credit Extensions at such time shall not exceed the Available Commitments and (z) the result of (A) the aggregate amount of the Credit Extensions at such time minus (B) the amount on deposit in the Designated LC Collateral Account at such time (provided that the amount in this clause (B) shall not exceed the Cash Collateral Cap at such time) shall not exceed the lesser of the Available Commitments and the Borrowing Base. For the avoidance of doubt, clause (z) of the immediately preceding sentence shall apply regardless of whether any Letters of Credit constitute Collateralized Letters of Credit or whether any cash collateral is then on deposit in the Designated LC Collateral Account. Following receipt of such certificate, the Administrative Agent shall promptly return to Borrower the amount of cash collateral requested to be returned in such certificate to the extent then held in the Designated LC Collateral Account; provided that, notwithstanding anything in this Agreement to the contrary, if, at any time during the immediately preceding 90 days Borrower consummated any transaction requiring satisfaction of the Payment Condition or that required compliance with the Adjusted Excess Availability tests set forth in Section 6.06(l) or Section 6.09(i), then Borrower shall not be permitted to request the return of, and the Administrative Agent shall not be required to return, any cash collateral in the Designated LC Collateral Account that was required in order to satisfy such tests at such time until Borrower delivers a certificate to the Administrative Agent signed by an officer of Borrower complying with all other requirements of this clause (ii) and certifying that Borrower can satisfy such tests, as applicable, without giving effect to any cash collateral requested to be returned to Borrower.

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Section 2.07 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:30 p.m. to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage; provided, that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account or as otherwise directed by Borrower; provided that Base Rate Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent to be applied as contemplated by Section 2.04 (and the Administrative Agent shall, upon the request of Borrower, deliver to Borrower a reasonably detailed accounting of either such application).

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.07 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of Borrower, the interest rate applicable to Loans that are Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.08 Type; Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, based upon their Applicable Percentages, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.08 shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.08, Borrower shall notify the Administrative Agent of such election by telephone, facsimile or a “pdf” or other electronic transmission by the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or electronic “pdf” or other electronic transmission to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by Borrower.

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(c) Each telephonic and written (including permitted electronic transmission) Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a LIBOR Borrowing; and

(iv) if the resulting Borrowing is a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of 30 day’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing prior to the end of the Interest Period applicable thereto, and unless such Borrowing is repaid as provided herein (including any prepayment notice required pursuant to Section 2.11), then, at the end of such Interest Period, such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent (at its discretion or at the request of the Required Lenders), so notifies Borrower, then, so long as an Event of Default is continuing no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing and unless repaid, at the end of the then-current Interest Period applicable thereto each LIBOR Borrowing shall be converted to a Base Rate Borrowing.

Section 2.09 Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) Upon delivering the notice required by Section 2.09(d), Borrower may at any time terminate the Commitments (without premium or penalty) upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the Cash Collateralization or Backstop of such Letter of Credit), and (iii) the payment in full of all accrued and unpaid fees and all reimbursable expenses and other Obligations then earned, due, and owing as of such termination together with accrued and unpaid interest thereon.

(c) Upon delivering the notice required by Section 2.09(d), Borrower may from time to time reduce the Commitments (without premium or penalty); provided that (i) each reduction of the Commitments shall be in an amount that is not less than $1,000,000, and in integral multiples of $1,000,000 thereafter, and (ii) Borrower shall not reduce the Commitments if, after giving

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effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the sum of the aggregate Exposures would exceed the Available Commitments; provided, that any reduction of the Commitments must include a corresponding reduction in the maximum LC Exposure, under Section 2.06(b); provided, further, that the Maximum Cash Collateral Cap shall be reduced on a dollar-for-dollar basis with the maximum LC Exposure for every dollar that the maximum LC Exposure is reduced below $80,000,000.

(d) Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section 2.09 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section 2.09 shall be irrevocable; provided that a notice of termination of the Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, other debt or equity issuances, an asset sale or an investment, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments pursuant to this Section 2.09 shall be permanent. Upon any reduction of the Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount.

Section 2.10 Repayment of Loans; Evidence of Debt. (a) Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and written demand by the Administrative Agent; provided that on each date that a Revolving Loan is made while any Protective Advance is outstanding, Borrower shall repay all Protective Advances with the proceeds of such requested Revolving Loan.

(b) At all times after the occurrence and during the continuance of an Event of Default (subject to the provisions of Section 2.18(b) and (c) and to the terms of the Security Agreement), on each Business Day, at or before 12:00 noon, the Administrative Agent shall apply all immediately available funds credited to the Collection Account (without any premium or penalty or commitment reduction) as follows; first to pay any fees or expense reimbursements then earned, due and owing to the Administrative Agent, the Issuing Banks and the Lenders (other than in connection with Banking Services) pursuant to the terms of the Loan Documents, pro rata; second to pay interest due and payable in respect of any Revolving Loans (including Swingline Loans) and any Protective Advances permitted to be made under Section 9.22 that may be outstanding, pro rata; third to prepay the principal of any Protective Advances permitted to be made under Section 9.22 that may be outstanding, pro rata; and fourth to prepay the principal of the Loans (including Swingline Loans) and to prepay unreimbursed LC Disbursements, ratably and then in the amount necessary to Cash Collateralize the LC Exposure, pro rata; provided that the amount of cash required to be deposited pursuant to this clause fourth shall be reduced on a dollar for dollar basis by the amount of cash collateral then on deposit in the Designated LC Collateral Account, not to exceed the Cash Collateral Cap at such time. Amounts to be applied pursuant to this Section 2.10(b) in prepayment of Revolving Loans shall be applied, as applicable, first to reduce outstanding Base Rate Loans. Any amounts remaining after each such application shall be applied to prepay LIBOR Loans and if Borrower was required to Cash Collateralize any Letters of Credit as a result of the occurrence and continuance of an Event of Default, after such Event of Default has been cured or waived, all amounts in the LC Collateral Account shall be returned to Borrower in accordance with the second to last sentence of Section 2.06(j).

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(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. In addition, Borrower shall receive a monthly statement detailing such accounts from the Administrative Agent.

(e) The entries made in the accounts maintained pursuant to paragraph (c) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the Obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.

Section 2.11 Prepayment of Loans. (a) Upon prior notice in accordance with paragraph (c) of this Section 2.11, Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.16) or Commitment reduction. Prepayments made pursuant to this Section 2.11(a), first, shall be applied ratably to the Swingline Loans and to outstanding LC Disbursements; and second, shall be applied ratably to the outstanding Revolving Loans.

(b) Mandatory Prepayments. Except for Protective Advances permitted under Section 2.04, in the event and on each Business Day, on which Borrower receives written notice that (i) the total Exposure exceeds the Available Commitments or (ii) the aggregate Adjusted Exposure exceeds the lesser of (x) the Available Commitments and (y) the Borrowing Base, Borrower shall prepay (on the date of receipt of such notice, if such notice is received by 10:00 a.m. on such day, and by the next Business Day, if such notice is received after 10:00 a.m. on such day) the Revolving Loans or Swingline Loans and/or reduce the LC Exposure, in an aggregate amount equal to such excess by taking any of the following actions as it shall determine at its sole discretion: (1) prepayment of Revolving Loans or Swingline Loans or (2) deposit of cash in the LC Collateral Account to Cash Collateralize any outstanding Letters of Credit in accordance with Section 2.06(j).

(c) Voluntary Prepayments. Borrower shall notify the Administrative Agent by telephone (confirmed by “pdf”, other electronic transmission or facsimile to the Administrative Agent), or by “pdf” or other electronic transmission or by facsimile of any prepayment hereunder (i) in the case of prepayment of a LIBOR Borrowing, not later than 1:00 p.m. three Business Days before the date of prepayment or (ii) in the case of prepayment of a Base Rate Borrowing, not later than 10:00 a.m. on the Business Day of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing pursuant to this paragraph (c) shall be applied to Swingline Loans until paid in full, before application to Revolving Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

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Section 2.12 Fees. (a) Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee, which shall accrue at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender minus Exposure of such Lender during the period from and including the Closing Date to but excluding the date on which the Lenders’ Commitments terminate. Accrued commitment fees shall be payable in arrears on the first Business Day of each February, May, August and November (commencing November 1, 2017) and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 365 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of calculating the commitment fees, the Commitments shall be deemed utilized as a result of outstanding Swingline Loans.

(b) Borrower agrees to pay to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit at the same Applicable Margin used to determine the interest rate applicable to LIBOR Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure; provided that the participation fee, solely for the portion of all Collateralized Letters of Credit at such time that does not exceed the amount of cash collateral then on deposit in the Designated LC Collateral Account, not to exceed the Cash Collateral Cap at such time, shall accrue at 1.25% (subject to Section 2.13(c)). In addition, Borrower agrees to pay to the applicable Issuing Bank, for its own account, in respect of each Letter of Credit issued by such Issuing Bank with respect to each Letter of Credit issued for the account of Borrower by such Issuing Bank, a fronting fee for the period from the date of issuance of such Letter of Credit through the expiration date of such Letter of Credit (or if terminated on an earlier date, to the termination date of such Letter of Credit), computed at a rate equal to 0.125% per annum of the daily Stated Amount of such Letter of Credit, as well as such Issuing Bank’s reasonable and customary standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through the last calendar day of each January, April, July and October shall be payable on the first Business Day of each February, May, August and November (commencing November 1, 2017); provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph (b) shall be payable by the respective Borrower for its own account within ten Business Days after demand (accompanied by reasonable back-up documentation therefor). All participation fees and fronting fees shall be computed on the basis of a year of 365 days and shall be payable for the actual number of days elapsed. All such fees described in this clause (b) shall constitute and form a part of the reimbursement obligations owed by Borrower in respect of such Letters of Credit.

(c) Borrower agrees to pay the fees set forth in the Fee Letter, payable in the amounts and at the times specified therein or as so otherwise mutually agreed upon by Borrower and the Administrative Agent or the Lenders party thereto or such agency fees as may otherwise be separately agreed upon by Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

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Section 2.13 Interest. (a) The Loans comprising each Base Rate Borrowing (including each Swingline Loan and each Protective Advance) shall bear interest at the Base Rate plus the Applicable Margin.

(b) The Loans comprising each LIBOR Borrowing shall bear interest at LIBOR for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, upon the request of the Required Lenders and effective thereupon (or automatically in the case of an Event of Default under Section 7.01(h)), all (i) all Loans shall bear interest at a rate of 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13, (ii) all unreimbursed LC Disbursements shall bear interest at a rate of 2.00% plus the rate of interest applicable to Base Rate Loans in accordance with Section 2.06(h) and (iii) all participation fees payable in accordance with Section 2.12(b) shall be increased by 2.00%, in addition to the rate otherwise payable thereunder. In the case of clauses (ii) and (iii), such amounts shall constitute and form a part of the reimbursement obligations owed by Borrower in respect of such Letters of Credit.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on written demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. In no event shall interest be less than zero at any time.

(e) All interest on Base Rate Borrowings and LIBOR Borrowings hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or LIBOR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Borrowing:

(a) the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period;

(b) the Administrative Agent is advised by the Required Lenders that LIBOR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; or

(c) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan;

then the Administrative Agent shall promptly give written notice thereof to Borrower and the Lenders by telephone or facsimile or “pdf” or other electronic transmission as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to

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such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Borrowing shall be ineffective and such Borrowing shall be converted to a Base Rate Borrowing on the last day of the Interest Period applicable thereto, and (ii) unless withdrawn timely in accordance with the terms hereof, if any Borrowing Request requests a LIBOR Borrowing, such Borrowing shall be made as a Base Rate Borrowing.

Section 2.15 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by or participated in, any Lender (except any such reserve requirement reflected in the LIBOR) or Issuing Bank;

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Lender or Issuing Bank to any Tax with respect to any Loan, Loan Document, Letter of Credit or participation in LC Obligations, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.17 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then, within 10 Business Days following delivery of the certificate contemplated by paragraph (c) of this Section 2.15, Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered (except for any Taxes, which shall be dealt with exclusively pursuant to Section 2.17).

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law other than due to Taxes, which shall be dealt with exclusively pursuant to Section 2.17 (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time following delivery of the certificate contemplated by paragraph (c) of this Section 2.15 Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.15 and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within ten Business Days after receipt thereof.

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(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, that Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default); (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto; (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith); or (d) the assignment of any LIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.19, then, in any such event, Borrower shall compensate each Lender promptly upon written request for the loss, cost and expense attributable to such event (including the loss of anticipated profits). In the case of a LIBOR Loan, such loss, cost or expense to any Lender shall include the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at LIBOR that would have been applicable to such Loan, for the period from the date of such event to the last day of the then-current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 and the basis therefor and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten Business Days after receipt thereof. The Lenders shall not be required to purchase Dollar deposits in any interbank market to fund any LIBOR Loan, but this Section 2.16 shall apply as if each Lender had purchased such deposits.

Section 2.17 Taxes. (a) Any and all payments by or on account of any obligation of Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) the Administrative Agent, Lender or any Issuing Bank (as applicable) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. If at any time Borrower is required by applicable law to make any deduction or withholding from any sum payable hereunder, Borrower shall promptly notify the relevant Lender, Administrative Agent or Issuing Bank upon becoming aware of the same. In addition, each Lender, the Administrative Agent or Issuing Bank shall promptly notify Borrower or Borrower upon becoming aware of any circumstances as a result of which Borrower is or would be required to make any deduction or withholding from any sum payable hereunder.

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(b) In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within ten Business Days after written demand therefor (including documentation reasonably supporting such request), for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (excluding penalties, interest and reasonable expenses arising from the failure to pay the Indemnified Taxes or Other Taxes in a grossly negligent manner or in a willful disregard of the law), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Upon Borrower’s reasonable written request, the Administrative Agent, each Lender and each Issuing Bank shall reasonably cooperate with Borrower in seeking a refund of Indemnified Taxes or Other Taxes; provided that such cooperation shall not be required if, in the Administrative Agent’s or such Lender’s or Issuing Bank’s sole discretion, it would subject such Administrative Agent, Lender or Issuing Bank to any unreimbursed cost or expense or otherwise be disadvantageous to the Administrative Agent, Lender or Issuing Bank in any way. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) Promptly after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Non-U.S. Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate. In particular, on or prior to the date which is ten Business Days after the Closing Date, each Non-U.S. Lender shall deliver to Borrower (with a copy to the Administrative Agent) two duly signed, properly completed copies of either IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or any successor thereto (relating to such Non-U.S. Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Non-U.S. Lender by Borrower pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or W-8IMY (together with any attachments) or any successor thereto (relating to all payments to be made to such Non-U.S. Lender by Borrower pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to Borrower and the Administrative Agent that such Non-U.S. Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 871(h) or 881(c) of the Code, and in the case of a Non-U.S. Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to Borrower and the Administrative Agent that such Non-U.S. Lender is not (i) a “bank” as referenced in Section 881(c)(3)(A) of the Code, (ii) a 10-percent shareholder within the meaning of Section 881(c)(3)(B) of the Code, or

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(iii) a controlled foreign corporation related to Borrower within the meaning of Section 881(c)(3)(C) of the Code. Thereafter and from time to time, each such Non-U.S. Lender shall (A) promptly submit to Borrower (with a copy to the Administrative Agent) such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then-current United States Laws and regulations to avoid, or such evidence as is reasonably satisfactory to Borrower and the Administrative Agent of any available exemption from, or reduction of, United States withholding taxes in respect of all payments to be made to such Non-U.S. Lender by Borrower pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to Borrower and (3) from time to time thereafter if reasonably requested by Borrower or the Administrative Agent, and (B) promptly notify Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(f) Each Lender, the Administrative Agent or Issuing Bank that is a “United States person” within the meaning of Section 7701(a)(30) of the Code, agrees to complete and deliver to Borrower a statement signed by an authorized signatory of the Lender to the effect that it is a United States person together with a duly completed and executed copy of Internal Revenue Service Form W-9 or successor form.

(g) If a payment made by Borrower hereunder or under any other Loan Document would be subject to United States federal withholding tax imposed by FATCA if any Lender, Administrative Agent or Issuing Bank fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Administrative Agent or Issuing Bank shall use commercially reasonable efforts to deliver to Borrower documentation, at the time or times prescribed by law and at such time or times reasonably requested by Borrower, prescribed by the United States Internal Revenue Service (including as prescribed by Section 1471(b)(3)(C)(i) of the Code), including any certification, documentation, information or other reporting necessary to establish an exemption from withholding under FATCA, and the applicable Lender, Administrative Agent or Issuing Bank shall use commercially reasonable efforts to provide any other documentation reasonably requested by Borrower sufficient for Borrower (i) to comply with its obligations under FATCA, (ii) to determine that such Lender, Administrative Agent or Issuing Bank has complied with such applicable reporting requirements, and (iii) if necessary, to determine the amount to deduct and withhold from such payment.

(h) If the Administrative Agent or a Lender determines, in good faith in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or such Lender in good faith in its reasonable discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.17 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.

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(i) If Borrower determines in good faith that a reasonable basis exists for contesting any Indemnified Taxes or Other Taxes for which additional amounts have been paid under this Section 2.17, the relevant Lender, the Administrative Agent or the relevant Issuing Bank shall cooperate with Borrower in challenging such Indemnified Taxes or Other Taxes, at Borrower’s expense, if so requested by Borrower in writing.

(j) Each Lender and Issuing Bank shall promptly notify the Administrative Agent of any change in circumstances that would change any claimed Tax exemption or reduction. Each Lender and Issuing Bank shall indemnify, hold harmless and reimburse (within 10 days after written demand therefor) the Administrative Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against the Administrative Agent by any Governmental Authority due to such Lender’s or Issuing Bank’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section 2.17. Each Lender and Issuing Bank authorizes the Administrative Agent to set off any amounts due to the Administrative Agent under this Section 2.17 against any amounts payable to such Lender or Issuing Bank under any Loan Document.

Section 2.18 Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) Unless otherwise specified, Borrower shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to Borrower by the Administrative Agent, except (i) payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein, (ii) payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and (iii) as otherwise set forth herein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) All proceeds of Collateral received by the Administrative Agent after an Event of Default has occurred and is continuing, if the Required Lenders direct that such proceeds be applied to repayment and all proceeds of Collateral received by the Administrative Agent after the Loans have become due and payable pursuant to Article VII or on or after the Maturity Date, shall, in each case, be applied as follows, first, to, ratably, pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent or any Issuing Bank from Borrower (other than in connection with Banking Services) under the Loan Documents; second, to pay interest due and payable in respect of any Revolving Loans, Swingline Loans and any Protective Advances (to the extent made in accordance with the terms herein), ratably; third, to pay the principal of the Protective Advances (to the extent made in accordance with the terms herein); fourth, to pay principal on the Loans (other than the Protective Advances) and to

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prepay unreimbursed LC Disbursements, ratably and then in the amount necessary to Cash Collateralize the LC Exposure, ratably; provided that the amount of cash required to be deposited pursuant to this clause fourth shall be reduced on a dollar for dollar basis by the amount of cash collateral then on deposit in the Designated LC Collateral Account, not to exceed the Cash Collateral Cap at such time; fifth, to pay any Banking Services Obligations then due with respect to Banking Services to the extent they constitute Secured Obligations; sixth, to the payment of any other Secured Obligation then due and owing to the Administrative Agent or any Lender by Borrower; and seventh, to Borrower or as Borrower shall direct and if Borrower was required to Cash Collateralize any Letters of Credit as a result of the occurrence and continuance of an Event of Default, after such Event of Default has been cured or waived, all amounts in the LC Collateral Account shall be returned to Borrower in accordance with the second to last sentence of Section 2.06(j).

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements, Swingline Loans or Protective Advances resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements, Swingline Loans or Protective Advances and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements, Swingline Loans and Protective Advances of other Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements, Swingline Loans and Protective Advances; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements, Swingline Loans or Protective Advances to any assignee or participant, other than to Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply). Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation. Notwithstanding the foregoing, if a Defaulting Lender obtains payment or reduction of any Obligation, it shall immediately turn over the amount thereof to the Administrative Agent for application under Section 2.23 and it shall provide a written statement to the Administrative Agent and Borrower describing the Obligation affected by such payment or reduction.

(d) Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or for the account of the applicable Issuing Bank hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

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(e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.04(b), 2.05(b), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03, then (i) the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and (ii) such amount shall bear interest from the due date until paid at the rate determined by the Administrative Agent as customary in the banking industry for interbank compensation. In no event shall Borrower be entitled to receive credit for any interest paid by a Lender to the Administrative Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by the Administrative Agent pursuant to Section 2.23. If the Administrative Agent pays any amount to a Lender in the expectation that a related payment will be received by the Administrative Agent from Borrower and such related payment is not received, then the Administrative Agent may recover such amount from each Lender that received it. If the Administrative Agent determines at any time that an amount received under any Loan Document must be returned to Borrower or paid to any other Person pursuant to applicable law or otherwise, then, notwithstanding any other term of any Loan Document, the Administrative Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by the Administrative Agent to any Facility Obligations are later required to be returned by the Administrative Agent pursuant to applicable law, each Lender shall pay to the Administrative Agent, on demand, such Lender’s pro rata share of the amounts required to be returned.

Section 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect; provided, however, that Borrower shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Closing Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto. Borrower hereby agrees to pay all reasonable costs and out-of-pocket expenses incurred by any Lender in connection with any such designation or assignment promptly after written demand (which includes documentation reasonably supporting such request). A certificate setting forth such costs and expenses shall be submitted by such Lender to Borrower, which shall be presumptive evidence thereof, absent manifest error.

(b) If any Lender requests compensation under Section 2.15, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrower shall have received the prior written consent of the Administrative Agent and each Issuing Bank, which consent in each case shall not unreasonably be withheld, delayed or conditioned, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans and participations in LC Disbursements, Swingline Loans and Protective Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts), and

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(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender (other than a Defaulting Lender) shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply. Nothing in this Section 2.19 shall be deemed to prejudice any rights that Borrower may have against any Lender that is a Defaulting Lender.

Section 2.20 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make or maintain any LIBOR Loans, or to determine or charge interest rates based on LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower through the Administrative Agent, any obligations of such Lender to make or continue LIBOR Loans or to convert Base Rate Borrowings to LIBOR Borrowings shall be suspended until such Lender notifies the Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all LIBOR Borrowings of such Lender to Base Rate Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be disadvantageous to it.

Section 2.21 Reserves; Change in Reserves. The Administrative Agent may at any time and from time to time in the exercise of its Permitted Discretion establish, increase or decrease Reserves; provided that the Administrative Agent shall have provided Borrower at least five Business Days’ prior written notice of any such establishment or increase. The amount of any Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter that is the basis for the Reserve. Upon delivery of such notice, the Administrative Agent shall be available to discuss the proposed Reserve or increase, and Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of their Permitted Discretion. In no event shall such notice and opportunity limit the right of the Administrative Agent to establish or change such Reserve, unless the Administrative Agent shall have determined in its Permitted Discretion that the event, condition or other matter that is the basis for such new Reserve or such change no longer exists or has otherwise been adequately addressed by Borrower. Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of “Eligible Parts Inventory” (or other eligibility criteria) and vice versa, or reserves or criteria deducted in computing the cost or market value of Eligible Parts Inventory (or, if included in the Borrowing Base, Eligible Additional Inventory) or the Net Orderly Liquidation Value of Eligible Parts Inventory (or, if included in the Borrowing Base, Eligible Additional Inventory) and vice versa.

Section 2.22 Increase in Commitments. Borrower may request an increase in Commitments from time to time upon notice to Administrative Agent, as long as (a) the requested increase is in a minimum amount of $5,000,000 and is offered on the same terms as existing Commitments, except for a closing fee specified by Borrower, (b) total increases under this Section do not exceed $150,000,000 and no more than five (5) increases are made, and (c) the requested increase does not cause the Commitments to exceed 90% of any applicable cap under any Subordinated Debt agreement.

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Administrative Agent shall promptly notify Lenders of the requested increase and, within 10 Business Days thereafter, each Lender shall notify Administrative Agent if and to what extent such Lender commits to increase its Commitment. Any Lender not responding within such period shall be deemed to have declined an increase. If Lenders fail to commit to the full requested increase, Eligible Assignees reasonably acceptable to Borrower may issue additional Commitments and become Lenders hereunder. Administrative Agent may allocate, with Borrower’s consent, the increased Commitments among committing Lenders and, if necessary, Eligible Assignees reasonably acceptable to Borrower. Provided the conditions set forth in Section 4.02 are satisfied, total Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Administrative Agent and Borrower, but no later than 45 days following Borrower’s increase request. Administrative Agent, Borrower, and new and existing Lenders shall execute and deliver such documents and agreements as Administrative Agent and (solely with respect to documents and agreements to be executed by Borrower) Borrower deems appropriate to evidence the increase in and allocations of Commitments. On the effective date of an increase, the Revolving Loans and other Exposures under the Commitments shall be reallocated among Lenders, and settled by Administrative Agent as necessary, in accordance with Lenders’ adjusted shares of such commitments.

Section 2.23 Defaulting Lender.

(a) For purposes of determining the Lenders’ obligations to fund or participate in Loans or Letters of Credit, the Administrative Agent may exclude the Commitments and Loans of any Defaulting Lender(s) from the calculation of a Lender’s Applicable Percentage. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in clauses (A), (B) and (C) of the proviso in Section 9.02(b).

(b) The Administrative Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to the Administrative Agent such amounts until all Obligations owing to the Administrative Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. The Administrative Agent may apply such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Cash Collateralize such Lender’s Fronting Exposure, or readvance the amounts to Borrower hereunder. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Commitment shall be disregarded for purposes of calculating the Commitment Fee under Section 2.12(a). If any Obligations under any Letters of Credit owing to a Defaulted Lender are reallocated to other Lenders, fees attributable to Obligations under Section 2.12(b) shall be paid to such Lenders. The Administrative Agent shall be paid all fees attributable to Obligations under Letters of Credit that are not reallocated.

(c) Borrower, the Administrative Agent and each Issuing Bank may agree in writing that a Lender is no longer a Defaulting Lender. At such time, the Applicable Percentage shall be recalculated without exclusion of such Lender’s Commitments and Loans, and all outstanding Loans, Letters of Credit and other exposures under the Commitments shall be reallocated among the Lenders and settled by the Administrative Agent (with appropriate payments by the reinstated Lender) in accordance with the recalculated Applicable Percentage. Unless expressly agreed by Borrower, the Administrative Agent and the applicable Issuing Banks, or as expressly provided herein with respect to Bail-In Actions and related matters, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of Obligations under Letters of Credit or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants as follows:

Section 3.01 Organization. Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (b) is duly qualified and in good standing as a foreign corporation or company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect, and (c) has all requisite corporate power and authority to enter into the Loan Documents to which it is a party. Borrower is not an EEA Financial Institution.

Section 3.02 Borrower Information; Subsidiaries. Set forth on Schedule 3.02 hereto is a complete and accurate list of (a) Borrower and all Subsidiaries of Borrower as of the date hereof, showing as of the date hereof the jurisdiction of Borrower’s incorporation or formation, the address of Borrower’s principal place of business and Borrower’s taxpayer and/or corporate identification number and (b) all Restricted Subsidiaries as of the date hereof.

Section 3.03 Powers. The execution, delivery and performance by Borrower of each Loan Document to which it is or is to be a party is within Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not (a) contravene Borrower’s charter or bylaws, (b) violate any law, rule, regulation (including, without limitation, Regulation X of the Board), order, writ, judgment, injunction, decree, determination or award binding upon Borrower, (c) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on Borrower or any of Borrower’s properties except, in the case of performance by Borrower, to the extent that such conflict or breach would not be reasonably expected to result in a Material Adverse Effect, or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of Borrower. As of the date hereof, Borrower is not in violation of any such law (including any Anti-Terrorism Laws), rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which (other than the violation or breach of any Anti-Terrorism Law) would be reasonably likely to have a Material Adverse Effect.

Section 3.04 Governmental Authorization. No Governmental Authorization, and no notice to or filing with, any Governmental Authority is required for (a) the due execution, delivery, recordation, registration, filing or performance by Borrower of any Loan Document to which it is or is to be a party, or (b) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents, except for (i) authorizations, approvals, actions, notices, registrations and filings which have been duly obtained, taken, given or made and are in full force and effect, (ii) routine renewals of existing licenses and permits of Borrower and its Subsidiaries in the ordinary course of business, (iii) authorizations, approvals, actions, notices, registrations and filings to perfect Liens on the Collateral and (iv) and such filings as may be required under federal and state securities laws for purposes of disclosure.

Section 3.05 Due Execution. This Agreement has been, and each other Loan Document will have been, duly executed and delivered by Borrower. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

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Section 3.06 No Action, Suit, Etc. There is no action, suit, investigation, litigation or proceeding against Borrower, including any Environmental Action, pending or threatened in writing before any Governmental Authority or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document.

Section 3.07 No Material Adverse Change. There has been no Material Adverse Change since October 31, 2016.

Section 3.08 Consolidated Financials.

(a) The audited consolidated financial statements of Navistar International and its consolidated Subsidiaries dated October 31, 2016, and any additional audited financial statements delivered pursuant to Section 5.01 (i) were prepared in accordance with GAAP consistently applied, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of Navistar International and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied, except as otherwise expressly noted therein.

(b) The unaudited consolidated balance sheets of Navistar International and its consolidated Subsidiaries dated April 30, 2017 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date and any additional unaudited financial statements delivered pursuant to Section 5.01 (i) were prepared in accordance with GAAP consistently applied, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Navistar International and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

Section 3.09 Information. No written information, exhibit or report (other than the projections, budgets, estimates, forward-looking information and general market data) about Borrower or its Subsidiaries prepared by or on behalf of Borrower and furnished by or on behalf of Borrower to the Administrative Agent or any Lender in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained, when furnished and taken as a whole, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not materially misleading in light of the circumstances under which such statements were made.

Section 3.10 Margin Regulations. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

Section 3.11 Investment Company Act. Borrower is not required to be registered as an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Loans, nor the application of the proceeds or repayment thereof by Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

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Section 3.12 Solvency. (a) Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan and the issuance, renewal or extension of each Letter of Credit, (i) the fair value of the assets of Borrower at a fair valuation and on a going concern basis, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Borrower; (ii) the present fair saleable value of the property of Borrower (on a going concern basis) will be greater than the amount that will be required to pay the probable liability of Borrower, on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Borrower will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Borrower will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(b) Borrower does not intend to incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by Borrower and the timing and amounts of cash to be payable by Borrower on or in respect of its Debt.

Section 3.13 ERISA.

(a) Each Plan of Borrower is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received an opinion or favorable determination letter from the IRS (or, with respect to a newly established Plan, shall apply for and expects to receive such a favorable determination letter) and, nothing has occurred since the date of such letter that could reasonably be expected to result in the loss of, such qualification. Borrower and ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or (except as required by law) an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of Borrower, threatened claims, actions or lawsuits by any Governmental Authority, with respect to any Plan of Borrower that could reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any ERISA Affiliate has (i) incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) or (ii) has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

(c) With respect to any Plan of Borrower (i) neither any Plan nor any trust created thereunder, nor any trustee or administrator thereof, has engaged in a “prohibited transaction,” as such term is defined in Section 4975 of the Code, which could subject the Plan, any such trust, or any trustee or administrator thereof, or any party dealing with the Plan or any such trust to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, and which has had or could reasonably be expected to have a Material Adverse Effect; and (ii) the performance of the transactions contemplated by this Agreement will not involve any such prohibited transaction.

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(d) There have been no “reportable events,” as such term is defined in Section 4043 of ERISA, within the last five years except for the reportable events that did not and could not reasonably be expected to have a Material Adverse Effect.

(e) Neither any Pension Plan of Borrower nor any trusts created thereunder has incurred any “accumulated funding deficiency” (whether or not waived), as such term was defined in Section 302 of ERISA prior to the effective date of the Pension Protection Act of 2006, nor has any Plan or such trust failed to satisfy the minimum funding standards (whether or not waived), as defined in Section 302 of ERISA on and after the effective date of the Pension Protection Act of 2006 within the last five years, in either case which have had, or could reasonably be expected to have, a Material Adverse Effect. The conditions for imposition of a lien under Section 303 of ERISA do not exist with respect to any Pension Plan and no Pension Plan has been in violation of the limitations imposed by Section 436 of the Code.

(f) Except as could not reasonably be expected to have a Material Adverse Effect, Borrower and any ERISA Affiliate, (i) has fulfilled in all material respects its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan to which it has any such obligation; and (ii) has not incurred any material and past due liability to the Pension Benefit Guaranty Corporation. Except as could not reasonably be expected to have a Material Adverse Effect, neither Borrower nor any ERISA Affiliate is required to make or accrue, nor within the last five years has contributed or been obligated to contribute to, a Multiemployer Plan.

(g) Except as would not reasonably be expected to have a Material Adverse Effect, neither Borrower nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability.

(h) As of the Closing Date, neither Borrower nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

Section 3.14 Environmental. (a) Except as would not reasonably be expected to have a Material Adverse Effect, (i) the operations and properties of Borrower comply in all respects with all applicable Environmental Laws and Environmental Permits, (ii) all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and (iii) no circumstances exist that would be reasonably likely to (x) form the basis of an Environmental Action against Borrower or its properties or (y) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(b) In each case except as would not reasonably be expected to have a Material Adverse Effect: (i) none of the properties currently or formerly owned or operated by Borrower is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by Borrower, to the best of its knowledge, on any property formerly owned or operated by Borrower; there is no asbestos or asbestos-containing material on any property currently owned or operated by Borrower; and (iii) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by Borrower.

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(c) In each case except as would not reasonably be expected to have a Material Adverse Effect: (i) Borrower is not undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and (ii) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by Borrower have been disposed of in a manner not reasonably expected to result in liability to Borrower.

Section 3.15 Taxes. Borrower has filed, has caused to be filed or has been included in all Tax returns (federal and material state, local and foreign) required to be filed and, except to the extent not required by Section 5.04 has paid all Taxes shown thereon to be due, together with applicable interest and penalties.

Section 3.16 Existing Debt. Set forth on Schedule 3.16 hereto is a complete and accurate list of all Existing Debt of Borrower outstanding in a principal amount in excess of $50,000,000 (and excluding any intercompany debt as of the date hereof), showing as of the date hereof the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

Section 3.17 Existing Liens. Set forth on Schedule 3.17 hereto is a complete and accurate list of all Liens on the property or assets of Borrower securing Debt for Borrowed Money outstanding in a principal amount in excess of $50,000,000 as of the date hereof, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of Borrower subject thereto.

Section 3.18 [Reserved].

Section 3.19 Insurance. Schedule 3.19 sets forth a true, complete and correct description of all property and liability insurance maintained by or on behalf of Borrower as of the Closing Date. As of the Closing Date, all such insurance is in full force and effect and all premiums in respect of such insurance have been duly paid to the extent due and owing. Borrower believes that the insurance maintained by or on behalf of Borrower complies with the requirements of Section 5.09. It is acknowledged and agreed the insurance set forth on Schedule 3.19 satisfies the insurance requirements set forth in the Loan Documents.

Section 3.20 Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral of the type in which a security interest can be created under Article 9 of the UCC in favor of the Administrative Agent, for the benefit of the Secured Parties; and upon the proper filing of UCC financing statements required pursuant to Section 4.01(k) (and payment of any applicable fees), such Liens constitute perfected and continuing Liens on the Collateral (to the extent a security interest in such Collateral and any proceeds of any item of Collateral can be perfected through the filing of UCC financing statements), securing the Secured Obligations, enforceable against Borrower and all third parties (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law), and, subject to the terms of the Intercreditor Agreement (or any other intercreditor agreement reasonably acceptable to the Administrative Agent) solely with respect to Used Truck Collateral, having priority over all other Liens on the Collateral except in the case of (a) Permitted Liens and similar Liens arising by operation of law which are permitted under Section 6.02(g), to the extent any such Permitted Liens or

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similar Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law, and (b) Liens perfected only by possession, notation or control to the extent the Administrative Agent has not obtained or does not maintain possession, control or notation of such Collateral; provided, that such possession, control or notation shall only be required to the extent set forth in the Security Agreement.

Section 3.21 Sanctioned Persons. None of Navistar International, Borrower, or any Subsidiary thereof, nor, to the knowledge of Borrower, any director, officer, agent, employee or Affiliate of Navistar International, Borrower or any Subsidiary thereof is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and Borrower will not directly or indirectly use or otherwise make available the proceeds of the Loans or the Letters of Credit to any Person, (i) for the purpose of financing the activities of any Person that, at the time of such financing, is subject to any U.S. sanctions administered by OFAC or (ii) in violation of any Anti-Corruption Law.

Section 3.22 Anti-Corruption Laws. Navistar International, Borrower, and each of their respective Subsidiaries are in compliance with Anti-Corruption Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

Section 3.23 Labor Disputes. Except as would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against Borrower pending or, to the knowledge of Borrower, threatened; (b) the hours worked by and payments made to employees of Borrower have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters; and (c) all payments due from Borrower on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Borrower to the extent required by GAAP. Except as would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Navistar International or Borrower (or any predecessor) is a party or by which Navistar International or Borrower (or any predecessor) is bound.

Section 3.24 No Defaults. No Default or Event of Default has occurred and is continuing.

Section 3.25 Ownership of Property; Liens. Borrower has good record and marketable title in fee simple to, or valid leasehold interests in, all material real property, and good title to or rights to use material personal property, necessary or used in the ordinary conduct of its business, except for such defects as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.26 Status of Debt. None of the execution, performance or existence of the Term Loan Agreement, the Loan Documents or the incurrence of any Facility Obligations (including, without limitation, the incurrence or existence of Loans and of LC Obligations) or the Term Loan by Borrower nor the incurrence or existence of Liens to secure the Secured Obligations violates (a) the 2009 Senior Note Indenture, (b) the Additional Indenture, (c) the Recovery Zone Bonds Loan Agreements, (d) the Term Loan Agreement and (e) any other material Debt for Borrowed Money of, or binding upon, Borrower.

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ARTICLE IV

CONDITIONS

Section 4.01 Closing Date. The effectiveness of this amendment and restatement of the Existing Senior Credit Agreement, as contemplated hereby, and the obligations of the Lenders to make Loans, and of any Issuing Bank to issue Letters of Credit hereunder, shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with this Agreement):

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received:

(i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party, or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as provided for herein in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender at least three Business Days prior to the Closing Date pursuant to Section 2.10; and

(iii) a duly executed copy of a reaffirmation of the Collateral Cooperation Agreement by the Term Loan Agents, in form and substance reasonably satisfactory to the Administrative Agent;

(b) Legal Opinions. The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank on the Closing Date (i) a written opinion of Paul Hastings LLP, counsel for Borrower and (ii) a written opinion of senior counsel of Borrower, in each case (A) in form and substance reasonably satisfactory to the Administrative Agent, (B) dated the Closing Date, and (C) addressed to each Issuing Bank, the Administrative Agent and the Lenders.

(c) Reserved.

(d) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received:

(i) a certificate of Borrower, dated the Closing Date and executed by its Secretary or Assistant Secretary, which shall (A) certify as to the attached resolutions of its Board of Directors authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of Borrower authorized to sign the Loan Documents, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of Borrower certified by the relevant authority of the jurisdiction of organization of Borrower (which certification shall confirm the payment of all franchise taxes) and a true and correct copy of its by-laws; and

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(ii) a copy of a certificate of the Secretary of State of the jurisdiction of incorporation of Borrower, dated reasonably near the Closing Date, which shall certify Borrower is duly incorporated and in good standing or presently subsisting under the laws of the jurisdiction of its incorporation or formation.

(e) No Default Certificate. The Administrative Agent shall have received a certificate of Borrower signed on behalf of Borrower by its President or a Senior Vice President or Vice President or Treasurer, dated the Closing Date (the statements made in which certificate shall be true on and as of the Closing Date), certifying as to:

(i) the absence of any amendments to the charter of Borrower since the date of the certificate referred to in Section 4.01(d)(ii);

(ii) the truth in all material respects of the representations and warranties contained in the Loan Documents as though made on and as of the Closing Date (except to the extent such representation or warranty expressly relates to an earlier specified date, in which case such representation or warranty was true in all material respects as of such specified date);

(iii) the absence of any Default (including any Default resulting from the initial Borrowing or issuance of a Letter of Credit); and

(iv) the Excess Availability amount as of the Closing Date (giving effect to all (A) Borrowings to be made, and (B) Letters of Credit to be issued or deemed issued, on such date).

(f) Fees. The Administrative Agent shall have received all earned, due and payable fees required to be paid by Borrower, and all reasonable out-of-pocket expenses which are reimbursable pursuant to the Loan Documents and for which invoices have been presented at least one Business Day prior to the Closing Date (including the reasonable documented fees and expenses of legal counsel reimbursable hereunder).

(g) Lien Searches. The Administrative Agent shall have received the results of recent Lien searches in each of the jurisdictions contemplated by the Perfection Certificate, and such search shall reveal no Liens on any of the Collateral of Borrower, except for Liens permitted by Section 6.02 or discharged on or prior to the Closing Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.

(h) Solvency. The Administrative Agent shall have received a customary certificate from the chief financial officer or treasurer of Borrower certifying that Borrower, after giving effect to the Transactions contemplated to occur under the Loan Documents, in each case on or as of the Closing Date, is solvent (within the meaning of Section 3.12).

(i) Borrowing Base Certificate. The Administrative Agent shall have received prior to the Closing Date a Borrowing Base Certificate which calculates the Borrowing Base as of the last day of the most recent month ended at least twenty days prior to the Closing Date.

(j) Closing Minimum Excess Availability. After giving effect to all Borrowings to be made on the Closing Date and the issuance of any Letters of Credit on the Closing Date, Excess Availability shall be not less than $20,000,000.

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(k) Perfection Certificate; Filings, Registrations and Recordings. The Administrative Agent shall have received from Borrower a completed Perfection Certificate, dated the Closing Date and signed by a Responsible Officer of Borrower, together with all attachments contemplated thereby. Each document (including any UCC financing statement and appropriate UCC-3 financing statements amending and restating the collateral description contained in the UCC-1 financing statement filed in connection with the Existing Senior Credit Agreement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens permitted by Section 6.02), shall be in proper form for filing, registration or recordation. The Administrative Agent, on behalf of the Secured Parties, shall have a security interest in the Collateral of the type and priority described in the Collateral Documents (subject to Liens permitted by Section 6.02).

(l) Reserved.

(m) Reserved.

(n) Insurance. The Administrative Agent shall have received a customary insurance broker’s letter dated on or about the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, confirming that the insurance carried by Borrower complies with the terms of the Security Agreement and is reasonable and customary, or other evidence thereof reasonably satisfactory to the Administrative Agent.

(o) Reserved.

(p) USA PATRIOT Act. The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act, such documentation to be received at least two Business Days prior to the Closing Date to the extent requested at least five Business Days prior to the Closing Date.

(q) Reserved.

(r) Existing Senior Credit Agreement. On or prior to the Closing Date, any and all loans, accrued interest and fees and other amounts owing under the Existing Senior Credit Agreement shall be paid and the commitments (other than those continuing hereunder) shall be terminated.

(s) Approvals. Borrower have received any governmental and material third party consents and approvals required in connection with the Transactions.

(t) Other. The satisfaction (or waiver in accordance with Section 9.02) of each of the conditions set forth in Section 4.02.

The Administrative Agent shall notify Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

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Section 4.02 Each Borrowing. The obligation of each Lender to make a Loan on the occasion of each Borrowing (including any on the Closing Date), and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, shall be subject to the further conditions precedent that on the date of such Borrowing (which term shall, for the purposes of this Section 4.02, include any issuance, amendment (increasing the face amount thereof), renewal, or extension of a Letter of Credit pursuant hereto), and both immediately before and after giving effect thereto, the following statements shall be true:

(a) the Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, renewal or extension of such Letter of Credit as required by Section 2.06(b), and such Borrowing Request or such notice shall include or be accompanied by a certification that, both immediately before and immediately after giving effect to such Borrowing and/or the issuance, amendment (increasing the face amount thereof), renewal or extension of such Letter of Credit, (i) (A) Exposure shall not exceed the Available Commitments and (B) Adjusted Exposure shall not exceed the lesser of (I) the Available Commitments and (II) the Borrowing Base (based on the most recently reported Borrowing Base calculation), together with reasonably detailed calculations of the same, and (ii) such Borrowing or issuance, amendment, renewal, or extension (and the incurrence or existence of the Liens created pursuant to the Loan Documents) is permitted under all material Debt of Borrower (including (A) the 2009 Senior Note Indenture, (B) the Additional Indenture, (C) the Recovery Zone Bonds Loan Agreements, (D) the Term Loan Agreement and (E) any other material Debt for Borrowed Money of or binding upon Borrower or its properties) and that no default or event of default thereunder would arise as a result of such Borrowing or issuance;

(b) immediately before and immediately after giving effect to any Borrowing and/or the issuance, amendment (increasing the face amount thereof), renewal or extension of any Letter of Credit, (i) the representations and warranties of Borrower contained in Section 3.26 are true and correct and (ii) each other representation and warranty of Borrower contained in each Loan Document shall be correct in all material respects on and as of such date and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing or issuance, amendment, renewal or extension, in which case as of such specific date;

(c) on the Closing Date and immediately before and immediately after giving effect to any Borrowing and/or the issuance, amendment (increasing the face amount thereof), renewal or extension of any Letter of Credit (i) aggregate Exposure shall not exceed the Available Commitments, (ii) Adjusted Excess Availability shall not be less than zero and (iii) U.S. Liquidity shall be greater than $250 million;

(d) at the time of and immediately after giving effect to such Borrowing and/or the issuance, amendment (increasing the face amount thereof), renewal or extension of any Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the Stated Amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing;

(e) by the date of the initial Borrowing or issuance of a Letter of Credit, the Administrative Agent shall have received a notice setting forth the deposit account of Borrower (the “Funding Account”) to which the Administrative Agent is authorized by Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement; and

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(f) Field Examination and Appraisal.

(i) With respect to the making of any Borrowing hereunder, the Administrative Agent shall have received (A) the results of a completed field examination performed in connection with the amendment and restatement of this Agreement with respect to the Collateral to be included in calculating the Borrowing Base and of the relevant accounting systems, policies and procedures of Borrower, and (B) an appraisal of the Net Orderly Liquidation Value of Parts Inventory (and, if included in the Borrowing Base, Additional Inventory) in form and substance reasonably satisfactory to the Administrative Agent.

(ii) With respect to the issuance or amendment (increasing the face amount thereof) of Letters of Credit, if, after giving effect to such issuance or amendment of a Letter of Credit, the LC Exposure would exceed $75,000,000, the Administrative Agent shall have received (A) the results of a completed field examination performed in connection with the amendment and restatement of this Agreement with respect to the Collateral to be included in calculating the Borrowing Base and of the relevant accounting systems, policies and procedures of Borrower, and (B) an appraisal of the Net Orderly Liquidation Value of Parts Inventory (and, if included in the Borrowing Base, Additional Inventory) in form and substance reasonably satisfactory to the Administrative Agent.

Each Borrowing and each issuance, amendment (which increases the face amount of any Letter of Credit), renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the matters specified in paragraphs (b) through (e) of this Section 4.02. For avoidance of doubt, each statement above shall be true both immediately before and after giving effect to any Borrowing and/or the issuance of any Letter of Credit.

Section 4.03 Determinations Under Sections 4.01 and 4.02. For purposes of determining compliance with the conditions specified in Section 4.01 and 4.02, each applicable Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto, and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full (other than contingent indemnification obligations) and all Letters of Credit have expired or terminated (or have been Cash Collateralized pursuant to Section 2.09(b) or Backstopped) and all LC Disbursements shall have been reimbursed, Borrower covenants and agrees with the Administrative Agent and the Lenders that:

Section 5.01 Financial Statements; Borrowing Base and Other Information. Borrower will furnish to the Administrative Agent:

(a) within 90 days after the end of each fiscal year of Navistar International commencing with the fiscal year ended October 31, 2012, a consolidated balance sheet of Navistar International and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and

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prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by (i) a report and opinion of KPMG, other independent certified public accountant of national recognized standing or other certified public accountants of recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, (ii) information historically presented in Exhibit 99.1 of Navistar International’s 10-K and (iii) a certificate of a Financial Officer of Borrower stating that no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that Borrower has taken and proposes to take with respect thereto.

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Navistar International, a consolidated balance sheet of Navistar International and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of Navistar International’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity and cash flows for the portion of Navistar International’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certificated by a Financial Officer of Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholder’s equity and cash flows of Navistar International and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, together with, in the case of financial statements for any Fiscal Quarter ended on or after the Closing Date, a certificate by a Financial Officer of Borrower stating that no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that Borrower has taken and proposes to take with respect thereto; provided, however that, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, Borrower shall also provide a reconciliation of such financial statements to GAAP.

Notwithstanding the foregoing, (i) in the event that Borrower delivers to the Administrative Agent an annual report for Navistar International and its Subsidiaries on Form 10-K for any fiscal year, as filed with the SEC, within 90 days after the end of such Fiscal Year, so long as (1) the financial statements therein contain the report and opinion required by clause (a)(i) of this Section 5.01, (2) the financial statements therein contain the information historically presented in Exhibit 99.1 of Navistar International’s 10-K and (3) Borrower separately delivers the certificate required by clause (a)(iii) of this Section 5.01, such Form 10-K shall satisfy all requirements of paragraph (a) of this Section 5.01 for such Fiscal Year and (ii) in the event that Borrower delivers to the Administrative Agent a quarterly report for Navistar International and its Subsidiaries on Form 10-Q for any fiscal quarter, as filed with the SEC, within 45 days after the end of such fiscal quarter, so long as (1) the financial statements therein comply with the requirements set forth in paragraph (b) of this Section 5.01, (2) the financial statements therein contain the information historically presented in Exhibit 99.1 of Navistar International’s 10-K and (3) Borrower separately delivers the certificate and certifications required by paragraph (b) of this Section 5.01, such Form 10-Q shall satisfy all requirements of paragraph (b)(i) of this Section 5.01 for such fiscal quarter.

(c) Borrowing Base Certificates. As soon as available but in any event on or prior to the 20th day of each calendar month (or more frequently as required under this Section 5.01(c), Section 5.02(c), Section 5.13 and the second proviso at the end of Section 6.05 and at other time expressly required by the terms hereof), deliver to the Administrative Agent (which shall promptly provide copies of the same to the Lenders) a Borrowing Base Certificate, which calculates the Borrowing Base, as of the

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close of business on the last day of the immediately preceding calendar month (or in the case of a voluntary delivery of a Borrowing Base Certificate at the election of Borrower, a subsequent date), together with such supporting information in connection therewith as the Administrative Agent may reasonably request, which may include, without limitation, (i) Parts Inventory (and, if included in the Borrowing Base, Additional Inventory) reports by category and location, together with a reconciliation to the corresponding Borrowing Base Certificate, (ii) a reasonably detailed calculation of Eligible Parts Inventory (and, if included in the Borrowing Base, Additional Inventory), (iii) a reconciliation of Borrower’s Parts Inventory (and, if included in the Borrowing Base, Additional Inventory) between the amounts shown in Borrower’s ledger balance and any Parts Inventory reports delivered pursuant to clause (i) above, (iv) a reasonably detailed aging of Borrower’s Accounts for the Fleet Charge Receivables (if included in the Borrowing Base) and (v) if a Receivables Trigger Event shall have occurred and be continuing, a reasonably detailed aging of Borrower’s Accounts that are subject to an applicable Master Intercompany Agreement; provided that if Adjusted Excess Availability is less than the greater of $12,500,000 and 10% of the Commitments at any time, and in such case continuing until such time as Adjusted Excess Availability is greater than or equal to $12,500,000 and 10% of the Commitments for a period of 20 consecutive days, as certified by Borrower to the Administrative Agent, Borrower shall deliver a Borrowing Base Certificate and such supporting information on Wednesday of each week (or if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday, together with such other information in respect of the Collateral as the Administrative Agent shall reasonably request; and provided, further, that Borrowing Base Certificates will only be required to be delivered on a weekly basis to the extent the information required to prepare such certificate is reasonably available in light of Borrower’s then current reporting systems and shall be prepared based on a methodology (including estimates to the extent such Collateral cannot be precisely determined on a weekly basis after Borrower use commercially reasonable efforts to do so) mutually agreed by Borrower and Administrative Agent.

(d) Perfection Certificates. Deliver to the Administrative Agent as soon as commercially practicable, following the reasonable request of the Administrative Agent (but not more than once per calendar year) an updated Perfection Certificate reflecting all changes since the last-delivered Perfection Certificate was prepared.

(e) Reserved.

(f) USA PATRIOT Act. Promptly following the Administrative Agent’s request therefor, deliver to the Administrative Agent all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Proceeds of Crime Act.

(g) ERISA.

(i) ERISA Events; ERISA Reports. (i) Promptly and in any event within fifteen Business Days after Borrower or any ERISA Affiliate knows that any ERISA Event has occurred with respect to a Plan which is reasonably expected to result in a Material Adverse Effect, a statement of a Financial Officer of Borrower describing such ERISA Event and the action, if any, that Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto, and (ii) promptly and in any event within fifteen Business Days after the date any records, documents or other information are, or are required to be, furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

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(ii) Plan Terminations. Promptly and in any event within fifteen Business Days after receipt thereof by Borrower or any ERISA Affiliate, copies of each written notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(iii) Plan Annual Reports. Promptly upon the request of the Administrative Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.

(iv) Multiemployer Plan Notices. Promptly and in any event within fifteen Business Days after receipt thereof by Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each written notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan that would reasonably be expected to have a Material Adverse Effect, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan that would reasonably be expected to have a Material Adverse Effect or (C) the amount of liability incurred, or that may be incurred, by Borrower or any ERISA Affiliate in connection with any event described in clause (A) or (B).

(h) Creditor Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Debt of Borrower pursuant to the terms of any material indenture, loan or credit or similar agreement (other than administrative notices that could not reasonably be expected to be material to the interests of the Lenders) and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 5.01.

(i) Insurance. As soon as available and in any event within 30 days after the end of each Fiscal Year, deliver to the Administrative Agent a report summarizing the property and liability insurance coverage (specifying type, amount and carrier) in effect for Borrower and containing such additional information as the Administrative Agent may reasonably specify.

(j) Other Information. Subject to Section 5.06(d), deliver to the Administrative Agent promptly following the Administrative Agent’s request therefor, such other information regarding the operations, business affairs and financial condition of Navistar International or Borrower, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request (on behalf of itself or any Lender).

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower provides the Administrative Agent with a notice that such documents have been posted, or provides the Administrative Agent with a link thereto on Borrower’s or Navistar International’s website on the internet; or (ii) on which such documents are posted on Borrower’s behalf on IntraLinks/IntraAgency or another relevant internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

Section 5.02 Notices of Material Events. Borrower will furnish to the Administrative Agent prompt written notice of the following after any Responsible Officer of Borrower obtains knowledge thereof:

(a) as soon as possible, but in any event within five Business Days of obtaining such knowledge, the occurrence of any Event of Default or Default;

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(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Borrower as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any (i) loss, damage, or destruction to the Parts Collateral and/or Additional Collateral or (ii) write-down or loss of Fleet Charge Receivables, in each case in the amount of $2,500,000 or more per occurrence, whether or not covered by insurance; provided, that if such loss, damage, destruction or write-down is in an amount in excess of $5,000,000, Borrower shall provide (as soon as commercially practicable after the occurrence of the event) to the Administrative Agent an updated Borrowing Base Certificate (with the only updates being with respect to the Parts Collateral or Additional Collateral so lost, damaged or destroyed or the Fleet Charge Receivables so written-down or lost, and in each case which may include estimates as to the amount of such loss, damage, destruction or write-down);

(d) any Environmental Action against, or of any noncompliance by, Borrower with any Environmental Law or Environmental Permit that would reasonably be expected to have a Material Adverse Effect;

(e) as soon as possible, but in any event within two Business Days of obtaining such knowledge, the occurrence of a Receivables Trigger Event;

(f) any material breach of the terms of, or the occurrence of a default or an event of default under, any Master Intercompany Agreement to which Borrower is a party, and notice (in reasonable detail) of any written notices delivered thereunder; and

(g) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect with respect to the Borrowing Base Collateral.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business. Borrower will, do or cause to be done all things reasonably necessary (a) to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, Intellectual Property rights, licenses and permits (except as such would otherwise reasonably expire, be abandoned or permitted to lapse in the ordinary course of business), necessary or desirable in the normal conduct of its business except to the extent failure to maintain would not reasonably be expected to result in a Material Adverse Effect; provided, however, that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or disposition permitted under this Agreement; and (b) to maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except, other than with respect to Borrower’s existence, to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Payment of Taxes. Borrower will pay or discharge all material Tax liabilities, before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (ii) Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (b) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

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Section 5.05 Maintenance of Properties. Borrower will (a) at all times maintain and preserve all material property necessary to the normal conduct of its business in satisfactory repair, working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted and (b) make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements to the Parts Collateral and the Additional Inventory as necessary in accordance with prudent industry practice in order that the business carried on in connection therewith, if any, may be properly conducted at all times, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.06 Books and Records; Inspection Rights; Appraisals; Field Examinations. (a) Borrower will (i) keep proper books of record and account in accordance with GAAP in which entries full, true and correct in all material respects are made of dealings and transactions in relation to its business and activities and (ii) subject to the limitations in Section 5.06(b) so long as no Event of Default shall have occurred and be continuing, permit any representatives designated by the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), once a year, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and at the expense of Borrower; provided, that following the occurrence of an Event of Default, and so long as such Event of Default shall remain uncured or unwaived, Borrower shall permit any representative designated by the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to conduct visits as described above at any time during normal business hours and on reasonable prior notice as the Administrative Agent may deem reasonable necessary; provided, further that Borrower shall be given the opportunity to be present during any discussions between the Administrative Agent (or any of their agents) and Borrower’s accountants.

(b) At reasonable times during normal business hours and upon reasonable prior notice that the Administrative Agent’s request, independently of or in connection with the visits and inspections provided for in clause (a) above, Borrower will grant access to the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to such Person’s books, records, accounts and Inventory so that the Administrative Agent or an appraiser retained by the Administrative Agent may conduct an appraisal. In addition to, and not in limitation of, the foregoing, at any time and from time to time the Administrative Agent may conduct (or engage third parties to conduct) field examinations, verifications and evaluations as the Administrative Agent may deem necessary or appropriate. All such appraisals, field examinations and other verifications and evaluations shall be in form and substance reasonably acceptable to the Administrative Agent and at the sole expense of Borrower; provided that the Administrative Agent shall provide Borrower with a reasonably detailed accounting of all such expenses and provided, further that (i) absent the existence and continuance of an Event of Default, the Administrative Agent may conduct no more than two appraisals in any calendar year, (ii) absent the existence and continuance of an Event of Default, the Administrative Agent may conduct no more than one field examination in any calendar year, (iii) if Adjusted Excess Availability is or has been less than the greater of (x) 20% of the Commitments and (y) $25,000,000 for three consecutive Business Days and absent the existence and continuance of an Event of Default, the Administrative Agent may conduct as many field examinations deemed necessary by the Administrative Agent in any calendar year in order to maintain such field examination data current within 180 days, and (iv) if an Event of Default has occurred and is continuing, the Administrative Agent

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may conduct as many field examinations and as many appraisals in any calendar year as the Administrative Agent may deem necessary. Neither the Administrative Agent nor any Lender shall have any duty to Borrower to share any results of any inspection, appraisal or report described in clauses (a) and (b) above with Borrower and Borrower acknowledges that all inspections, appraisals and reports are prepared by or for the Administrative Agent and the Lenders for their purposes, and Borrower shall not be entitled to rely upon them unless otherwise expressly agreed in writing by the Administrative Agent.

(c) Borrower acknowledges that the Administrative Agent, after exercising their rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to Borrower’s assets for internal use by the Administrative Agent and the Lenders, subject to the provisions of Section 9.12.

(d) Notwithstanding anything to the contrary in this Section 5.06 or Section 5.01(j), neither Borrower nor any of its Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any documents, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or any designated representative) is then prohibited by law or any agreement binding on Borrower or such Subsidiary, (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product or (iv) is subject to confidentiality obligations owed to a third party.

Section 5.07 Compliance with Laws. Borrower will comply in all material respects with all Requirements of Law applicable to it or its property, such compliance to include, without limitation, compliance with Environmental Laws, compliance with ERISA and other applicable laws relating to Plans, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and Anti-Terrorism Laws, in each case (other than Anti-Terrorism Laws) except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 5.08 Use of Proceeds. The proceeds of the Loans will be used by Borrower only (a) to issue standby or commercial letters of credit (including Letters of Credit issued prior to the Closing Date), (b) to finance ongoing working capital needs and (c) for other general corporate purposes (including investments and restricted payments to the extent permitted hereunder). No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulations T, U or X.

Section 5.09 Insurance. Borrower will maintain, with financially sound and reputable insurance companies (a) insurance in such amounts and against such risks, as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents (and shall cause the Administrative Agent to be listed as a loss payee on property policies covering loss or damage to Collateral and as an additional insured on liability and casualty policies), provided that Borrower may self-insure as is customary by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, except that with respect to any Collateral, no Borrower may self-insure above a reasonable and customary deductible. Borrower will furnish to the Administrative Agent, promptly following request, information in reasonable and customary detail as to the insurance so maintained.

Section 5.10 Further Assurances. Promptly upon reasonable request, Borrower shall deliver such instruments, assignments, or other documents or agreements, and shall take such actions, as the Administrative Agent deems appropriate under applicable law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement or any other Loan Document.

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Section 5.11 Establishment and Utilization of the Collection Account and the Used Truck Collection Accounts.

(a) (i) Borrower shall have and maintain concentration accounts for Borrower (the “Collection Account”) into which (to the extent required under Section 4.5 of the Security Agreement, and except for inadvertent errors) all cash proceeds received from any sale, disposition or collection of any Collateral (including, without limitation, proceeds of Collateral received in connection with a Permitted Receivables Financing or a Master Intercompany Agreement, but excluding, on and after the Used Truck Financing Date, proceeds of Collateral solely to the extent received in connection with a Master Intercompany Agreement and that are identifiable proceeds of the sale or disposition of Used Truck Collateral) other than, on and after the Used Truck Financing Date, Used Truck Collateral, shall be deposited within (x) two Business Days of Borrower’s receipt thereof in the case of payments made under any such Permitted Receivables Financing or any such Master Intercompany Agreement and (y) three Business Days of Borrower’s receipt thereof in the case of any other payments and (ii) Borrower shall deliver with respect to the Collection Account, an account control agreement and other documentation providing for springing control by the Administrative Agent, all reasonably acceptable to the Administrative Agent. After the establishment of the Collection Account but prior to the Used Truck Financing Date, except for inadvertent errors, no other funds or proceeds from any property of Borrower other than cash proceeds received from the sale, disposition or collection of any Collateral required to be deposited in the Collection Account under Section 4.5 of the Security Agreement shall be deposited to or maintained in the Collection Account and, except for inadvertent errors, cash proceeds from any sale, disposition or collection of Collateral may not be commingled with any other funds of Borrower. After the Used Truck Financing Date, except for inadvertent errors, no other funds or proceeds from any property of Borrower other than cash proceeds received from the sale, disposition or collection of any Collateral (other than identifiable proceeds received from the sale, disposition or collection of Used Truck Collateral) required to be deposited in the Collection Account under Section 4.5 of the Security Agreement shall be deposited to or maintained in the Collection Account and, except for inadvertent errors, cash proceeds from any sale, disposition or collection of Borrowing Base Collateral shall not be commingled with any Used Truck Collateral or any other funds of Borrower.

(b) Subject to the terms of the Intercreditor Agreement, no later than the date that Borrower closes any financing secured by all or any portion of the Used Truck Collateral pursuant to a Master Intercompany Agreement and executes and delivers the Intercreditor Agreement (the “Used Truck Financing Date”) (or such later time as the Administrative Agent shall agree in its sole discretion), (i) Borrower shall have established concentration accounts for Borrower (the “Used Truck Collection Accounts”) into which (to the extent required under Section 4.5 of the Security Agreement, and except for inadvertent errors) all cash proceeds received from any sale, disposition or collection of any Used Truck Collateral shall be deposited within (x) two Business Days of Borrower’s receipt thereof in the case of payments made under any Permitted Receivables Financing or any Master Intercompany Agreement and (y) three Business Days of Borrower’s receipt thereof in the case of any other payments and (ii) Borrower shall deliver with respect to each Used Truck Collection Account, an account control agreement and other documentation providing for springing control by the Used Truck Lender (as defined in the Intercreditor Agreement) and, following the Discharge of Used Truck Financing Obligations (as defined in the Intercreditor Agreement), the Administrative Agent, all reasonably acceptable to the Administrative Agent; provided that, prior to the Discharge of Used Truck Financing Obligations, the Administrative Agent shall have no right to issue any instructions or entitlement orders to the account bank or securities intermediary with respect to any funds or financial assets on deposit in or credited to any Used Truck Collection Account. Subject to the terms of the Intercreditor Agreement, after the establishment of the Used Truck Collection Accounts, except for inadvertent errors, no other funds or proceeds from any property of Borrower other than cash proceeds received from the sale, disposition or collection of any Used Truck Collateral required to be deposited in any Used Truck Collection Account under Section 4.5

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of the Security Agreement shall be deposited to or maintained in the Used Truck Collection Accounts and, except for inadvertent errors, cash proceeds from any sale, disposition or collection of Used Truck Collateral shall not be commingled with any Borrowing Base Collateral or any other funds of Borrower.

(c) Subject to the terms of the Intercreditor Agreement (solely with respect to the Used Truck Collateral and the Used Truck Collection Accounts), Borrower hereby agrees that, if (1) an Event of Default has occurred and is continuing or (2) Adjusted Excess Availability is less than the greater of $6,250,000 and 5% of the Commitments at any time (the occurrence of an event described in clause (1) or clause (2), a “Cash Dominion Trigger Event”), the Administrative Agent will have exclusive dominion over the Collection Account (and (x) prior to the Used Truck Financing Date or (y) following the Discharge of Used Truck Financing Obligations, the Used Truck Collection Accounts) until the applicable Cash Dominion Trigger Event is cured by, (A) in the case of a Cash Dominion Trigger Event described in clause (1) of the definition thereof, all Events of Default having been cured or waived or, (B) in the case of a Cash Dominion Trigger Event described in clause (2) of the definition thereof, Adjusted Excess Availability being greater than or equal to the greater of $6,250,000 and 5% of the Commitments for a period of 30 consecutive days (the occurrence of (A) or (B), a “Cash Dominion Trigger Event Cure”). In the absence of an uncured Cash Dominion Trigger Event, Borrower will be entitled to direct the application of funds in the Collection Account (and (x) prior to the Used Truck Financing Date or (y) following the Discharge of Used Truck Financing Obligations, the Used Truck Collection Accounts), including directing the Administrative Agent (or other depository bank, if applicable) to apply funds to the repayment of the outstanding Loans and other amounts payable under the Loan Documents and to otherwise withdraw funds from the Collection Account (and (x) prior to the Used Truck Financing Date or (y) following the Discharge of Used Truck Financing Obligations, the Used Truck Collection Accounts). If a Cash Dominion Trigger Event has occurred and has not been cured by the occurrence of an applicable Cash Dominion Trigger Event Cure, (i) the Administrative Agent shall have the right to apply proceeds received into the Collection Account (and (x) prior to the Used Truck Financing Date or (y) following the Discharge of Used Truck Financing Obligations, the Used Truck Collection Accounts) to the outstanding Secured Obligations as provided in Article V of the Security Agreement and (ii) Borrower shall not be entitled to present items drawn on or otherwise to withdraw or direct the dispositions of funds from the Collection Account (and (x) prior to the Used Truck Financing Date or (y) following the Discharge of Used Truck Financing Obligations, the Used Truck Collection Accounts) nor shall Borrower be entitled to close the Collection Account (or (x) prior to the Used Truck Financing Date or (y) following the Discharge of Used Truck Financing Obligations, any Used Truck Collection Account) until all Secured Obligations (other than contingent indemnification obligations or Banking Services Obligations not then due and owing and Letters of Credit which are Cash Collateralized or Backstopped in accordance with the terms herein) under this Agreement are paid and performed in full. Notwithstanding any other agreements Borrower may have with any Secured Party, the Administrative Agent shall be entitled, during the continuance of any Cash Dominion Trigger Event until the occurrence of an applicable Cash Dominion Trigger Event Cure, for purposes of this Agreement to give instructions as to the withdrawal or disposition of funds from time to time credited to any deposit account with the Administrative Agent (to the extent constituting Borrowing Base Collateral (and (x) prior to the Used Truck Financing Date or (y) following the Discharge of Used Truck Financing Obligations, Used Truck Collateral)) or the Collection Account (and (x) prior to the Used Truck Financing Date or (y) following the Discharge of Used Truck Financing Obligations, the Used Truck Collection Accounts), or as to any other matters relating to any of the forgoing without further consent of Borrower. The Administrative Agent’s power under this Agreement to give instructions as to the withdrawal or disposition of any funds from time to time credited to the Collection Account (and (x) prior to the Used Truck Financing Date or (y) following the Discharge of Used Truck Financing Obligations, the Used Truck Collection Accounts) or any other deposit account with the Administrative Agent (to the extent constituting Borrowing Base Collateral (and (x) prior to the Used Truck Financing Date or (y) following the Discharge of Used Truck Financing Obligations, Used Truck Collateral)) or as to any other matters relating to the foregoing

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includes, without limitation, during the continuance of any Cash Dominion Trigger Event until the occurrence of an applicable Cash Dominion Trigger Event Cure, the power to give stop payment orders for any items being presented to such accounts for payment. Notwithstanding the foregoing provisions of this Section 5.11, irrespective of whether a Cash Dominion Trigger Event has occurred and is continuing, if no Borrowings are outstanding hereunder and either no Letters of Credit are outstanding hereunder or any Letters of Credit which may be outstanding hereunder are Cash Collateralized by 103% (or, in the case of Collateralized Letters of Credit, cash collateralized in accordance with Section 2.06(n)), and so long as no Banking Services Obligations are then due and owing which have not been repaid, Borrower shall be entitled to direct the application of funds in the Collection Account and the Used Truck Collection Accounts.

(d) Notwithstanding anything to the contrary contained herein or any other Loan Documents, ordinary course adjustments and net settlements may be made to Parts Receivables or Used Truck Receivables sold under a Receivables Financing or a Master Intercompany Agreement in conformity with past practice; provided, with respect to Parts Receivables, such adjustments arise directly from adjustments made with respect to Parts Inventory or Parts Receivables.

(e) Notwithstanding anything to the contrary in this Section 5.11 or in the Security Agreement, on and after the date that the Used Truck Collateral is released and the Administrative Agent’s Lien over such collateral is terminated in accordance with Section 9.18, Borrower shall be released from its obligation to comply with Section 5.11(b) and, solely with respect to Used Truck Collateral and the Used Truck Collection Accounts, Section 5.11(c) shall no longer apply (but for the avoidance of doubt, Section 5.11(c) shall continue to apply in all respects to all Borrowing Base Collateral and to the Collection Account). From and after the date of such release, cash proceeds from any sale, disposition or collection of Used Truck Collateral shall not be commingled with any Borrowing Base Collateral.

Section 5.12 Speculative Transactions. In the event that the mark to market liability of Borrower in respect of any speculative transactions exceeds $5,000,000, Borrower shall promptly close out or unwind such transactions and discharge all liabilities in respect thereof.

Section 5.13 Compliance with Borrowing Base. Borrower shall conduct any sales, assignments, conveyances, transfers or other dispositions of Parts Inventory or other Borrowing Base Collateral other than in the ordinary course of business in such a manner so as to remain in compliance with the Borrowing Base at all times. In addition, within five Business Days following the consummation of any such transaction (or such longer period as the Administrative Agent may agree) where the aggregate value of Parts Inventory or other Borrowing Base Collateral sold, assigned, conveyed, transferred or otherwise disposed of other than in the ordinary course of business is greater than $5,000,000, Borrower shall deliver to the Administrative Agent an updated Borrowing Base Certificate reflecting such transaction.

Section 5.14 Sales of Borrowing Base Collateral; Segregation of Used Truck Collateral.

(a) All sales of Borrowing Base Collateral shall be separately invoiced by Borrower and, from and after the establishment of the Collection Account in accordance with Section 5.11, all payments received in connection therewith shall be segregated from all other cash and property of Borrower and shall be deposited into the Collection Account in accordance with Section 5.11. All sales of Borrowing Base Collateral shall be separately documented.

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(b) Subject to Section 5.11, all payments received in connection with all sales of Used Truck Collateral shall be segregated from all other cash and property of Borrower and shall be deposited into a Used Truck Collection Account in accordance with Section 5.11.

Section 5.15 Location of Parts Inventory. Except for Parts Inventory (x) in transit from a vendor or supplier of the Borrower to a Designated Parts Location or between Designated Parts Locations so long as such Inventory is not commingled with other property of the Borrower or any other Person and (y) with an aggregate book value not to exceed $15,000,000 at any time, all Parts Inventory shall be located at either:

(i) a parts distribution center owned or leased by the Borrower constituting a Designated Parts Location, so long as (A) no Inventory of any other Person is stored at such location and (B) no Inventory constituting Term Loan Collateral is located at such location (other than Term Loan Collateral that is immaterial in the view of the Inventory of Borrower otherwise held at such location); or

(ii) at a storage facility, third party processor or third party logistics provider constituting a Designated Parts Location, so long as once received and stored by such third party (A) the Parts Inventory is segregated from any other property of any other Person, (B) the Parts Inventory is clearly identified at all times as belonging to the Borrower, (C) in the case of Parts Inventory located at a storage facility, no Inventory constituting Term Loan Collateral is located at such storage facility (other than Term Loan Collateral that is immaterial in the view of the Inventory of Borrower otherwise held at such location) and (D) in the case of Parts Inventory located at a third party processor or third party logistics provider, such Parts Inventory is not commingled with any other property of the Borrower.

Borrower shall not dispose of or close any parts distribution center owned or leased by it unless it shall have provided Administrative Agent with ten days’ prior written notice (or such shorter notice as Administrative Agent may agree).

Section 5.16 Post-Closing Actions. Borrower agrees that it will deliver the items referred to in Section 4.01(n) (which may be dated on or about the date of delivery thereof) as soon as commercially reasonable and by no later than ten (10) Business Days after the Closing Date, or such later date as the Administrative Agent may agree in its discretion, it being agreed (Section 4.01 notwithstanding) that such delivery shall not be a condition precedent to the effectiveness hereof.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full (other than contingent indemnification obligations) and all Letters of Credit have expired or terminated (or have been Cash Collateralized pursuant to Section 2.09(b) or Backstopped) and all LC Disbursements shall have been reimbursed, Borrower covenants and agrees that Borrower will not, at any time:

Section 6.01 Debt. Create, incur, assume or suffer to exist any Debt, except:

(a) Debt created under the Loan Documents;

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(b) Guaranteed Debt of Navistar International in respect of Debt under the 2009 Senior Note Indenture governing the 8.25% Senior Notes due November 1, 2021 and any Permitted Additional Senior Notes, in an aggregate principal amount for all such Debt not to exceed $1,450,000,000, and (ii) any refunding, refinancing, restructuring, renewal or replacement, in whole or in part, of such Debt; provided, that the Refinancing Conditions are satisfied;

(c) other Existing Debt, and any Debt extending the maturity of, or refunding, replacing, restructuring, renewal or refinancing, in whole or in part, any Existing Debt; provided, that the Refinancing Conditions are satisfied;

(d) Debt secured by Liens permitted by Section 6.02(d); provided that the aggregate outstanding principal amount of all such Debt, together with the aggregate amount of Capital Lease Obligations permitted under Section 6.01(e), shall not exceed at any time the greater of (x) $100,000,000 and (y) 2% of the Consolidated Net Tangible Assets at the time of the incurrence thereof; provided, further, that the aggregate outstanding principal amount of all such Debt secured by Liens upon or in PMSI Inventory permitted by Section 6.02(d) shall not exceed $30,000,000 at any time;

(e) Capital Lease Obligations; provided that the aggregate outstanding principal amount of all such Capital Lease Obligations, together with the aggregate amount of Debt permitted under Section 6.01(d), shall not exceed at any time the greater of (x) $100,000,000 and (y) 2% of the Consolidated Net Tangible Assets at the time of the incurrence thereof;

(f) Debt in respect of Hedge Agreements incurred in the ordinary course of business and consistent with prudent business practice;

(g) intercompany Debt between Borrower and/or a Restricted Subsidiary of Navistar International;

(h) Subordinated Debt;

(i) other Debt not to exceed in the aggregate $200,000,000 at any time outstanding;

(j) Guaranteed Debt of Borrower with respect to (x) obligations of NFC under the Receivables Facility and (y) obligations with respect to Navistar International’s financial service operations in Mexico; provided that the aggregate amount of all such Guaranteed Debt shall not exceed $112,000,000 at any time outstanding;

(k) Debt under the Master Intercompany Agreements and the Support Agreement;

(l) Debt under Permitted Receivables Financings;

(m) Debt incurred by Borrower constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in response to worker’s compensation claims or self-insurance;

(n) Debt arising from agreements of Borrower providing for adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with any acquisition permitted under Section 6.06;

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(o) obligations in respect of performance and surety bonds and completion guarantees provided by Borrower in respect of obligations arising in the ordinary course of business and not constituting Debt for Borrowed Money;

(p) Debt consisting of notes issued to current or former employees, officers or directors in connection with the redemption or repurchase of Equity Interests held by such Persons in an aggregate amount not in excess of $10,000,000 at any time outstanding;

(q) Debt consisting of take-or-pay obligations contained in supply agreements entered into by Borrower in the ordinary course of business;

(r) Debt in respect of any Sale/Leaseback Transaction with respect to the purchase of tooling and related manufacturing equipment in the ordinary course of business;

(s) (i) Debt in respect of the Term Loan Documents and any amendments thereof permitted under the Loan Documents, in an aggregate principal amount for all such Debt not to exceed $1,050,000,000 at any time outstanding and (ii) any refunding, refinancing, restructuring, renewal or replacement, in whole or in part, of such Debt; provided that, in the case of any such refunding, refinancing, restructuring, renewal or replacement, the Refinancing Conditions are satisfied;

(t) other Debt; provided that (i) no Default or Event of Default shall be continuing at the time of the incurrence thereof or result therefrom, (ii) in the case of secured Debt, entry into an intercreditor agreement in a form substantially similar to the Collateral Cooperation Agreement or in another form reasonably acceptable to the Administrative Agent, (iii) the collateral (if any) for such Debt shall not include any Borrowing Base Collateral and (iv) scheduled maturity of such Debt (or, in the case of Guaranteed Debt, the primary obligation in respect thereof) shall be beyond the Scheduled Maturity Date;

(u) Investments to the extent constituting Debt (as defined in clause (i) or (j) in the definition of “Debt”);

(v) Guarantees issued by Borrower in connection with Recovery Zone Bonds; and

(w) Indebtedness of Borrower arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days after incurrence.

The accrual of interest and the accretion or amortization of original issue discount on Debt and the payment of interest in the form of additional Debt originally incurred in accordance with this Section 6.01 will not constitute an incurrence of Debt.

Section 6.02 Liens. Create, incur, assume or suffer to exist any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or assign any accounts or other right to receive income, except:

(a) Liens created under the Loan Documents;

(b) Permitted Liens;

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(c) Liens existing on the date hereof;

(d) purchase money Liens upon or in real or tangible personal property (other than Borrowing Base Collateral) acquired or held by Borrower in the ordinary course of business to secure the purchase price of such property or to secure Debt incurred for the purpose of financing the acquisition, construction or improvement of any such property to be subject to such Liens, or Liens existing on any such property at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, restructures, renewals or replacements of any of the foregoing for the same or a lesser amount (plus an amount equal to any accrued interest and fees and expenses and premiums incurred in connection therewith); provided that any Inventory covered by any such Lien shall be PMSI Inventory; provided, however, that (x) in the case of property other than PMSI Inventory, no such Lien shall extend to or cover any property other than the property being acquired, constructed or improved and such improvements and, in each case, any proceeds, accessions and substitutions thereof, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, refinanced, restructured, renewed or replaced (other than proceeds, accessions, and substitutions thereof), and (y) in the case of PMSI Inventory, no such Lien shall extend to or cover any property other than the PMSI Inventory being acquired and no such extension, renewal or replacement shall extend to or cover any PMSI Inventory not theretofore subject to the Lien being extended, refinanced, restructured, renewed or replaced; and provided further that (i) the aggregate principal amount of the Debt secured by Liens permitted by this clause (d) shall not exceed the amount permitted under Section 6.01(d) at any time outstanding, and (ii) if any real property on which Parts Inventory is stored is mortgaged pursuant to this clause (d) (other than any mortgage securing the Debt in respect of the Term Loan Documents), Borrower shall use commercially reasonable efforts to provide the Administrative Agent with a Collateral Access Agreement (reasonably satisfactory to the Administrative Agent (provided, that, for the avoidance of doubt, the Administrative Agent hereby acknowledges that all Collateral Access Agreements delivered prior to the Closing Date are reasonably satisfactory to the Administrative Agent and remain in full force and effect under this Agreement)) pertaining to such mortgaged real property;

(e) Liens arising under Capitalized Leases permitted under Sections 6.01(e) and (s); provided that no such Lien shall extend to or cover any assets other than the assets subject to such Capitalized Leases (other than proceeds, accessions and substitutions thereof);

(f) (i) Liens on property of a Person existing at the time such Person is merged into or consolidated with Borrower; provided that (x) such merger or consolidation is otherwise permitted under the Loan Documents, and (y) such Liens were not created in contemplation of such merger, consolidation or investment and do not extend to any assets other than those of the Person merged into or consolidated with Borrower and (ii) Liens on earnest money deposits of cash or Cash Equivalents made by or received by Borrower in connection with any Investment permitted under Section 6.06 or asset disposition permitted under Section 6.05;

(g) other Liens securing obligations outstanding in an aggregate principal amount not to exceed $50,000,000 at any time;

(h) the replacement, refinancing, restructuring, extension or renewal of any Lien permitted herein upon or in the same property theretofore subject thereto or the replacement, extension, refinancing, restructuring or renewal (without increase in the amount (other than by an amount equal to accrued interest and fees and expenses and premiums incurred in connection therewith) or change in any direct or contingent obligor) of the Debt secured thereby;

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(i) Liens incurred pursuant to the Master Intercompany Agreements and the Support Agreement;

(j) leases or subleases, licenses, and sublicenses granted to others that do not materially interfere with the ordinary course of business of Borrower or of any Restricted Subsidiary of Borrower;

(k) Liens arising from filing UCC financing statements regarding leases;

(l) Liens arising pursuant to the Term Loan Documents or any Debt otherwise permitted under Section 6.01(s) (including any Guarantee by Borrower of any Debt refunding, refinancing, restructuring, renewing or replacing any such Debt); provided that (i) no such Lien shall extend to or cover any Collateral (other than Used Truck Collateral or “Collateral” (as defined in the Term Loan Security Agreement as in effect on April 2, 2013)) and (ii) the Collateral Cooperation Agreement shall be in full force and effect and each replacement, extending, refinancing, restructuring or renewing lender (if any) (or a representative on such lender’s behalf) shall be or become a party thereto;

(m) Liens securing Permitted Receivables Financings;

(n) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business that are within the general parameters customary in the industry, in each case securing Debt under any Hedge Agreements;

(o) so long as the Ratings Condition is satisfied, other Liens securing obligations in an amount not exceeding 5% of the Consolidated Net Tangible Assets as of the time of the incurrence of such Debt and Liens; provided that if any Lien is granted on any owned or leased real property where any Parts Inventory is located, Borrower shall use commercially reasonable efforts to obtain a Collateral Access Agreement (reasonably satisfactory to the Administrative Agent) with such lienholder and such other documentation as the Administrative Agent may reasonably require;

(p) Liens arising pursuant to any Debt otherwise permitted under Section 6.01(t) (including Liens incurred to secure existing Debt meeting the requirements of such Section at the time of the incurrence of such Liens); provided that (i) no such Lien shall extend to or cover any Borrowing Base Collateral and (ii) the intercreditor agreement referred to in Section 6.01(t) in respect thereof shall be in full force and effect and each replacement, extending, refinancing, restructuring or renewing lender (if any) (or a representative on such lender’s behalf) shall be or become a party thereto; and

(q) Liens granted in connection with the payment, settlement, acceleration or extinguishment of all or any postretirement benefit obligations; provided that no such Lien shall extend to or cover any Borrowing Base Collateral.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Parts Inventory of Borrower, any other Borrowing Base Collateral, or to any Collection Account, any LC Collateral Account or any Designated LC Collateral Account, other than those permitted under clauses (a), (b), (c) and (f) of the definition of “Permitted Liens” and clause (a), clause (g) and clause (l) of this Section 6.02 (but, in the case of clause (g) of this Section 6.02, only to the extent such Liens arise by operation of law).

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Section 6.03 Change in Nature of Business. Make any material change in the general nature of its business as carried on at the date hereof; provided, that Borrower may enter into complementary, ancillary or supportive businesses.

Section 6.04 Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, except that as part of any acquisition permitted under Section 6.06, any other Person may merge into or consolidate with Borrower; provided, that (i) the lines of business of the Person to be merged shall be substantially the same lines of business as the principal businesses of Borrower or any Former Borrower in the ordinary course; and (ii) such Person shall be a United States legal entity with assets domiciled in the United States; provided, further, that (a) the parties to such merger or consolidation shall, prior to such merger or consolidation, have taken such steps as may be reasonably required by the Administrative Agent to ensure the continued perfection of the Administrative Agent’s security interest in the Borrowing Base Collateral following such merger or consolidation (as well as the perfection of the Administrative Agent’s security interest in any assets previously owned by the other party to such merger or consolidation otherwise constituting Borrowing Base Collateral); and (b) following Borrower’s merger with any Person or such Person’s consolidation into Borrower, any assets owned by such other Person prior to such merger or consolidation shall undergo field exams and an audit by the Administrative Agent or its designee prior to such additional assets being included in the calculation of the Borrowing Base; provided that if the value of such additional assets is less than or equal to 5% of the Commitments, such additional assets may be included in the calculation of the Borrowing Base without any additional field exam, audit or appraisal at the Administrative Agent’s discretion; provided, further that in each case, immediately before and after giving effect thereto, no Event of Default shall have occurred and be continuing.

Section 6.05 Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of any assets, or grant any irrevocable option or other right to purchase, lease or otherwise acquire any assets, except:

(a) sales, transfers or other dispositions of Inventory in the ordinary course of its business, in compliance with the terms of the Loan Documents, and the granting of any option or other right to purchase, lease or otherwise acquire Inventory in the ordinary course of its business and in compliance with the terms of the Loan Documents;

(b) in a transaction authorized by Section 6.04;

(c) sales, transfers or other dispositions of assets other than Borrowing Base Collateral (or the grant of any option or other right to purchase, lease or otherwise acquire such assets) by Borrower to any Former Borrower;

(d) sales, transfers or other dispositions of assets other than Borrowing Base Collateral for consideration consisting of at least 75% cash and for fair value;

(e) sales and proceeds of Receivables (including Parts Receivables and Used Truck Receivables) pursuant to any Master Intercompany Agreement or Permitted Receivables Financing;

(f) Sale/Leaseback Transactions with respect to the purchase of tooling and related manufacturing equipment in the ordinary course of business consistent with past practices;

(g) any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property or assets in the ordinary course of business;

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(h) the grant of any license or sublicense of patents, trademarks, registrations therefor and other similar Intellectual Property in the ordinary course of business consistent with past practices;

(i) the granting of any Lien (or foreclosure thereon) securing obligations to the extent permitted hereunder;

(j) any sale, transfer or other disposition expressly permitted by Section 6.06;

(k) any disposition of assets or property in the ordinary course of business to the extent such property or assets are surplus, negligible, obsolete, uneconomical, worn-out or no longer useful in Borrower’s business;

(l) any sale, transfer or other disposition of assets (other than Parts Receivables and MIA Receivables) or shares of Equity Interests of a Subsidiary having a fair market value not in excess of $10,000,000 in any Fiscal Year;

(m) [Reserved];

(n) so long as the Ratings Condition and the Payment Condition are satisfied after giving pro forma effect thereto, sales, transfers and other dispositions of assets other than Borrowing Base Collateral;

(o) consignments of Used Truck Inventory in the ordinary course of business

(p) any sale, transfer or other disposition of assets (other than Borrowing Base Collateral) in connection with the payment, settlement, acceleration or extinguishment of all or any postretirement benefit obligations;

provided, that any and all net cash proceeds from any sales, transfers, leases and other dispositions of Collateral permitted hereby, which sales, transfers, leases or dispositions of Collateral shall reduce Adjusted Excess Availability to less than zero, shall, on the date of receipt of payment for such sales, transfers, leases or dispositions by Borrower, be applied to the repayment of outstanding amounts under and in accordance with Section 2.10(b); provided, further that in connection with any sale, transfer or other disposition of Collateral outside of the ordinary course of business with an aggregate value greater than $5,000,000, Borrower shall comply with Section 5.13 and provided, further that any sale, transfer or other disposition of Borrowing Base Collateral (x) shall be for cash or made on customary trade terms or (y) shall constitute “help out” sales to Borrower’s manufacturing businesses, Navistar International or any of Navistar International’s other Subsidiaries consistent with past practices. To the extent any Collateral is sold, transferred or otherwise disposed of as permitted by this Section 6.05, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect or evidence the foregoing.

Section 6.06 Investments in Other Persons. Make or hold any Investment in any other Person, except:

(a) Investments outstanding on the date hereof by Borrower in its Subsidiaries and additional Investments (made with assets not constituting Borrowing Base Collateral) in a Former Borrower;

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(b) loans and advances to employees in the ordinary course of the business of Borrower as presently conducted in an aggregate principal amount not to exceed $5,000,000 at any time outstanding, and made in compliance with the provisions of the Sarbanes-Oxley Act of 2002;

(c) Investments by Borrower in cash or Cash Equivalents;

(d) Investments existing on the date hereof and any refinancings, extensions, replacements and renewals of such Investments so long as the amount of such refinanced, extended, replaced or renewed Investment is not increased;

(e) the purchase or other acquisition of a business unit, division or all of the Equity Interests in any other Person that, upon the consummation thereof, will be a wholly owned Subsidiary of Borrower (including, without limitation, as a result of a merger or consolidation) and the purchase or other acquisition by Borrower of all or substantially all of the property and assets of any other Person; provided that, with respect to each purchase or other acquisition made pursuant to this clause (e):

(i) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of Borrower in the ordinary course;

(ii) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition or operations of Borrower, taken as a whole (as determined in good faith by the board of directors (or the Persons performing similar functions) of Borrower, if the board of directors is otherwise approving such transaction, or, in each other case, by a Financial Officer of Borrower);

(iii) after giving pro forma effect to such purchase or other acquisition, the Payment Condition shall be satisfied;

(iv) [Reserved];

(v) [Reserved]; and

(vi) any assets owned by such Person or business prior to its acquisition by Borrower shall both (A) undergo field exams, an audit and, in the case of Parts Inventory (and, if included in the Borrowing Base, Additional Inventory) an appraisal by the Administrative Agent or its designee and (B) be subject to the perfected security interest of the Administrative Agent therein, in each case, prior to such assets being included in the calculation of the Borrowing Base; provided that if the value of such additional assets is less than or equal to 5% of the Commitments, such additional assets may be included in the calculation of the Borrowing Base at the Administrative Agent’s discretion without an updated field exam, audit or appraisal.

(f) Investments in Permitted Joint Ventures so long as at the time of such Investment and after giving effect thereto, the Payment Condition shall be satisfied;

(g) trade receivables and prepaid expenses, in each case arising in the ordinary course of business; provided, that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP;

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(h) Investments received as consideration for asset dispositions permitted pursuant to Section 6.05;

(i) Investments for which the sole consideration provided is Equity Interests of Borrower so long as payment of such consideration does not result in a Change of Control;

(j) Investments in securities of trade creditors, suppliers or customers received pursuant to any plan of reorganization, proposal, restructuring, workout or similar arrangement of such trade creditor, supplier or customer or upon the compromise of any debt created in the ordinary course of business owing to Borrower or a Subsidiary, whether through litigation, arbitration or otherwise;

(k) other Investments, if at the time of the making thereof and after giving pro forma affect thereto the Payment Condition is satisfied; provided that if any such Investment involves any purchase or acquisition, the requirements of subclauses (i) through (vi) (other than subclause (iii)) of clause (e) above shall have been satisfied;

(l) Investments in Navistar International or any Restricted Subsidiary of Navistar International so long as Adjusted Excess Availability shall be equal or greater than the greater of $15,625,000 and 12.5% of the Commitments; provided that if any such Investment involve any purchase or acquisition, the requirements of subclause (i) through (vi) (other than subclause (iii)) of clause (e) above shall have been satisfied;

(m) other Investments in an amount not to exceed $125,000,000 at any time outstanding;

(n) so long as no Default or Event of Default is then continuing or would result therefrom, loans or advances to, guarantees in favor of, and other extensions of credit to customers and suppliers in the ordinary course of business;

(o) Guaranteed Debt otherwise permitted under Section 6.01 to the extent constituting an Investment;

(p) Guaranteed Debt of Borrower in connection with Recovery Zone Bonds;

(q) Investments pursuant to Master Intercompany Agreements and the Support Agreement;

(r) Investments in (or asset dispositions to) Restricted Subsidiaries of Navistar International so long as any such Investment (or disposition) is part of a series of simultaneous Investments (and/or dispositions) by various Restricted Subsidiaries in other Restricted Subsidiaries (collectively, an “Investment Series” (with each such Investment in the Investment Series (or disposition) having an equal aggregate amount (or fair market value)) that results in the aggregate proceeds of the initial Investment (or disposition) being invested in one or more Restricted Subsidiaries that are not Borrower; provided that (x) such Investment Series be completed within three Business Days following the date upon which the first transaction in such Investment Series occurs, (y) none of the Investments in the Investment Series include a sale or other disposition of the Borrowing Base Collateral (except to the extent such Investment is a transfer of cash or Cash Equivalents from a Collection Account and such transferred cash or Cash Equivalents shall remain subject to a perfected security interest of the Administrative Agent, and the validly, perfection and priority of such security interest shall not be impaired by or in connection with such transfer) and (z) no more than $25,000,000 of cash or Cash Equivalents may be transferred from the Collection Account in connection with such Investment Series

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unless the Administrative Agent has received opinions of counsel, satisfactory to Administrative Agent, that such cash and Cash Equivalents remain subject to a perfected security interest of the Administrative Agent, and the validly, perfection and priority of such security interest shall not be impaired by or in connection with such transfer; provided, further, that (A) the initial Investment (or disposition) was made by a Restricted Subsidiary and (B) Borrower shall not have made an Investment (or disposition) in an amount in excess of the amount of proceeds Borrower received by way of an Investment by another Restricted Subsidiary in Borrower (except to the extent any such excess is permitted by, and (if applicable) reduces availability under, Sections 6.06(e), (f), (h), (k) and (m)); and

(s) guarantees by Borrower of any Indebtedness under the Term Loan Documents or any refunding, refinancing, restructuring, renewal or replacement thereof permitted under Section 6.01(s).

For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value thereof.

Section 6.07 Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such (each a “Restricted Payment”), except that:

(a) Borrower (A) may make Restricted Payments (including in respect of intercompany debt owing by Borrower) payable only in common stock of Borrower, and (B) may make Restricted Payments with the proceeds received contemporaneously from the issue of new shares of its Equity Interests with equal or inferior voting powers, designations, preferences and rights;

(b) so long as the Payment Condition is satisfied after giving pro forma effect thereto, Borrower may make Restricted Payments; and

(c) Borrower may make Restricted Payments to Navistar International to enable Navistar International to pay (i) Navistar International’s franchise taxes incurred in the ordinary course of business and (ii) federal, state and local income Taxes then due and owing that are directly attributable to (or arising as a result of) Navistar International being required to include in its income for Tax purposes the income of Borrower.

Section 6.08 Accounting Changes. Make or permit any change in (a) accounting policies or reporting practices, except as required by generally accepted accounting principles, or (b) its Fiscal Year.

Section 6.09 Prepayments, Etc., of Debt. Prepay, redeem, purchase, defease or otherwise satisfy, in each case, prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt that is subordinated to the Obligations of Borrower under the Loan Documents, except: (a) [reserved], (b) regularly scheduled or required repayments or redemptions of Existing Debt, the Term Loan and other Debt permitted under Section 6.01(s), (c) any prepayments or redemptions of Existing Debt in connection with a refunding, renewal, replacement, restructuring, refinancing, purchase, defeasement or other satisfaction of such Existing Debt permitted by Section 6.01(c), (d) the repayment, purchase, defeasement or other satisfaction or prepayment of the amounts under, and in accordance with, documentation with respect to Debt permitted by Section 6.01(b) or Section 6.01(r) on the terms contained therein so long as in the case of any voluntary prepayment, purchase, redemption or other acquisition for value the Payment Condition is

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satisfied; provided that nothing herein shall prevent Navistar International from prepaying the Senior Notes with sources of funds other than from Borrower, (e) the repayment or prepayment of the amounts under, and in accordance with, documentation with respect to Debt permitted by Section 6.01(e) or, so long as no Specified Default or Event of Default is then continuing or would result therefrom, Section 6.01(s), (f) the repayment or prepayment of the amounts under, and in accordance with, documentation with respect to Debt permitted by Section 6.01(r), (g) any repayment or prepayment of Debt under any agreement permitting the reborrowing thereof, (h) any other prepayment or redemption of Debt if at the time the making thereof, and after giving pro forma effect thereto, the Payment Condition is satisfied, (i) any prepayment, redemption, purchase, defeasement or other satisfaction of Debt owed to Navistar International or any of its Restricted Subsidiaries so long as after giving pro forma effect to such prepayment or redemption, Adjusted Excess Availability shall be equal or greater than the greater of $15,625,000 and 12.5% of the Commitments and (j) the repayment or prepayment of Debt with Equity Interests and/or the proceeds of Equity Interests; provided, however, that this Section 6.09 shall not limit any refinancing of Debt otherwise permitted hereunder so long as (x) the Refinancing Conditions are satisfied with respect to such refinanced Debt, (y) such Debt is refinanced with other Debt of Navistar International and its Subsidiaries (other than Borrower) or (z) such refinancing Debt is otherwise permitted under Section 6.01.

Section 6.10 Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture where such position would result in (i) liability of Borrower for any Debt or Guaranteed Debt (other than Debt or Guaranteed Debt that could at such time be incurred by Borrower pursuant to Section 6.01(t)) or (ii) any other material liability for Borrower.

Section 6.11 Payment Restrictions Affecting Borrower. Directly or indirectly enter into or suffer to exist any agreement or arrangement which prohibits or limits the ability of Borrower to create, incur, assume or suffer to exist any Lien in favor of the Lenders in respect of the Facility Obligations or any other Loan Documents upon any of its property, assets or revenues, whether now owned or hereafter acquired, except (i) the Loan Documents, (ii) any agreement or instrument evidencing Existing Debt or any refinancing, extension, restructuring, renewal or replacement thereof permitted pursuant of Section 6.01(b) and (c), (iii) the Shy Settlement, (iv) leases, subleases or licenses, sublicenses, service contracts and other contracts restricting the assignment, subletting or sublicensing thereof, (v) those which arise in connection with any disposition, transfer or sale permitted under Section 6.05 pending the consummation of such disposition, transfer or sale, (vi) any agreement in effect on the Closing Date as any such agreement is in effect on such date, (vii) the 2009 Senior Note Indenture (as in effect on the Closing Date), 2009 Senior Subordinated Note Indenture, the Recovery Zone Bonds Loan Agreements, the Master Intercompany Agreements or the Support Agreement or any notes issued under any of the foregoing, in each case, as in effect on the Closing Date, the Term Loan Documents (as in effect on the Closing Date) and any agreements amending, modifying, extending, renewing, refinancing, restructuring or replacing such agreements so long as the prohibitions and limitations in such agreements are not more materially restrictive than those in existence on the date hereof, (viii) restrictions relating to any Lien permitted under Section 6.02 imposed by the holder of such Lien, (ix) any other agreement governing Debt entered into after the Closing Date that contains prohibitions and limitations that are not materially more restrictive (taken as a whole) with respect to Borrower than those in effect on the Closing Date with respect to that Borrower pursuant to agreements in effect on the Closing Date, and (x) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the payment of dividends from such partnership, limited liability company, joint venture or similar Person.

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Section 6.12 Transactions with Affiliates. Conduct any transactions with an Affiliate otherwise permitted under the Loan Documents on terms that are not fair and reasonable, and no less favorable to Borrower than such Person would obtain in a comparable arm’s length transaction, other than (a) transactions with Former Borrowers not involving Borrowing Base Collateral, (b) transactions entered into pursuant to the terms of the Master Intercompany Agreements, the Tax Allocation Agreements or the Support Agreement, (c) Restricted Payments to the extent permitted under Section 6.07 and Investments to the extent permitted under Section 6.06, (d) [reserved], (e) reasonable fees and compensation paid to and advances of expenses to and indemnity provided on behalf of officers, directors, employees or consultants of Borrower, as determined in good faith by Borrower’s Board of Directors or senior management; (f) transactions existing on the Closing Date and (g) transactions under the Term Loan Documents; provided, that all sales of Parts Inventory by Borrower to any Former Borrower permitted under Section 6.05 shall be on terms (including price and credit terms) no less favorable to Borrower than Borrower would obtain in a comparable arms’-length with a Person not an Affiliate, and (h) “help out” sales of Parts Inventory to Navistar International and its Subsidiaries consistent with past practice.

Section 6.13 Amendment of Material Documents. Amend, modify or waive (a) any of Borrower’s rights under any Navistar International Indenture or any Recovery Zone Bonds Loan Agreement (or any instrument or agreement governing any refinancing Indebtedness in respect thereof permitted under Section 6.01), (b) any Term Loan Documents (or any instrument or agreement governing any refinancing Indebtedness in respect thereof permitted under Section 6.01(s)), to the extent such amendment, modification or waiver would place restrictions on Borrower providing collateral (to the extent such assets constitute (or are intended or required to constitute) Collateral) to secure the Facilities Obligations or would place restrictions on the payment, repayment or prepayment of any Facility Obligations (other than, in each case, any such restrictions set forth in the Term Loan Documents as in effect on the Closing Date) or (c) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, to the extent, in the case of each of the foregoing clauses (a) or (c), any such amendment, modification or waiver would be materially adverse to the interests of the Lenders; provided that the granting of any Lien permitted under Section 6.02(p) shall not be deemed to be materially adverse to the interests of the Lenders so long as the intercreditor agreement referred to in such Section remains in full force and effect.

Section 6.14 Sales of Receivables. Following the occurrence and during the continuation of a Receivables Trigger Event with respect to a counterparty under any Master Intercompany Agreement, sell or otherwise transfer or assign, any Receivables or other receivables or instruments, to the applicable counterparty under such Master Intercompany Agreement.

Section 6.15 Designation of Designated Senior Debt. Designate any Debt (or any similar term) (other than the Debt under the 2009 Senior Note Indenture or the Additional Indenture, or any Debt under the Term Loan Documents or any Debt in respect of Recovery Zone Bonds, or any refinancing, extension, renewal, restructuring or replacement thereof permitted pursuant to Section 6.01(b), Section 6.01(s) or Section 6.01(t), respectively, and Debt under this Agreement or under the other Loan Documents) of Borrower “Designated Senior Debt” (or any similar term) under, and as defined in any Subordinated Debt of Borrower which contains such designations.

Section 6.16 Qualified Cash. Without the prior written consent of the Administrative Agent, Borrower shall not withdraw, or suffer to be withdrawn, from a Qualified Cash Account any amounts therein in violation of terms set forth in the definition of “Qualified Cash Account”.

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ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) Borrower shall fail to pay (i) any principal of any Loan or any reimbursement obligation in respect of any unconverted LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, or (ii) any interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document within five Business Days after it shall become due and payable; or

(b) any representation or warranty made or deemed made by or on behalf of Borrower herein or in any other Loan Document or the Borrowing Base Certificate or any other certificate required to be delivered hereunder (including under Article V) or required to be delivered in connection with the other Loan Documents shall prove to have been materially incorrect when made or deemed made; or

(c) Borrower shall fail to observe or perform any covenant, condition, term or agreement contained in Article VI, or Section 5.02(a), 5.02(b), 5.02(e), 5.03, 5.06, 5.08, 5.09, 5.11, 5.14 or 5.15 of this Agreement or Article IV of the Security Agreement; or

(d) Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.01(a), (b), (c), (d), (g), (h), (i), or 5.02(c), (d) or (f); or (ii) any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for five days (in the case of the foregoing clause (i)) or 30 days (in the case of the foregoing clause (ii)) after the earlier of the date on which (A) any Responsible Officer of Borrower becomes aware of such failure or (B) written notice thereof shall have been given to Borrower by the Administrative Agent or any Lender; or

(e) (i) any Collateral Document after delivery thereof pursuant to the terms of the Loan Documents shall for any reason, other than pursuant to the terms hereunder or thereunder (including as a result of a transaction permitted under Section 6.03, 6.04 or 6.05), fail to create a valid and perfected security interest with the priority required by the Collateral Documents with respect to any significant portion of the Borrowing Base Collateral purported to be covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or from the failure of the Administrative Agent to file UCC continuation statements or (ii) except as otherwise permitted hereunder, any Collateral Document shall fail to remain in full force or effect or any action shall be taken by Borrower to discontinue or to assert the invalidity or unenforceability of any Collateral Document; or

(f) any Loan Document, or any material provision therein, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.03, 6.04 or 6.05) or as a result of the satisfaction in full of the Obligations (other than contingent indemnification obligations), ceases to be in full force and effect, or Borrower, Navistar International or any of their respective Subsidiaries shall challenge in writing the validity or enforceability of any Loan Document or Borrower, Navistar International or any of their respective Subsidiaries shall deny in writing that Borrower has any further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification obligations) and termination of the Commitments) or purports in writing to revoke or rescind any Loan Document; or

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(g) Navistar International or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt for Borrowed Money of Navistar International, Borrower or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $50,000,000 either individually or in the aggregate for Navistar International and all Subsidiaries when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(h) Navistar International or any of its material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or an Insolvency Proceeding shall be instituted by or against Borrower, Navistar International or any of their respective material Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, interim receiver, monitor, liquidator, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 45 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or Borrower, Navistar International or any of their respective material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this clause (h); or

(i) any judgments or orders (other than those covered by insurance) either individually or in the aggregate, for the payment of money in excess of $50,000,000 shall be rendered against Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j) any non-monetary judgment or order shall be rendered against Borrower that could reasonably be expected to have a Material Adverse Effect, and there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(k) any ERISA Event shall have occurred with respect to a Plan which is reasonably expected to result in a Material Adverse Effect; or

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(l) Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by Borrower and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $10,000,000 or requires payments exceeding $2,500,000 per annum; or

(m) Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of Borrower and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $10,000,000; or

(n) a Change of Control shall occur;

then, and in any such event, the Administrative Agent shall at the request of the Required Lenders, by written notice to Borrower, (i) declare the Commitments of each Lender and the obligation of each Lender to make Loans or of any Issuing Bank to issue a Letter of Credit to be terminated, whereupon the same shall forthwith terminate; (ii) declare the Loans, all interest thereon and all other amounts payable by Borrower under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each of Borrower; and (iii) require that Borrower deposit in the LC Collateral Account an amount in cash equal to 103% of the then-outstanding LC Exposure; provided that the amount of cash required to be deposited pursuant to clause (iii) shall be reduced on a dollar for dollar basis by the amount of cash collateral then on deposit in the Designated LC Collateral Account, not to exceed the Cash Collateral Cap at such time; provided, further, that, upon the occurrence of an event with respect to Borrower described in Section 7.01(h), (x) the Commitments of each Lender and the obligation of each Lender to make Loans and of any Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the principal of the Loans then outstanding, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower, and the obligation of Borrower to Cash Collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.01 The Administrative Agent.

(a) Each Secured Party and each Issuing Bank hereby irrevocably appoints and designates the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents (including the Collateral Cooperation Agreement and any amendments, supplements or other modifications of Collateral Cooperation Agreement that the Borrower may from time to time request in connection with the amendment, extension, renewal, refinancing or replacement of the Term Loan Agreement, to give effect

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to any such amendment, extension, renewal, refinancing or replacement) and acting as agent for purposes of perfection, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Each Secured Party and each Issuing Bank agrees that any action taken by the Administrative Agent or the Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by the Administrative Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive authority to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents; (ii) execute and deliver, as the Administrative Agent, each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from Borrower or other Person; (iii) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (iv) take any enforcement action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, applicable law or otherwise and subject to the terms of the Loan Documents. The Administrative Agent alone shall be authorized to determine whether any Parts Inventory constitutes Eligible Parts Inventory (or, if included in the Borrowing Base, Eligible Additional Inventory), whether to impose or release any reserve or whether any conditions to funding or to issuance of a Letter of Credit have been satisfied in accordance with the terms of the Loan Documents, which determinations and judgments, if exercised in good faith, shall exonerate the Administrative Agent from liability to any Lender or other Person for any error in judgment.

(b) Each Person serving as an Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any Subsidiary of Borrower or other Affiliate thereof as if it were not an Administrative Agent hereunder.

(c) The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (iii) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (D) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (E) the creation,

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perfection or priority of Liens on the Collateral or the existence of the Collateral, or (F) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify the Administrative Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and Required Lenders, it will not take any enforcement action with respect to the Collateral, accelerate Facility Obligations (other than Banking Services Obligations constituting Secured Obligations), or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral or to assert any rights relating to any Collateral.

(d) The rights and remedies conferred upon the Administrative Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by applicable law. The Administrative Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against all claims that could be incurred by the Administrative Agent in connection with any act. The Administrative Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Instructions of the Required Lenders and Super Majority Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting in accordance with the instructions of the Required Lenders and Super Majority Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 9.02. In no event shall the Administrative Agent be required to take any action that, in its opinion, is contrary to applicable law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

(e) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, electronic transmission or other writing believed by it in good faith to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it in good faith to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

(f) The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as the Administrative Agent. The Administrative Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

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(g) Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph (g), the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent which shall be (i) a Lender or an Affiliate of a Lender or (ii) a commercial bank or an Affiliate of any such commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Event of Default exists) is reasonably acceptable to Borrower (such consent not to be unreasonably withheld, delayed or conditioned). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent from among the Lenders or, if no Lender accepts such role, the retiring Administrative Agent may appoint the Required Lenders as the successor Administrative Agent. Upon the acceptance by a successor Administrative Agent of an appointment as the Administrative Agent hereunder, or upon appointment of Required Lenders as successor Administrative Agent, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as the Administrative Agent. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be the Administrative Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

(h) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

(i) Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding Borrower and will rely significantly upon Borrower’s books and records, as well as on representations of Borrower’s personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with Borrower or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless (A) from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender and (B) from any action such Lender may take as a result of or any conclusion it may draw from any Report.

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(j) If the Administrative Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any applicable law, the Administrative Agent may appoint an additional Person who is not so limited, as a separate co-collateral agent. If the Administrative Agent so appoints a co-collateral agent, each right and remedy intended to be available to the Administrative Agent under the Loan Documents shall also be vested in such separate agent. The Secured Parties shall execute and deliver such documents as the Administrative Agent deems appropriate to vest any rights or remedies in such agent. If any co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by applicable law, shall vest in and be exercised by the Administrative Agent until appointment of a new agent.

(k) The Joint Lead Arrangers, the Joint Book Managers and the Syndication Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

Section 8.02 Indemnification by Lenders. (a) Each Lender severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent, arising solely in the Administrative Agent’s capacity as the Administrative Agent hereunder and under the other Loan Documents, or any action taken or omitted by the Administrative Agent solely in its capacity as the Administrative Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by Borrower under Section 9.03, to the extent that the Administrative Agent, acting solely in its capacity as the Administrative Agent hereunder, is not promptly reimbursed for such costs and expenses by Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.02 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

(b) For purposes of this Section 8.02, each Lender’s ratable share of any amount shall be determined, as at the incurrence of the relevant Indemnified Costs, according to its share of the aggregate principal amount of the Advances outstanding at such time and the aggregate participation in the LC Disbursements at such time. The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.02 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

(c) The Administrative Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by the Administrative Agent’s gross negligence or willful misconduct. The Administrative Agent does not assume any responsibility for any failure or delay in performance or any breach by Borrower,

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Lender or other Secured Party of any obligations under the Loan Documents. The Administrative Agent makes no express or implied representation, warranty or guarantee to the Secured Parties with respect to any Facility Obligations, Collateral, Loan Documents or Borrower. No Agent Indemnitee shall be responsible to the Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Facility Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of Borrower. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default.

Section 8.03 Banking Services Providers. Each Secured Banking Services Provider, by delivery of a notice to the Administrative Agent of Banking Services, agrees to be bound by Section 2.10 and this Section 8.03. Each Secured Banking Services Provider shall indemnify and hold harmless the Agent Indemnitees, to the extent not reimbursed by Borrower, against all Indemnified Costs that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Banking Services Obligations.

Section 8.04 No Third Party Beneficiaries. This Article VIII is an agreement solely among the Lenders and the Administrative Agent, and shall survive payment and satisfaction in full of the Secured Obligations. Except solely to the extent of Borrower’s rights to consent pursuant to and subject to the conditions in Section 8.01(g), this Article VIII does not confer any rights or benefits upon Borrower or any other Person. As between Borrower and the Administrative Agent, any action that the Administrative Agent may take under any Loan Documents or with respect to any Facility Obligations shall be conclusively presumed to have been authorized and directed by the Lenders.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile (with reasonable efforts to send a duplicate by e-mail) or e-mail, as follows:

(i) if to Borrower:

Navistar, Inc.

2701 Navistar Drive

Lisle, IL 60532 4201

Attention: Treasurer

Facsimile No: (331) 332-2573

Email: bill.mcmenamin@navistar.com

Attention: Assistant Treasurer

Email: anthony.aiello@navistar.com

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Attention: Lisa Conlon, Senior Counsel

Email: lisa.conlon@navistar.com

Copy to:

Paul Hastings LLP

71 South Wacker Drive, Suite 4500

Chicago, IL 60606

Attn: Maureen Sweeney

Phone: (312) 499-6000

Facsimile No.: (312) 499-6109

Email: maureensweeney@paulhastings.com

(ii) if to Bank of America, as the Administrative Agent, an Issuing Bank or the Swingline Lender, at:

Bank of America Business Capital

135 South LaSalle, 4th Floor

Mail Code: IL4-135-04-25

Chicago, IL 60603

Attention: Monirah Masud

Facsimile No.: (312) 453-2853

Email: monirah.masud@baml.com

Copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker, Suite 3400

Chicago, IL 60606

Attn: Seth E. Jacobson

Phone: (312) 407-0700

Facsimile No.: (312) 407-8511

Email: seth.jacobson@skadden.com

(iii) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (x) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (y) sent by facsimile or e-mail shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient. The Administrative Agent and the Lenders may rely upon any notices purportedly given by or on behalf of Borrower even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Borrower shall indemnify and hold harmless each Indemnified Party from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of Borrower, except to the extent arising from such Indemnified Party’s gross negligence, willful misconduct or bad faith as found in a final, non-appealable judgment by a court of competent jurisdiction.

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(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply, except to the extent expressly provided for therein, to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01 unless otherwise agreed by the Administrative Agent. The Administrative Agent or Borrower will agree to accept notices and other communications to it hereunder by electronic “pdf” communications or other electronic transmissions of actual signed documents which shall be directed to the specific name of the individual person previously identified by the Administrative Agent to receive such notice and otherwise pursuant to procedures that may be approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to the e-mail address of the specific individual person specified previously identified by the Administrative Agent to receive such notice shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number or email address for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, Issuing Bank or Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, Lender or Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders), or (ii) in the case of any other Loan Document (other than any such amendment to effectuate any modification thereto expressly contemplated by the terms of such other Loan Documents), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and Borrower, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender (including a Defaulting Lender) without the written consent of such Lender; it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any default interest, Default or Event of Default that is not

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otherwise expressly required to be waived by more than Required Lenders, mandatory prepayment or mandatory reduction of the Commitments, or the making of any Protective Advance, so long as in compliance with the provisions of Section 2.04, shall not constitute an increase of any Commitment of any Lender, provided that any change to the second or fourth proviso to the second sentence of Section 2.04(a) shall require the written consent of each Lender; (B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including a Defaulting Lender) directly affected thereby, provided that only the consent of the Required Lenders shall be necessary to (1) amend the provisions of Section 2.13(c) providing for the default rate of interest, or to waive any obligations of Borrower to pay interest at such default rate, Event of Default or Default that is not otherwise expressly required to be waived by more than Required Lenders or (2) waive any mandatory prepayment; (C) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including a Defaulting Lender) directly affected thereby, provided that only the consent of the Required Lenders shall be necessary to amend the provisions of Section 2.13(c) providing for the default rate of interest, or to waive any obligations of Borrower to pay interest at such default rate, Event of Default or Default that is not otherwise expressly required to be waived by more than Required Lenders; (D) change Section 2.18(b), (c) or (d) or Section 2.10(b) or change the definition of “Applicable Percentage” in a manner that would alter the manner in which payments are shared, without the written consent of each Lender directly affected thereby; (E) except as provided below with respect to Additional Inventory and Fleet Charge Receivables, change the definition of the term “Liquidity Block Amount” or “Borrowing Base” or any respective component definition thereof if, in any case, as a result thereof the amounts available to be borrowed by Borrower would be increased (provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves without the consent of any Lenders) without the written consent of the Super Majority Lenders; (F) change any of the provisions of this Section 9.02 or reduce the minimum percentage set forth in the definition of “Required Lenders” or the definition of “Super Majority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender; or (G) except as provided in paragraph (c) or (d) of this Section 9.02 or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c) The Lenders hereby irrevocably agree that the Liens granted to the Administrative Agent by Borrower on any Collateral shall be automatically released (i) upon the termination of the Commitments, payment and satisfaction in full in cash of all Secured Obligations owing as of the date of such termination (other than Unliquidated Obligations), the termination, expiration or, to the extent effected in a manner reasonably acceptable to the relevant Issuing Banks or as otherwise provided for herein, Cash Collateralization or Backstop of all outstanding Letters of Credit in an amount equal to 103% of the face amount of all outstanding Letters of Credit; (ii) upon the sale or other disposition of the property constituting such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person, to the extent such sale or other disposition is made in compliance with the terms of this Agreement; (iii) subject to paragraph (b) of this Section 9.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) as required to effect any sale or other disposition of such Collateral in connection with any

SECOND AMENDED AND RESTATED ABL CREDIT AGREEMENT

exercise of remedies of the Administrative Agent and the Lenders pursuant to the Collateral Documents, or (v) as required pursuant to, and in accordance with the terms of, any Master Intercompany Agreement provided that the Administrative Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $20,000,000 during each Fiscal Year without the consent of any Lender. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral to the extent required under the provisions of the Loan Documents.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby” or the “Super Majority Lenders”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided, that, concurrently with such replacement, (i) another bank or other entity which is a Lender or otherwise reasonably satisfactory to Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 9.04(b), (ii) the replacement Lender shall pay the processing and recordation fee referred to in Section 9.04(b)(ii)(C), if applicable, in accordance with the terms of such Section, (iii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent and (iv) Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by Borrower hereunder to and including the date of termination, including, without limitation, payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. In connection with any such replacement, if any such Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the replacement Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender.

Notwithstanding anything to the contrary contained in this Section 9.02, (i) if the Administrative Agent and Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document, then the Administrative Agent and Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof, (ii) the Administrative Agent and the Borrower shall be permitted to make such amendments to this Agreement or any other Loan Document as the Administrative Agent and Borrower deem appropriate with respect to an increase in and allocation of Commitments pursuant to Section 2.22 and (iii) the Administrative Agent and the Borrower shall be permitted to make such amendments to this Agreement or any other Loan Document to document the grant of a security interest in Additional Inventory or Fleet Charge Receivables, the inclusion thereof in the Borrowing Base in accordance with the terms hereof, eligibility criteria therefor, and other related provisions (including related representations, warranties, covenants and Reserves, but excluding, however, any increase in advance rates, except in accordance with clause (E) of Section 9.02(b)) in the discretion of the Administrative Agent and the Borrower.

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Section 9.03 Expenses; Indemnity; Damage Waiver. (a) Subject to any express limitations that may be set forth in this Agreement with respect to the frequency of appraisals and field exams, Borrower agree to pay within (x) one Business Day (in the case of written demands prior to the Closing Date) and (y) ten Business Days (in the case of written demands thereafter) after written demand (which includes documentation reasonably supporting such request) (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all due diligence, syndication, transportation, computer, duplication, appraisal, audit, field examination, Report preparation, Collection Account setup and maintenance, insurance, consultant, search, filing and recording fees and expenses (including the Administrative Agent’s standard charges for field examinations which may be a standard per diem field examiner charge), and (B) in the case of legal expenses and fees, limited to the reasonable fees and out-of-pocket expenses of one principal counsel for the Administrative Agent and any necessary local counsel to the Administrative Agent, with respect to advising the Administrative Agent as to its rights and responsibilities, or the protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with Borrower or with other creditors of Borrower arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all reasonable out-of-pocket costs and expenses of the Administrative Agent and each Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and each Lender with respect thereto; provided that Borrower shall only be required to reimburse the reasonable fees and out-of-pocket expenses of one legal counsel per jurisdiction to the extent no conflict exists).

(b) (i) Borrower agrees to indemnify, defend and save and hold harmless the Administrative Agent, each Lender, each Issuing Bank and each of their respective Affiliates, successors and permitted assigns, and their respective officers, directors, employees, agents, members, controlling persons and advisors (each, an “Indemnified Party”) from and against, and shall pay within ten Business Days of written demand (including documentation reasonably supporting such request), any and all claims, damages, actual losses, liabilities and expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (1) the Facility, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated thereby, or (2) the actual or alleged presence of Hazardous Materials on any property of Borrower or any of its Subsidiaries or any Environmental Action relating in any way to Borrower or any of its Subsidiaries, except (A) to the extent such claim, damage, loss, liability or expense is found in a final nonappealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnified Party or its officers, directors, employees or agents to the extent acting at the direction of such Indemnified Party, (B) to the extent such claim, damage, loss, liability or expense is found in a final nonappealable judgment by a court of competent jurisdiction to have resulted from a material breach of obligations by such Indemnified Party or its officers, directors, employees or agents under the Loan Documents or (C) if such dispute is solely between Indemnified Parties or their respective officers, affiliates, directors, employees, agents, advisors, controlling persons, members and successors and permitted assigns; provided that Borrower agrees to indemnify and hold

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harmless each Indemnified Party with respect to any matters described in this clause (C), (x) in respect of any claims against any Indemnified Party in its capacity in fulfilling its role as the Administrative Agent or a Joint Lead Arranger or any other similar role under the Loan Documents and (y) in respect of any claims arising out of or in connection with or by reason of any act or omission of Borrower. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.03(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Borrower, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions set forth in the Loan Documents are consummated, but excluding from this indemnity any disputes which are solely between or among Indemnified Parties or their respective officers, affiliates, directors, employees, agents, advisors, controlling persons, members and successors and permitted assigns, except in respect of the Administrative Agent in its capacity as the Administrative Agent hereunder). Each party hereto also agrees not to assert any claim against any other party hereto or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facility, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(ii) Borrower shall not be liable for any settlement of any proceedings effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with Borrower’s written consent or if there is a final judgment against an Indemnified Party in any such proceedings, Borrower agrees to indemnify and hold harmless each Indemnified Party from and against any and all actual losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this paragraph. Borrower shall not, without the prior written consent of an Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnified Party unless such settlement (1) includes an unconditional release of such Indemnified Party in form and substance reasonably satisfactory to such Indemnified Party from all liability on claims that are the subject matter of such proceeding and (2) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Party.

(c) If any payment of principal of, or Conversion of, any LIBOR Borrowing is made by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Borrowing upon an assignment of rights and obligations under this Agreement pursuant to Section 9.04, as a result of a demand by Borrower pursuant to Section 2.20, or if Borrower fails to make any payment or prepayment of an Borrowing for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.10, 2.11 or Article VII or otherwise, Borrower shall, promptly following written demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Borrowing.

(d) If Borrower fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, with 3 days’ prior written notice to Borrower such amount may be paid on behalf of Borrower by the Administrative Agent or any Lender, in its sole discretion.

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(e) Without prejudice to the survival of any other agreement of Borrower hereunder or under any other Loan Document, the agreements and obligations of Borrower contained in Sections 2.15, 2.17 and 2.19 and this Section 9.03 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

Section 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) Borrower may not (except as permitted under Section 6.04) assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04 (any attempted assignment or transfer not complying with the terms of this Section 9.04 shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) Borrower; provided that no consent of Borrower shall be required for an assignment to another Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default specified in Section 7.01(a) or (h) has occurred and is continuing, any other Eligible Assignee, and provided, further that no consent of Borrower shall be required for an assignment during the primary syndication of the Loans to Persons identified by the Administrative Agent to Borrower on or prior to the Closing Date and reasonably acceptable to Borrower, and provided, further that Borrower shall be deemed to have consented to an assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after the Borrower receives notice thereof under Section 9.01(a) (without giving effect to Section 9.01(b));

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to another Lender, an Affiliate or branch of a Lender, an Approved Fund;

(C) the Swingline Lender; and

(D) each Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

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(A) except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or the principal amount of Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and further determined on an aggregate basis for all concurrent assignments to Related Funds (as defined below)) shall be in a minimum amount of $5,000,000 and increments of $1,000,000 in excess thereof unless each of Borrower and the Administrative Agent otherwise consent; provided that no such consent of Borrower shall be required if an Event of Default specified in Section 7.01(a) or (h) has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall (1) electronically execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (which initially shall be ClearPar, LLC) or (2) manually execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that such fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D) the assignee, if it shall not be a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) if applicable, an appropriate Internal Revenue Service form (such as Form W-8BEN or W-8ECI or any successor form adopted by the relevant United States taxing authority) as required by applicable law supporting such assignee’s position that no withholding by Borrower or the Administrative Agent for United States income tax payable by such assignee in respect of amounts received by it hereunder is required.

The term “Related Funds” shall mean with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled

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to the benefits of Sections 2.15, 2.16, 2.17, 2.19 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

(iv) The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the Commitment of, and principal amount of and interest on the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and tax certifications required by Section 9.04(b)(ii)(D)(2) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04, if applicable, and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(c) or 9.03, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (v). Notwithstanding anything in this Agreement to the contrary, the Loans and Commitments are intended to be treated as registered obligations for tax purposes and the right, title and interest of the Lenders in and to such Loans and Commitments shall be transferable only in accordance with the terms hereof. This Section 9.04(b)(v) shall be construed so that the Loans and Commitments are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(vi) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption, (B) except as set forth in (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the

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execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Borrower or any respective Subsidiary or the performance or observance by Borrower or any respective Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (D) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.08 or delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (E) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender, including delivery of the tax certifications required by Section 9.04(b)(ii)(D)(2).

(c) (i) Any Lender may, without the consent of Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly affects such Participant. Subject to paragraph (c)(ii) of this Section 9.04, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.17(e) as though it were a Lender.

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(iii) Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register complying with Section 5f.103-1(c) of the United States Treasury Regulations on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans and other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Any participation of such Loan may be effected only by the registration of such participation on the Participant Register. This Section 9.04(c)(iii) shall be construed so that the Loans and Commitments are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or grant to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of Borrower under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any Information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC, which Person shall agree to be bound by the terms of confidentiality contained herein for the benefit of Borrower.

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(f) In the event that any Lender shall become a Defaulting Lender, then an Issuing Bank or the Swingline Lender shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority, and (ii) such Issuing Bank or the Swingline Lender, as applicable, or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, an Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit (which has not been Cash Collateralized pursuant to Section 2.09(b) or Backstopped) is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, 2.19 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letter and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Severability. To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and to the extent permitted by law the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

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Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates, with the prior written consent of the Administrative Agent, is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (other than payroll, petty cash, trust or tax accounts) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of Borrower against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify Borrower and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section 9.08. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in the Borough of Manhattan, New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or its properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) To the extent permitted by law, each party to this Agreement hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by registered mail (return receipt requested) directed to it at its address for notices as provided for in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

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Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality. The Administrative Agent, each Issuing Bank and each Lender agrees (and each Lender agrees to cause its SPC, if any and agrees to be liable for any breach thereof by its SPC) to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory, governmental or administrative authority; (c) to the extent required by law or by any subpoena or similar legal process (in which case you agree to inform Borrower promptly thereof to the extent not prohibited by applicable law); (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, including, without limitation, any SPC, (ii) any pledgee referred to in Section 9.04(d), or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations; (g) with the consent of Borrower; or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12 or any other confidentiality obligations owing to Borrower or any of its Affiliates by the Administrative Agent, the Lenders or an Issuing Bank, or (y) becomes available to the Administrative Agent, an Issuing Bank or any Lender on a nonconfidential basis other than as a result of a breach of this Section 9.12 from a source other than Borrower that is not known by the Administrative Agent, any Lender or Issuing Bank to be subject to confidentiality obligations to Borrower or its Affiliates. For the purposes of this Section 9.12 only, “Information” means all information received from Borrower relating to Borrower, its Subsidiaries or its business or the Transactions, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13 Lender Obligations Several; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Banks nor any Lender shall be obligated to extend credit to Borrower in violation of any Requirement of Law.

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Section 9.14 USA PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the USA PATRIOT Act. Borrower shall provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the USA PATRIOT Act.

Section 9.15 Disclosure; No Advisory or Fiduciary Responsibility.

(a) Disclosure. Borrower and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with Borrower and its Affiliates.

(b) No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrower acknowledges and agrees that (i)(1) this credit facility and any related arranging or other services by the Administrative Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrower and such Person; (2) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (3) Borrower is capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (ii) the Administrative Agent, the Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, any of its Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (iii) the Administrative Agent, the Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and have no obligation to disclose any of such interests to Borrower or its Affiliates. To the fullest extent permitted by applicable law, Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

Section 9.16 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable

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in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.17 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 9.18 Release of Used Truck Collateral. Notwithstanding anything in this Agreement or in any other Loan Document to the contrary, at any time after either (a) Indebtedness permitted under Section 6.01(s) that is or would be secured by a Lien attaching to the Used Truck Collateral but for the existence of the Loan Documents and the security interest in the Used Truck Collateral granted to the Administrative Agent thereunder or (b) Indebtedness permitted under Section 6.01(k) secured by a Lien attaching to the Used Truck Collateral, in each case shall have been terminated, released and paid in full in cash (other than contingent indemnification obligations with respect thereto for which no claim has been made as of the date of such termination, release and full payment), Borrower may request in writing that the Liens in favor of the Administrative Agent attaching to the Used Truck Collateral be terminated and released, which request shall include a certification by a Financial Officer of Borrower that (i) immediately before and after giving effect to the termination and release of the Administrative Agent’s Lien on the Used Truck Collateral, no Default or Event of Default shall have occurred and be continuing and (ii) prior to the termination and release of the Administrative Agent’s Lien on the Used Truck Collateral, the Indebtedness described in clause (a) or clause (b) above, as applicable, shall have been terminated, released and paid in full in cash (other than contingent indemnification obligations with respect thereto for which no claim has been made as of the date of such termination, release and full payment). Upon the Administrative Agent’s receipt of a request and certification complying with the immediately preceding sentence, the Administrative Agent shall promptly terminate and release its security interest in the Used Truck Collateral in accordance with Section 7.15 of the Security Agreement. Any such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those attaching to the Used Truck Collateral that are expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral to the extent required by the provisions of the Loan Documents.

Section 9.19 Intercreditor Agreement. Notwithstanding anything herein to the contrary, at any time that the Intercreditor Agreement is effective, the priority of the Liens granted to the Administrative Agent under the Security Agreement shall be subject to the provisions of the Intercreditor Agreement. At any time that the Intercreditor Agreement is effective, in the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement or any other Loan Document with respect to the priority of any Liens granted to the Administrative Agent or the relative rights of the Used Truck Lender (as defined in the Intercreditor Agreement) and the Administrative Agent, the terms of the Intercreditor Agreement shall govern and control.

Section 9.20 Reserved.

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Section 9.21 Obligations Absolute. Borrower hereby covenants and agrees that the Facility Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender with respect thereto. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Facility Obligations is rescinded or must otherwise be returned by any Lender or any other Person upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, all as though such payment had not been made.

Section 9.22 Discretionary Loans.

(a) Notwithstanding anything to the contrary contained herein, Administrative Agent may make any Protective Advance or any Loan to pay any Facility Obligations as permitted under Section 2.03(c) hereof or to fund any payment item related to any controlled disbursement account as permitted under Section 2.03(d) hereof (collectively, the “Discretionary Loans”), solely as permitted under clauses (b) and (c), below.

(b) Administrative Agent may make Discretionary Loans in a principal amount of up to $5,000,000 in the aggregate without the consent of Borrower. Contemporaneously with or promptly after making such Discretionary Loan, Administrative Agent shall provide written notice to a Financial Officer of Borrower setting forth the amount of the Discretionary Loan and the application of the proceeds thereof. Borrower agrees to maintain secured Debt capacity under the agreements identified (specifically or otherwise) in Section 3.26 of this Agreement (the “Subject Agreements”) at all times in an amount equal to the difference between (i) $5,000,000 and (ii) the aggregate principal amount of Discretionary Loans (if any) made by Administrative Agent in reliance on this Section 9.22(b).

(c) Administrative Agent may make Discretionary Loans in addition to those permitted under clause (b) above (“Additional Discretionary Loans”) with Borrower’s consent as provided in this Section 9.22(c). If Administrative Agent desires to make an Additional Discretionary Loan, Administrative Agent shall provide written notice to a Financial Officer of Borrower setting forth the amount of the desired Additional Discretionary Loan and requesting (i) Borrower’s prior written consent to the making of such Additional Discretionary Loan (which consent Borrower may give or withhold in its sole discretion) and (ii) if Borrower is willing to consent to such Loan, a determination by Borrower as to whether the making of such Discretionary Loan by Administrative Agent would result in a breach or violation of the terms of any Subject Agreement. Borrower shall promptly notify Administrative Agent in writing whether it will provide or withhold its consent to the making of such Additional Discretionary Loan by the Administrative Agent and, if it consents to the making thereof, whether such Additional Discretionary Loan would result in a breach or violation of the terms of any Subject Agreement (such notice being a “Borrower Reply”). If the Borrower Reply indicates Borrower’s consent to the making of such Discretionary Loan by Administrative Agent and that the making of such Additional Discretionary Loan would not result in a breach or violation of the terms of any Subject Agreement, Administrative Agent may make such Additional Discretionary Loan within five Business Days of its receipt of Borrower’s Reply, and Borrower shall reserve an amount equal to the principal amount of such Additional Discretionary Loan against its available covenant baskets under the Subject Agreements for the period beginning on the date of the related Borrower Reply to the earlier of (i) the fifth Business Day after the date of such Borrower Reply (it being understood that Administrative Agent may make such Discretionary Loan at any time prior to the close of business on such fifth Business Day) and (ii) the date the Administrative Agent makes such Discretionary Loan. The Administrative Agent shall notify Borrower within one Business Day of making any Additional Discretionary Loan.

Section 9.23 Credit Inquiries. Borrower hereby authorizes the Administrative Agent and the Lenders (but they shall have no obligation) to respond, to the extent permitted by Section 9.12, to usual and customary credit inquiries from third parties concerning Borrower or any of its Subsidiaries.

SECOND AMENDED AND RESTATED ABL CREDIT AGREEMENT

Section 9.24 Existing Senior Credit Agreement.

(a) Each of the Lenders party hereto that is a “Lender” under the Existing Senior Credit Agreement hereby waives advance notice of any termination or reduction of commitments and prepayments of loans under the Existing Senior Credit Agreement.

(b) Effective on the Closing Date, the Existing Senior Credit Agreement is hereby amended and restated in its entirety hereby. The amendment and restatement of the Existing Senior Credit Agreement hereby shall not be construed to discharge or otherwise affect any obligations of the “Borrower” (as defined in the Existing Senior Credit Agreement) accrued or otherwise owing under the Existing Senior Credit Agreement that have not been paid, it being understood that such obligations shall continue as obligations hereunder. Without limiting the generality of the foregoing, this Agreement is not intended to constitute a novation of the Existing Senior Credit Agreement.

Section 9.25 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that any liability arising under a Loan Document of any Secured Party that is an EEA Financial Institution, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an applicable EEA Resolution Authority, and agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by an applicable EEA Resolution Authority to any such liabilities arising under any Loan Documents which may be payable to it by any Secured Party that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any applicable EEA Resolution Authority.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

NAVISTAR, INC.

By:	/s/ Anthony Aiello

Name:	Anthony Aiello
Title:	Assistant Treasurer

[Signature Page to Second Amended and Restated ABL Credit Agreement]

AGENTS AND LENDERS:

BANK OF AMERICA, N.A., as
Administrative Agent, Issuing Bank,
Swingline Lender and a Lender

By:	/s/ Monirah J. Masud
	Name:	Monirah J. Masud
	Title:	Senior Vice President

[Signature Page to Second Amended and Restated ABL Credit Agreement]

BANK OF AMERICA, N.A., as
a Joint Lead Arranger and as a Joint Book Manager

By:	/s/ Monirah J. Masud
	Name:	Monirah J. Masud
	Title:	Senior Vice President

[Signature Page to Second Amended and Restated ABL Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as a Joint Lead Arranger, as a Joint Book
Manager, as a Syndication Agent and a Lender

By:	/s/ Gene Riego de Dios
Name: Gene Riego de Dios
Title: Executive Director

[Signature Page to Second Amended and Restated ABL Credit Agreement]

WELLS FARGO BANK, N.A.,
as a Joint Lead Arranger, as a Joint Book
Manager, as a Syndication Agent and a Lender

By:	/s/ Peter Shin
Name: Peter Shin
Title: Authorized Signatory

[Signature Page to Second Amended and Restated ABL Credit Agreement]

SIEMENS FINANCIAL SERVICES, INC.,
as a Lender

By:	/s/ John Finore
	Name:	John Finore
	Title:	Vice President

By:	/s/ Maria Levy
	Name:	Maria Levy
	Title:	Vice President

[Signature Page to Second Amended and Restated ABL Credit Agreement]

Commitment Schedule

Lender	Commitment
Bank of America, N.A.	$37,000,000
JPMorgan Chase Bank, N.A.	$34,000,000
Wells Fargo Bank, N.A.	$34,000,000
Siemens Financial Services, Inc.	$20,000,000
TOTAL COMMITMENTS	$125,000,000

Schedule 2.06

Existing Letters of Credit

Issuer	Date established	LOC Number	Letter of Credit	Expiration	Purpose
Bank of America	September 8, 2011	68061564	$11,300,000.00	September 8, 2017	Ohio Workers Comp
Bank of America	January 25, 2012	68063634	$154,600.00	January 31, 2018	County of DuPage
Bank of America	August 8, 2012	68076384	$29,103,538.13	March 29, 2018	Required under the NFC/BMO Alliance
Bank of America	November 30, 2012	68088548	$181,800.90	December 1, 2017	Sheffield Utilities
Bank of America	November 26, 2013	68100442	$1,725,000.00	November 26, 2017	Westchester Fire Insurance Company
Bank of America	November 26, 2013	68100423	$4,900,000.00	November 26, 2017	Oklahoma Workers Compensation
Bank of America	December 5, 2013	68100592	$2,000,000.00	December 5, 2017	Indiana Worker’s Compensation Board
Bank of America	May 5, 2014	68103297	$265,532.38	May 5, 2018	EPA
Bank of America	September 16, 2015	68115190	$200,000.00	September 16, 2017	Zurich
Bank of America	April 13, 2016	68124689	$2,748,294.20	April 13, 2018	Dept of Toxic Substances Control

Schedule 3.02

Subsidiaries

Borrower	Jurisdiction of Organization	Form of Organization	Principal Place of Business	Tax ID Number
Navistar, Inc.	Delaware	Corporation	2701 Navistar Dr. Lisle, IL 60532	36-1264810

Subsidiary	Jurisdiction of Organization	Form of Organization	Restricted Subsidiary
Navistar, Inc.	Delaware	Corporation	Restricted
Navistar Europe GmbH	Germany	Gesellschaft mit beschränkter Haftung	Restricted
Navistar Comercial S.A. de C.V.	Mexico	Sociedad Anónima de Capital Variable	Unrestricted
Navistar Financial, S.A. de C.V. SOFOM E.N.R.	Mexico	Sociedad Anónima de Capital Variable	Unrestricted
Navistar Aftermarket Products, Inc.	Delaware	Corporation	Restricted
International of Mexico Holding Corporation	Delaware	Corporation	Restricted
Transproteccion Agente de Seguros S.A. de C.V.	Mexico	Sociedad Anónima de Capital Variable	Unrestricted
Servicios Corporativos NFC, S. de R.L. de C.V.	Mexico	Sociedad Anónima de Capital Variable	Unrestricted
Continental Mfg. Company, Inc.	Texas	Corporation	Restricted
Harbour Assurance Company of Bermuda Limited.	Bermuda	Corporation	Unrestricted
International Engine Intellectual Property Company, LLC	Illinois	Limited Liability Company	Restricted
IC Bus, LLC	Arkansas	Limited Liability Company	Restricted
Navistar Global Operations Corporation	Delaware	Corporation	Restricted
International Truck and Engine Overseas Corporation	Delaware	Corporation	Restricted
Navistar Diesel of Alabama, LLC	Delaware	Limited Liability Company	Restricted
International Truck Intellectual Property Company, LLC	Illinois	Limited Liability Company	Restricted
International Truck and Engine Investments Corporation	Delaware	Corporation	Unrestricted
Navistar Canada, Inc.	Ontario	Corporation	Restricted
NC2 Global LLC	Delaware	Limited Liability Company	Restricted
Navistar Financial Corporation	Delaware	Corporation	Unrestricted
Navistar International Employee Leasing Company	Delaware	Corporation	Restricted
Workhorse International Holding Company	Delaware	Corporation	Restricted
Navistar Component Holdings, LLC	Delaware	Limited Liability Company	Restricted
Navistar Defense, LLC	Delaware	Limited Liability Company	Restricted
IC Bus of Oklahoma, LLC	Delaware	Limited Liability Company	Restricted
Navistar Defence Africa (Proprietary) Limited	South Africa	Corporation	Unrestricted
Navistar International Private Limited	India	Corporation	Restricted
Navistar Big Bore Diesels, LLC	Delaware	Limited Liability Company	Restricted
International Industria Automotiva da America do Sul Ltda.	Brazil	Corporation	Restricted
MWM International Motores S.A.	Argentina	Corporation	Restricted
International Truck Leasing Corp.	Delaware	Corporation	Unrestricted

Subsidiary	Jurisdiction of Organization	Form of Organization	Restricted Subsidiary
Navistar Financial Retail Receivables Corporation	Delaware	Corporation	Unrestricted
Navistar Financial Securities Corporation	Delaware	Corporation	Unrestricted
Navistar Leasing Services Corporation	Delaware	Corporation	Unrestricted
Truck Retail Accounts Corporation	Delaware	Corporation	Unrestricted
Navistar Financial Fleet Funding Corp.	Delaware	Corporation	Unrestricted
Navistar Defence Canada, Inc.	Alberta	Corporation	Restricted
Navistar Defense Europe B.V.	Netherlands	Corporation	Restricted
Navistar Defense U.K. Limited	England	Corporation	Restricted
UpTime Parts, LLC	Delaware	Limited Liability Company	Restricted
International Truck and Engine Corporation	Cayman Islands	Corporation	Unrestricted
Cayman Islands Holding Company
Navistar International Truck Mexico, S. de R.L. de C.V.	Mexico	Limited Liability Company	Restricted
Navistar International Mexico, S. de R.L. de C.V.	Mexico	Limited Liability Company	Restricted
Navistar Mexico, S. de R.L. de C.V.	Mexico	Limited Liability Company	Restricted
Servicios Administrativos Navistar, S.A. de C.V.	Mexico	Corporation	Restricted
International Parts Distribution S.A. de C.V.	Mexico	Corporation	Restricted
Navistar Hong Kong Holding Company Limited	Hong Kong	Corporation	Unrestricted
Navistar Cayman Islands Intellectual Property Company	Cayman Islands	Corporation	Unrestricted
International DealCor Operations, Ltd.	Cayman Islands	Corporation	Unrestricted
International Truck and Engine Holding	Delaware	Limited Liability Company	Unrestricted
Corporation U.S. Holding Company, LLC
Blue Diamond Parts, LLC	Delaware	Limited Liability Company	Unrestricted
Navistar Luxembourg Intellectual Property Company	Luxembourg	Limited Liability Company	Unrestricted
International Truck and Engine Mauritius Holding, Ltd.	Mauritius	Corporation	Unrestricted
Navistar (Gibraltar) Holding Limited	Gibraltar	Corporation	Unrestricted
NC2 Luxembourg S.a.r.l.	Luxembourg	Société à responsabilité limitée	Restricted
Navistar International Southern Africa (Pty) Ltd.	South Africa	Corporation	Restricted
NC2 Luxembourg Property S.a.r.l.	Luxembourg	Société à responsabilité limitée	Restricted
Navistar Auspac Pty Ltd.	Victoria	Corporation	Restricted
NC2 Brasil Industria e Comercio de Cominhoes Ltda.	Brazil	Limited Liability Company	Restricted
Chicago International Trucks—Chicago, LLC	Delaware	Limited Liability Company	Unrestricted
Parts and Service Ventures, Inc.	Ontario	Corporation	Unrestricted
Distribuidora de Camiones International, S. de R.L. de C.V.	Mexico	Limited Liability Company	Unrestricted
Parts and Service Ventures Canada, Inc.	Ontario	Corporation	Unrestricted
Navistar Asia Pacific Pte. Ltd.	Singapore	Private Company	Unrestricted
Navistar (Shanghai) Trading Co., Ltd.	China	Corporation	Unrestricted
Navistar International B.V.	Netherlands	Limited Liability Company	Restricted
Navistar Luxembourg Holding S.a.r.l.	Luxembourg	Limited Liability Company	Unrestricted

Schedule 3.16

Existing Debt

Debt	Outstanding as of 08/04/17	Amortization Schedule (Y/N)	Maturity Date	Issuer	Guarantors
Senior Notes	$1,450,000,000	No	November 1, 2021	Navistar International Corporation	Navistar, Inc.
Recovery Zone Bonds	$225,000,000	No	October 15, 2040	Navistar International Corporation	Navistar, Inc.
Term Loan	$1,021,800,000	Yes ($2,600,000 per quarter)	August 7, 2020	Navistar, Inc.	Navistar International Corporation and certain subsidiaries of Navistar, Inc.

Schedule 3.17

Existing Liens

Liens securing the Term Loan, with an outstanding principal amount as set forth on Schedule 3.16 and as further described in the Term Loan Agreement and the Term Loan Security Agreement.

Liens on Used Truck Collateral securing obligations under that certain Used Truck Financing Secured Note, dated as of July 23, 2014, issued by the Borrower in favor of Navistar Financial Corporation, as amended, in an aggregate outstanding principal amount not to exceed $125,000,000.

Schedule 3.19

Insurance

Coverage	Type	Exp. Date	Policy Limit (000)	Insurer
Property	Replacement Cost	12/15/17	$2,500 PD + BI combined	Self-Insured Retention
			$ 5,000,000 Total Insurable Value	FM Global
General Liability—Non-Products			$2,000 Each Occurrence	Self-Insured Retention
General Liability—US Products			$10,000 Each Occurrence (U.S.)	Self-Insured Retention
Excess Liability	Occurrence Reported	08/14/17	$25,000 (inclusive of SIR)	Lexington (AIG)
		08/14/17	$25,000 excess $25,000	XL Catlin Europe
		08/14/17	$25,000 excess $50,000	AWAC Bermuda
		08/14/17	$50,000 excess $75,000	Swiss Re
		08/14/17	$50,000 excess $125,000	Iron Starr / Aspen UK
		08/14/17	$50,000 excess $175,000	XL Catlin Bermuda
		08/14/17	$25,000 excess $225,000	XL Catlin UK / Apollo
Automobile Liability	Occurrence	05/01/18	$2,000	Zurich American
Workers Compensation /	Occurrence	05/01/18	“A” Statutory	Zurich American
Employers Liability			“B” $ 2,000 per Accident
Excess Work Comp / EL	Occurrence	05/01/18	“A” Statutory excess $1,000 SIR	Zurich American
(IL, IN, OH, AR, AL, OK)			“B” $ 1,000 per Accident excess $1,000 SIR

(1)	Schedule does not include executive liability and professional liability insurance programs.

EXHIBIT A

FORM OF ADMINISTRATIVE QUESTIONNAIRE

[See attached]

Ex. A-1

ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY CONFIDENTIAL 1. Borrower or Deal Name Navistar Inc Email this document with your commitment letter to: E-mail address of recipient: 2. Legal Name of Lender of Record for Signature Page: Markit Entity Identifier (MEI) # Fund Manager Name (if applicable) Legal Address from Tax Document of Lender of Record: Address City State/Province Postal Code 3. Domestic Funding Address 4. Eurodollar Funding Address Address Address City State City State Postal Code Country Postal Code Country 5. Credit Contact Information Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and State securities laws. Primary Credit Contact Secondary Credit Contact Name Name Title Title Address Address City State City State Postal Code Country Postal Code Country Phone Fax Phone Fax Fax Fax Email Address Email Address IntraLinks/SyndTrak IntraLinks/SyndTrak Email Address Email Address Primary Operations Contact Secondary Operations Contact Name Name Title Title Address Address City State City State Postal Country Postal Code Country Code Phone Fax Phone Fax Fax Fax Email Address Email Address IntraLinks/SyndTrak IntraLinks/SyndTrak Email Address Email Address Does Secondary Operations Contact need a copy of the notices? Yes No Letter of Credit Contact Draft Documentation Contact or Legal Counsel Name Name Title Title Address Address City State City State Postal Code Country Postal Code Country Phone Fax Phone Fax Fax Fax Email Address Email Address IntraLinks/SyndTrak IntraLinks/SyndTrak Email Address Email Address

ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY CONFIDENTIAL 6. Lender’s Fed Wire Payment Instructions: Pay to: Bank Name ABA# Account# City State Account Attention Name 7. Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable): Can the Lender’s Fed Wire Payment Instructions in Section 6 be used? Yes No (If No, please provide detail below) Pay to: Bank Name ABA# Account# City State Account Name Attention 8. Lender’s Organizational Structure and Tax Status Please refer to the enclosed withholding tax instructions below and complete this section accordingly Lender Taxpayer Identification Number (TIN): # #—# # # # # # Tax Withholding Form Delivered to Bank of America: Tax Contact Name Title Address City State Postal Code Country Phone Fax Email Address IntraLinks/SyndTrak Email Address NON–U.S. LENDER INSTITUTIONS 1. Corporations: If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency). A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted. 2. Flow-Through Entities If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners. Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted. U.S. LENDER INSTITUTIONS: If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original form W-9.

ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY CONFIDENTIAL [Graphic Appears Here] Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding. *Additional guidance and instructions as to where to submit this documentation can be found at this link: Tax Form Tool Kit 2013.pdf 9. Bank of America’s Payment Instructions Pay to: Bank of America, N.A. ABA# 026009593 Account # 9369337536 Address 100 N. Tryon St, Ste 170, Charlotte, NC Account Name BofA Waukesha Collections Ref: Navistar Inc 10. Bank of America’s Contacts Primary Credit Contact Secondary Credit Contact Name Monirah Masud Name Bob Lund Title Senior Vice President;AB Sr. Portfolio Specialist Title Senior Vice President;AB Portfolio Manager Address 135 S LaSalle Street Address 20975 Swenson Drive City Chicago State IL City Waukesha State WI Postal Code 60603 Country Postal Code 53186 Country Phone 312-828-1225 Fax Phone 262-207-3285 Fax Fax 312-453-2853 Fax 312-453-3438 Email Address monirah.masud@baml.com Email Address robert.lund@baml.com IntraLinks/SyndTrak IntraLinks/SyndTrak Email Address Email Address Primary Operations Contact Secondary Operations Contact Name Peter Helfrich Name Waukesha Operations Title Credit Services Rep II Title Address 20975 Swenson Drive Address City Waukesha State WI City State Postal Code 53186 Country Postal Code Country Phone 262-207-3283 Fax Phone Fax Fax 312-453-6170 Fax Email Address peter.helfrich@baml.com Email Address waukesha_operations@bankofamerica.com IntraLinks/SyndTrak IntraLinks/SyndTrak Email Address Email Address Letter of Credit Contact Draft Documentation Contact or Legal Counsel Name Name Title Title Address Address City State City State Postal Code Country Postal Code Country Phone Fax Phone Fax Fax Fax Email Address Email Address IntraLinks/SyndTrak IntraLinks/SyndTrak Email Address Email Address

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated ABL Credit Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

Ex. B-1

[and is an Affiliate/Approved Fund of [identify Lender]1 ]

3.	Borrower	Navistar, Inc.

4.	Administrative Agent:	Bank of America, N.A., as administrative agent under the Credit Agreement.

5.	Credit Agreement	The Second Amended and Restated ABL Credit Agreement, dated as of August 4, 2017, among, inter alia, Navistar, Inc., a Delaware corporation (the “Borrower”), the Lenders (as therein defined) from time to time party thereto, Bank of America, N.A., as administrative agent for the Lenders thereunder (“Bank of America” or, together with any successor administrative agent appointed pursuant thereto, in such capacity and including any permitted successor or assign, the “Administrative Agent”), and the other parties party thereto.

Assigned Interest

Aggregate Amount of Commitment/Loans	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date:                 , 201     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

[1]	Select as applicable.
[2]	Set forth, to at least [9] decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Ex. B-2

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

BANK OF AMERICA, N.A., as Administrative Agent, Swingline Lender and Issuing Bank

By:
Name:
Title:

By:
Name:
Title:

Ex. B-3

[ISSUING BANK], as Issuing Bank

By:
Name:
Title:

[Consented to:[3]

NAVISTAR, INC., as Borrower

By:
Name:
Title:]

[3]	The consent of the Borrower is necessary in the circumstances set forth in Section 9.04(b) of the Credit Agreement.

Ex. B-4

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) its Commitment, and the outstanding balances of its Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth herein, and (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it is an Eligible Assignee and has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 3.08 or delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent, by the terms thereof, together with such powers as are reasonably incidental thereto, and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Ex. B-5

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective permitted successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the laws of the State of New York.

Ex. B-6

EXHIBIT C

FORM OF BORROWING BASE CERTIFICATE

[See attached]

Ex. C-1

Borrowing Certificate

Navistar, Inc.		Grand
Report #: Report Date:	Parts	Total
Gross (per perpetuals) (in $000’s)	—	—
Ineligible	—	—

Eligible Inventory	—	—
Advance Rate (lesser of 65% or 85% NOLV)

Gross Available	—	—
Gross-After Category Limits	—	—
Less:
Reserve for A/P to O/S Processors without Access Agreements		—
Rent Reserve (3 mo’s)		—

Subtotal Reserves (Limited to $3.75MM)		—
Availability before Line Limit		—
Suppressed Availablity		—

Availability Net of Suppressed		—
Less: Reserves in Excess of $3.75MM		—
Less: Liquidity Block

Net Availability		—
Less: Total Revolving Loan Balance		—
Less: Letters of Credit		—
Plus—Amount in Designated LC Collateral Account (not to exceed $40MM)		—

Adjusted Excess Availability		—
Appraised NOLV
NOLV @ 85%

The company named in the box above labeled “Navistar, Inc.” (the “Company”), by its duly authorized officer signing below, hereby certifies that (a) the information set forth in this certificate is true and correct as of the date(s) indicated herein and (b) the Company is in compliance with all terms and provisions contained in (i) the loan or other agreement between the Company and Bank of America NA pursuant to which this certificate is delivered (the “Agreement”) and (ii) any and all documents, instruments and agreements evidencing, governing or securing the Agreement or otherwise executed in connection therewith.

Prepared by;

Authorized Signature:

(1)	If this document is being transmitted electronically, the Borrower acknowledges that by entering the name of its duly authorized officer on the Certificate, that officer has reviewed the Certificate and affirmed the representations, warranties and certifications referenced above.

Bank of America Business Capital Field Examination

CONSOLIDATING AVAILABILITY SCHEDULE	CURR. EXAM
(Use $000’s)
Navistar, Inc.
INVENTORY: (Includes In-Transit)
Inter-Company Profit in Inventory
Ineligible Inventory
Unexplained Variance in Reconciliation	—
Service Parts (perpetual)	—
Consigned Inventory (perpetual)
DSW/NON-Lost Material Warehouses (perpetual)	—
RTV-Return to Vendor Warehouse (perpetual)	—
Obsolete, Slow Moving & Surplus Calcs (GL & Actual)-RM	—
Obsolete, Slow Moving & Surplus Calcs Newstream Replumb Kits	—
Book Std. to Actual Cost Write-down-LCM (GLvsPerp)
Repossessed Trucks
Sold in Progress Trucks
Inventory Located at Leyden River Grove, IL (no CAA yet)
Inventory Located at Express West Chicago, IL (no CAA yet)	—
Inventory Revaluation Contra (GL)	—
Perpetual to GL Overstatement	—
In-Transit (On Water, 3rd Party Suppliers, between PDCs)
Suppliers’ Inventory	—
—
Total Ineligible Inventory	—
Net Eligible Inventory
Advance Rates (Lesser of 65% or 85% of NOLV)
Inventory Availability	—
TOTAL INVENTORY AVAILABILITY	—
Reserves
Less: Rent Reserve (3 months)
Less: A/P to O/S Processors without Access Agreements
Less: Reserve for A/P Contra	—
Reserves in excess of $3,750	—
Total Reserves	—
Total Inventory Availability After Reserves	—
—
Total Inventory Availability	—
Maximum US Revolver
US Availability Before Liquidity Block	—
Less: Availability Block (Greater of 10% or $12.5MM)
Less: Reserves in excess of $3,750M	—
Inventory / US Availability	—
Total Availability Before Letters of Credit	—
Less: Total Revolving Balance
Less: Letters of Credit
Plus: Amt in Designated Cash Collateral Acct (limited to $40MM)
NET AVAILABILITY (SHORTFALL)	—
Suppressed Availability Calculation:
AR Availability	—
Inventory Availability	—
Total Availability	—
AR Limit
Inventory Limit
Total Limit	—

M1 Consolidating Avail

CONSOLIDATING AVAILABILITY SCHEDULE	CURR. EXAM
(Use $000’s)
Navistar, Inc.
INVENTORY: (Includes In-Transit)
Inter-Company Profit in Inventory
Ineligible Inventory
Unexplained Variance in Reconciliation	—
Service Parts (perpetual)	—
Consigned Inventory (perpetual)
DSW/NON-Lost Material Warehouses (perpetual)	—
RTV-Return to Vendor Warehouse (perpetual)	—
Obsolete, Slow Moving & Surplus Calcs (GL & Actual)-RM
Obsolete, Slow Moving & Surplus Calcs Newstream Replumb Kits	—
Book Std. to Actual Cost Write-down-LCM (GLvsPerp)
Repossessed Trucks
Sold in Progress Trucks
Inventory Located at Leyden River Grove, IL (no CAA yet)
Inventory Located at Express West Chicago, IL (no CAA yet)	—
Inventory Revaluation Contra (GL)	—
Perpetual to GL Overstatement	—
In-Transit (On Water, 3rd Party Suppliers, between PDCs)
Suppliers’ Inventory	—
—
Total Ineligible Inventory
Net Eligible Inventory
Advance Rates (Lesser of 65% or 85% of NOLV)
Inventory Availability
TOTAL INVENTORY AVAILABILITY
Reserves
Less: Rent Reserve (3 months)
Less: A/P to O/S Processors without Access Agreements
Less: Reserve for A/P Contra	—
Reserves in excess of $3,750
Total Reserves
Total Inventory Availability After Reserves	—
Total Inventory Availability
Maximum US Revolver
US Availability Before Liquidity Block
Less: Availability Block (Greater of 20% or $30MM)
Less: Reserves in excess of $3,750M
Inventory / US Availability
Total Availability Before Letters of Credit
Less: Total Revolving Balance
Less: Letters of Credit
Plus: Amt in Designated Cash Collateral Acct (limited to $40MM)
NET AVAILABILITY (SHORTFALL)
Suppressed Availability Calculation:
AR Availability	—
Inventory Availability
Total Availability
AR Limit
Inventory Limit
Total Limit

EXHIBIT D

FORM OF PERFECTION CERTIFICATE

[See attached]

Ex. D-1

PERFECTION CERTIFICATE

Reference is hereby made to the SECOND AMENDED AND RESTATED ABL CREDIT AGREEMENT (the “Agreement”), dated as of August 4, 2017, among NAVISTAR, INC., a Delaware corporation (the “Borrower”), THE LENDERS as from time to time party thereto, BANK OF AMERICA, N.A., as administrative agent for the Lenders (“Bank of America”, in such capacity and including any permitted successor or assign, the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein and not otherwise defined have the respective meanings assigned in the Agreement

The undersigned hereby certifies, solely in such person’s capacity as an officer and not individually, to the Administrative Agent as follows as of the date hereof:

1. Names. (a) The exact legal name of the Borrower, as such name appears in its certificate of incorporation or other applicable organizational document, is as set forth in Schedule 1(a) hereto. The Borrower is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent otherwise disclosed in Schedule 1(a) . Also set forth in Schedule 1(a) is the organizational identification number of the Borrower, the Federal Taxpayer Identification Number of the Borrower and the jurisdiction of formation of the Borrower.

(b) Set forth in Schedule 1(b) hereto is each other corporate or organizational name the Borrower has had in the past year, together with the date of the relevant name change, and attached to such schedule are all amended certificates of incorporation or certificates of formation and any attachments thereto filed with the relevant state authority or other related corporate documents.

(c) Set forth in Schedule 1(c) hereto is a list of any other business or organization to which the Borrower became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, in the past year and attached to such schedule are all certificates of merger and any attachments thereto filed by the Borrower with the relevant state authority. Also set forth in Schedule 1(c) is the information required by Section 1 of this certificate for any other business or organization to which the Borrower became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, in the past year, and attached to such schedule are all related certificates of merger and any attachments thereto filed with the relevant state authority.

2. Current Locations. (a) The chief executive office of the Borrower is located at the address set forth in Schedule 2(a) hereto.

1

(b) Attached hereto as Schedule 2(b) hereto is a list that includes all locations where the Borrower maintains any material books or records relating to any Collateral.

(c) Set forth in Schedule 2(c) hereto are all of the parts distribution centers where the Borrower maintains any of the Parts Inventory (as defined in the Security Agreement).

(d) Set forth in Schedule 2(d) hereto are all of the storage facilities where the Borrower maintains any of the Parts Inventory.

(e) Set forth in Schedule 2(e) hereto are all of the third party processor or logistics provider locations where the Borrower maintains any of the Parts Inventory.

3. Good Standing. Attached hereto as Schedule 3 is the good standing certificate or certificate of status of the Borrower dated within 45 days of the date hereof from the relevant authority.

4. Reserved.

5. Collateral Filings. Attached hereto as Schedule 5 is a copy of a UCC-1 financing statement duly authorized by the Borrower constituting a debtor (or the equivalent thereof under the laws of the relevant jurisdiction) containing the indications of the Collateral, which is to be filed in the filing office in the jurisdiction identified in Schedule 6 hereto.

6. Schedule of Filings. Attached hereto as Schedule 6 is a schedule setting forth, with respect to the filing described in Section 5 above, (i) the filing and the appropriate filing office in which such filing is to be made and (ii) any other actions required to create, preserve, protect and perfect the security interests in the Collateral. No other filings or actions are required to create, preserve, protect and perfect such security interests in the Collateral as of the date hereof.

7. Pledged Accounts. Attached hereto as Schedule 7 is a true and complete list of all Pledged Accounts (as defined in the Security Agreement) maintained by the Borrower.

8. Counterparts. This Perfection Certificate may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one Perfection Certificate. Delivery of a counterpart by facsimile or pdf electronic transmission shall constitute delivery of an original.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

2

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first above written.

NAVISTAR, INC.

By:
Name:
Title:

3

Schedule 1(a)

Exact legal name of the Borrower, as such name appears in its certificate of incorporation, type of entity, organizational identification number, if any, Federal Taxpayer

Identification Number and the jurisdiction of formation

Name	Type of Entity	Jurisdiction of Formation	Organizational Identification Number	Tax ID Number

4

Schedule 1(b)

Each corporate or organizational name the Borrower has had in the past year, together with the date of the relevant change

5

Schedule 1(c)

List of all other names used by the Borrower, or any other business or organization to which the Borrower became the successor by merger, consolidation or otherwise, in the past year

6

Schedule 2(a)

Chief Executive Office of the Borrower

7

Schedule 2(b)

Locations of material books or records relating to any Collateral

8

Schedule 2(c)

All of the parts distribution centers where the Borrower maintains any Parts Inventory

Location	Address	Description

9

Schedule 2(d)

All of the storage facilities where the Borrower maintains any Parts Inventory

10

Schedule 2(e)

All of the third party processor or logistics provider locations where the Borrower maintains any Parts Inventory

Location	Address	Description

11

Schedule 3

Good standing certificate or certificate of status of the Borrower

12

Schedule 4

[Reserved]

13

Schedule 5

UCC-1 financing statement

14

Schedule 6

Filings and the relevant Filing Office

Filing	Filing Office

15

Schedule 7

Pledged Accounts

16

EXHIBIT A

UCC-1 FINANCING STATEMENT

EXHIBIT E

FORM OF LETTER OF CREDIT REQUEST

[Applicable Issuing Bank],1

as Issuing Bank

Attention:	[Name]
[Address]
Fax: [•]

with a copy to:    Bank of America, N.A.,

as Administrative Agent for the Lenders referred to below

Attention:     [ ]

[Date]

Ladies and Gentlemen:

We hereby request that [•]2, as an Issuing Bank, in its individual capacity, issue a [Standby][Commercial] Letter of Credit on [•]3, which Letter of Credit shall be denominated in Dollars, shall be in the aggregate amount of [•]4 and shall be for the account of Borrower. For the purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein and defined in the Second Amended and Restated ABL Credit Agreement, dated as of August 4, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among, inter alia, Navistar, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as administrative agent for the Lenders thereunder (“Bank of America” or, together with any successor administrative agent appointed pursuant thereto, in such capacity and including any permitted successor or assign, the “Administrative Agent”), and the other parties party thereto, shall have the respective meaning assigned to such terms in the Credit Agreement. The beneficiary of the requested Letter of Credit is [•]5, and such Letter of Credit will have a stated expiration date of [•]6.

[1]	Insert name and address of the applicable Issuing Bank.
[2]	Insert name of the applicable Issuing Bank.
[3]	Insert date of issuance, which must be a Business Day.
[4]	Insert aggregate initial amount of the Letter of Credit.
[5]	Insert name and address of beneficiary.
[6]	Date may not be later than the date referred to in Section 2.06(c) of the Credit Agreement.

Ex. E-1

The undersigned hereby certifies in his capacity as an officer of the Borrower, and not individually, that both immediately before and immediately after giving effect to the issuance of the Letter of Credit requested hereby, (a) (i) Exposure does not exceed the Available Commitments and (ii) Adjusted Exposure does not exceed the lesser of (x) the Available Commitments and (y) the Borrowing Base (based on the most recently reported Borrowing Base calculation),7 and (b) the issuance of such Letter of Credit (and the incurrence or existence of the Liens created pursuant to the Loan Documents) is permitted under all material Debt of Borrower (including (i) the 2009 Senior Note Indenture, including Section 3.10(c) thereof, (ii) the Additional Indenture, (iii) the Recovery Zone Bonds Loan Agreements, including Section 4.07(c) thereof, (iv) the Term Loan Agreement and (v) any other material Debt for Borrowed Money of or binding upon Borrower or its properties) and that no default or event of default thereunder would arise as a result of such or issuance.

NAVISTAR, INC., as Borrower

By:
Name:
Title:

[7]	Company to attach reasonably detailed calculations in support of clauses (a)(i) and (a)(ii).

Ex. E-2

EXHIBIT F

FORM OF BORROWING REQUEST

Bank of America, N.A.,

as Administrative Agent for the Lenders referred to below

[ADDRESS]

Attention: [ ]

[•], 201[•]11

Ladies and Gentlemen:

Reference is made to the Second Amended and Restated ABL Credit Agreement, dated as of August 4, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among, inter alia, Navistar, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as administrative agent for the Lenders thereunder (“Bank of America” or, together with any successor administrative agent appointed pursuant thereto, in such capacity and including any permitted successor or assign, the “Administrative Agent”), and the other parties party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings.

The undersigned hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Aggregate Amount of Borrowing[12]

[11]	Must be notified in writing or by telephone (with such telephonic notification to be confirmed promptly in writing by hand delivery, facsimile or a “pdf” or other electronic transmission) (i) in the case of a LIBOR Borrowing, not later than 1:00 p.m., Chicago time, three Business Days before the date of the proposed Borrowing or (ii) in the case of a Base Rate Borrowing (including any such notice of a Base Rate Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e)), not later than 12:00 noon, Chicago time, on the date of the proposed Borrowing.
[12]	Not less than the minimum principal amount as indicated in Section 2.02(c), and in an integral multiple as indicated therein.

Ex. H-1

(B)	Date of Borrowing

(which shall be a Business Day)

(C)	Type of Borrowing[13]

(D)	Interest Period and the last day thereof (in the case of a LIBOR Borrowing)[14]

(E)	Account Number and Location

The undersigned hereby certifies in his capacity as an officer of the Borrower, and not individually, that, immediately before and immediately after giving effect to the Borrowing requested hereby, such Borrowing (and the incurrence or existence of the Liens created pursuant to the Loan Documents) is permitted under all material Debt of Borrower (including (a) the 2009 Senior Note Indenture, including Section 3.10(c) thereof, (b) the Additional Indenture, (c) the Recovery Zone Bonds Loan Agreements, including Section 4.07(c) thereof, (d) the Term Loan Agreement and (e) any other material Debt for Borrowed Money of or binding upon Borrower or its properties) and that no default or event of default thereunder would arise as a result of such Borrowing.

NAVISTAR, INC., as Borrower

By:
Name:
Title:

[13]	Specify a Base Rate Borrowing or a LIBOR Borrowing.
[14]	The initial Interest Period applicable to a LIBOR Borrowing shall be subject to the definition of “Interest Period”.

Ex. H-2